                                                                   Exhibit 10.31


                                  LEASE BETWEEN


                       BEDFORD WOODS LIMITED PARTNERSHIP I


                                       AND

                               RSA SECURITY, INC.

                                       FOR

   188,220 SQUARE FEET AT BEDFORD WOODS, BUILDING 3 - 174 MIDDLESEX TURNPIKE,

                             BEDFORD, MASSACHUSETTS


                                    I N D E X
                                    ---------

REFERENCE DATA

Section 1.1       Subject Referred To                                        1
Section 1.2       Exhibits                                                   4

ARTICLE II - PREMISES AND TERM:

Section 2.1       Premises                                                   5
Section 2.2       Term                                                       5

ARTICLE III - CONSTRUCTION:

Section 3.1       Initial Construction                                       6
Section 3.1.1     Tenant's Work                                              10
Section 3.1.2     Tenant's Construction Work                                 11
Section 3.2       Preparation of Premises for Occupancy                      12
Section 3.2.1     Partial Occupancy and Rent Commencement                    14
Section 3.3       General Provisions Applicable to Construction              15
Section 3.4       Representatives                                            15
Section 3.5       Force Majeure                                              16
Section 3.6       Arbitration by Architects                                  16
Section 3.7       Warranty of Landlord's Work and Tenant's Work              17
Section 3.8       Tenant's Contribution to Landlord's Work                   17


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ARTICLE IV - RENT:

Section 4.1        Rent                                                    18
Section 4.2        Operating Cost Reimbursement                            18
Section 4.2.1      Landlord's Operating Costs                              18
Section 4.2.2      Real Estate Taxes                                       22
Section 4.2.3      Utilities                                               23
Section 4.3        Payments                                                24

ARTICLE V - LANDLORD'S COVENANTS:

Section 5.1        Landlord's Covenants during the Term                    25
Section 5.1.1      Building Services                                       25
Section 5.1.2      Additional Building Services                            25
Section 5.1.3      Repairs                                                 25
Section 5.1.4      Quiet Enjoyment                                         26
Section 5.1.5      Intentionally Deleted                                   26
Section 5.1.6      Landlord's Insurance                                    26
Section 5.1.7      Landlord's Indemnity                                    26
Section 5.1.8      Hazardous Materials                                     27
Section 5.1.9      Tenant's Costs                                          27
Section 5.1.10     Park Common Areas                                       27
Section 5.2        Interruptions                                           28

ARTICLE VI - TENANT'S COVENANTS:

Section 6.1        Tenant's Covenants during the Term                      29
Section 6.1.1      Tenant's Payments                                       29
Section 6.1.2      Repairs and Yielding Up                                 29
Section 6.1.3      Occupancy and Use                                       29
Section 6.1.4      Rules and Regulations                                   29
Section 6.1.5      Compliance with Laws and Safety Appliances              30
Section 6.1.6      Assignment and Subletting                               30
Section 6.1.7      Indemnity                                               33
Section 6.1.8      Tenant's Liability Insurance                            33
Section 6.1.9      Tenant's Workers' Compensation Insurance                34
Section 6.1.10     Landlord's Right of Entry - Signs and Flags             34
Section 6.1.11     Loading                                                 34
Section 6.1.12     Landlord's Costs                                        34
Section 6.1.13     Tenant's Property                                       35
Section 6.1.14     Labor or Materialmen's Liens                            35
Section 6.1.15     Changes or Additions                                    35
Section 6.1.16     Holdover                                                36
Section 6.1.17     Hazardous Materials                                     37
Section 6.1.18     Signs                                                   38


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Section 6.1.19      Lighting Restrictions                                   39
Section 6.1.20      Transportation Demand Management Plan                   39
Section 6.1.21      Telecommunications and Rooftop Installations            40
Section 6.1.22      Tenant's Authority                                      41
Section 6.1.23      Confidentiality                                         41

ARTICLE VII - CASUALTY AND TAKING:

Section 7.1         Casualty and Taking                                     42
Section 7.2         Reservation of Award                                    45
Section 7.3         Additional Casualty Provisions                          45

ARTICLE VIII - RIGHTS OF MORTGAGEE:

Section 8.1         Priority of Lease                                       46
Section 8.2         Limitation on Mortgagee's Liability                     46
Section 8.3         Mortgagee's Election                                    47
Section 8.4         No Prepayment or Modification                           47
Section 8.5         No Release or Termination                               47
Section 8.6         Continuing Offer                                        48
Section 8.7         Submittal of Financial Statement                        48

ARTICLE IX - DEFAULT:

Section 9.1         Events of Default by Tenant                             48
Section 9.2         Tenant's Obligations After Termination                  49

ARTICLE X - MISCELLANEOUS:

Section 10.1        Titles                                                  50
Section 10.2        Notice of Lease                                         50
Section 10.3        Notices from One Party to the Other                     50
Section 10.4        Bind and Inure                                          51
Section 10.5        No Surrender                                            51
Section 10.6        No Waiver, etc.                                         51
Section 10.7        No Accord and Satisfaction                              51
Section 10.8        Cumulative Remedies                                     52
Section 10.9        Partial Invalidity                                      52
Section 10.10(a)    Landlord's Right to Cure                                52
Section 10.10(b)    Tenant's Right to Cure                                  52
Section 10.11       Estoppel Certificate                                    53
Section 10.12       Waiver of Subrogation                                   53
Section 10.13       Brokerage                                               53
Section 10.14       Access and Security System                              54
Section 10.15       Entire Agreement                                        54


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Section 10.16       Governing Law                                          54
Section 10.17       Additional Representations                             54
Section 10.18       Parking                                                55
Section 10.19       Right of First Offer                                   55
Section 10.19.1     Affiliates                                             58
Section 10.20       Letter Agreements                                      58



                                       iv

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                   Date of Lease Execution: November 16, 2000


                                 REFERENCE DATA

1.1      SUBJECTS REFERRED TO:

         Each reference in this Lease to any of the following subjects shall incorporate the data stated for that subject in this Section 1.1.

         LANDLORD:                     Bedford Woods Limited Partnership I, a
                                       Massachusetts limited partnership

         MANAGING AGENT:               The Gutierrez Company, a Delaware
                                       Corporation

         LANDLORD'S AND MANAGING       Burlington Office Park
         AGENT'S ADDRESS:              One Wall Street
                                       Burlington, Massachusetts 01803

         LANDLORD'S REPRESENTATIVE:    John A. Cataldo

         LANDLORD'S CONSTRUCTION       Arturo J. Gutierrez or John A. Cataldo
         REPRESENTATIVES:

         TENANT:                       RSA Security, Inc., a Delaware
                                       corporation

         TENANT'S ADDRESS              Prior to Term Commencement Date:
         (FOR NOTICE & BILLING):
                                       20 Crosby Drive
                                       Bedford, MA 01730

                                       After Term Commencement Date:
                                       Building 3 - Bedford Woods
                                       174 Middlesex Turnpike
                                       Bedford, Massachusetts 01730

         TENANT'S REPRESENTATIVE(S):   John F. Kennedy

         TENANT'S CONSTRUCTION
         REPRESENTATIVE(S):            Richard White

     BUILDING:                     Four (4) story building consisting of
                                   188,220 rentable square feet constructed upon the land described on Exhibit A attached hereto (the "Lot") in accordance with the final Landlord's
                                   Plans and Tenant's Plans (as defined in
                                   Article III hereof, and any replacements thereof) and any alterations and additions thereto, including the
                                   Tenant's Work (as hereinafter defined).

     RENTABLE FLOOR AREA OF        188,220 rentable square feet
     TENANT'S SPACE:

     TOTAL RENTABLE FLOOR AREA     188,220 rentable square feet
     OF THE BUILDING:

     SCHEDULED TENANT'S DESIGN     March 30, 2001, subject to the
     COMPLETION DATE               provisions of Section 3.1

     SCHEDULED TERM                December 2, 2001
     COMMENCEMENT DATE:

     OUTSIDE DELIVERY DATE:        Per Section 3.2

     TERM EXPIRATION DATE:         Fifteen (15) years following the Term
                                   Commencement Date determined in
                                   accordance with Section 3.2 subject to
                                   extension upon the substantial
                                   completion of Building 4 on Lot 4 in the Park (as hereinafter defined) pursuant to a lease by and between Tenant and Landlord dated as of even date herewith
                                   (the "Building 4 Lease") to provide for
                                   a revised Term hereunder of fifteen (15)
                                   Years following the term commencement
                                   date under the Building 4 Lease and
                                   subject to extension in accordance with
                                   Exhibit F.

     TERM: Fifteen (15) years, subject to extension in accordance with Exhibit F.

     FIXED RENT:                   Years 1-3:  $3,318,319/Year; ($17.63/RSF);
                                   $276,526.58/month
                                   Years 4-6:  $3,694,759/Year; ($19.63/RSF);
                                   $307,896.58/month

                                       Year 7-10: $4,259,419/Year; ($22.63/RSF);
                                       $354,951.58/month
                                       Years 11-15: $5,012,299/Year;
                                       ($26.63/RSF); $417,691.58/Month

INITIAL ANNUAL ESTIMATED OPERATING
COSTS: (Not Including Real
Estate Taxes)                          $235,275.00/Year; $19,606.25 Month;
                                       ($1.25/RSF)

INITIAL ANNUAL ESTIMATED REAL
ESTATE TAXES                           $367,029.00/Year; $30,585.75/Month;
                                       ($1.95/SF)

SECURITY DEPOSIT:                      Not Applicable

GUARANTOR:                             Not Applicable

PERMITTED USES:                        Research, development, general office,
                                       including training and administrative
                                       purposes, light manufacturing, assembly
                                       and such other uses that are ancillary
                                       and accessory thereto.

REAL ESTATE BROKERS:                   Grubb & Ellis Company
                                       Meredith & Grew, Inc.
PUBLIC LIABILITY INSURANCE:
BODILY INJURY AND PROPERTY DAMAGE:

                                       Each Occurrence:   $1,000,000.00
                                       Aggregate:  $2,000,000.00
                                       Umbrella:   $3,000,000.00

SPECIAL PROVISIONS:                    Option to Extend:       Per Exhibit F
                                       Market Rent:            Per Exhibit P
                                       Right of First Refusal: Per Exhibit Q
                                       Expansion Option:       Per Exhibit R
                                       Right of First Offer:   Per Section 10.19
                                       Letter Agreements:      Per Section 10.20

1.2      EXHIBITS

         The Exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

         EXHIBIT A      Plans Showing Tenant's Space, the Lot and the Park
                        (including the Building Parking Area and Common Areas)
         EXHIBIT A-1    Legal Description of the Lot
         EXHIBIT B-1    Preliminary Base Building Plans
         EXHIBIT B-2    Base Building Outline Specifications
         EXHIBIT C-1    Form of Certificate of Substantial Completion
         EXHIBIT C-2    Form of Certificate of Final Completion
         EXHIBIT D      Intentionally Deleted
         EXHIBIT E      Rules and Regulations
         EXHIBIT F      Option to Extend
         EXHIBIT G      Tenant Estoppel Certificate
         EXHIBIT H      Tenant's Contractors and Subcontractors Minimum
                        Insurance Requirements
         EXHIBIT I      Park Covenants
         EXHIBIT J      Subordination, Non-Disturbance and Attornment Agreement
         EXHIBIT K      Form of Work Change Order
         EXHIBIT L      Definition of Cost of the Work
         EXHIBIT M      Intentionally Deleted
         EXHIBIT N      Intentionally Deleted
         EXHIBIT O      Letter Agreements
         EXHIBIT P      Definition of Market Rent
         EXHIBIT Q      Right of First Refusal
         EXHIBIT R      Expansion Option
         EXHIBIT S      Schedule
         EXHIBIT T      Form of Notice of Lease

                                   ARTICLE II
                                PREMISES AND TERM

2.1      PREMISES

         Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant and Tenant leases from Landlord, the Rentable Floor Area of Tenant's Space in the Building (hereinafter, the "Tenant's Space"), together with the appurtenances described below. Tenant's Space as the same may be expanded pursuant to Exhibit R, with such appurtenances, is hereinafter collectively referred to as "the Premises".

         Tenant shall have, as appurtenant to the Premises, the right to use in common with other tenants of the Park, as hereinafter defined, the areas shown on the Plan attached hereto as part of Exhibit A as "Building Parking Area", all subject to and as further provided in Section 10.18 hereof.

         Tenant shall also have, as appurtenant to the Premises, the right to use in common with others entitled thereto, subject to reasonable rules of general applicability to tenants and owners of other lots in the park, commonly known and referred to as the Bedford Woods Office Park and shown on the Plan of the Park attached hereto as part of Exhibit A (the "Park") from time to time made by Landlord in accordance with Section 6.1.4 of which Tenant is given written notice: (a) the common areas now or hereafter located at the Park (the "Common Areas"), including, without limitation, the Common Areas shown on the Plan of the Park attached hereto as Exhibit A, as such Common Areas may be amended or modified by Landlord from time to time during the Term hereof provided however that (i) any amendments or modifications to such Common Area will not materially adversely effect Tenant's ability to access the Premises
(ii) Landlord will provide Tenant prior written notice thereof and (iii) provided further that any such amendments or modifications to the Common Areas are reasonably functionally equivalent to the portion of the Common Areas that they amend or replace, (b) all rights of ingress and egress to and from the Building and to and from the Park, all service areas, drainage structures and areas for surface water runoff, including, without limitation, storm drainage systems, ground water recharge areas and detention areas, (c) all driveways, roadways, sidewalks and footways and lighting systems, (d) all parking areas designated as common or visitors parking areas for use of the entire Park, if any, (e) all other rights appurtenant to the Lot and the Building, and (f) all utility lines, electricity, water and sewage disposal pipes and structures.

2.2      TERM

         To have and to hold for a period (the "Term") commencing on the Term Commencement Date determined in accordance with Section 3.2 (which said date is at times being hereafter referred to as the "Commencement Date") and continuing until the Term Expiration Date, unless sooner terminated as provided in Sections 3.2, 7.1 or in Article IX, or unless extended pursuant to Exhibit F.

                                   ARTICLE III
                                  CONSTRUCTION

3.1      INITIAL CONSTRUCTION

         Landlord shall fully construct the base Building in accordance with the preliminary base building plans, including, without limitation, floor plans, elevations and site plan(s) (collectively, the "PBBP") and Base Building Outline Specifications attached hereto as Exhibits B-1 and B-2, respectively (all of such work being collectively referred to as the "Landlord's Work"). In the event of differences between the PBBP or the Landlord's Plans (as hereinafter defined) and the Base Building Outline Specifications, the Base Building Outline Specifications shall govern and control until the Landlord's Plans (as hereinafter defined) are prepared.

         A complete set of final base Building plans and construction drawings and specifications, such drawings and specifications to include a detailed schedule of core base Building finish items such as, but not limited to, carpets, doors, hardware, ceiling grids/tiles, lavatory fixtures, light fixtures, window blinds, lobby allowance and paint (collectively, the "Landlord's Plans") shall be prepared by Landlord, at its sole cost and expense. Landlord and Tenant agree to work together with Landlord's architect, Symmes Maini & McKee Associates, Inc. in order to achieve a design that meets the standard set forth below. Furthermore, Landlord has delivered, except for interior details, Landlord's Plans to Tenant entitled "The Gutierrez Company, Building 3, Bedford Woods, Bedford, MA, Tenant Review A1.1, A1.2, A1.3, A1.4, A2.1, A3.1" dated November 13, 2000 and Landlord's Site Plans entitled "The Gutierrez Company, Building 3 Bedford Woods, Bedford, MA, Revised Notice of Intent dated February 4, 1999 Revised through November 8, 2000 and November 10, 2000 C1.1, C2.1, C2.2, C3.1, C3.2, C4.1, C4.2, C5.1, C5.2, C6.1, C6.2, C6.3 and
C6.4, prepared by Symmes, Maini & McKee Associates and Tenant has approved same. Landlord agrees to use good faith and diligent efforts to deliver the interior details of Landlord's Plans to Tenant on or before January 15, 2001. Upon receipt, Tenant shall have five (5) business days to comment upon the interior details of Landlord's Plans. Landlord and Tenant shall use reasonable efforts to reach agreement on the interior details of Landlord's Plans by January 26, 2001. In reaching agreement, Landlord and Tenant shall each approve portions of the Landlord's Plans that are in acceptable form and shall note their respective objections to the portions that are unacceptable to each of them so as to enable Landlord to start construction and order materials in a timely manner. In the event that Landlord's Plans conform with the PBBP, but Tenant does not approve the interior details of Landlord's Plans within five (5) business days of receipt thereof from Landlord, then the Outside Delivery Date (as hereinafter defined) shall be extended for a number of days equal to the number of Tenant Plan Delay Days, as such term is hereinafter defined. The number of Tenant Plan Delay Days are defined as and shall be calculated by determining the actual number of days as certified by Landlord and its architect that the Term Commencement Date was delayed by such Tenant's failure to approve the Landlord's Plans within the required five (5) business days. Landlord agrees to provide Tenant with written notice of such determination, such notice to include reasonable detail describing the cause of the delay and the number of Tenant Plan Delay Days as certified by Landlord and its architect. In addition to such notice of such determination, Landlord shall promptly provide Tenant a courtesy


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


notice upon Tenant's failure to comply with the dates set forth in this paragraph. If Tenant and Tenant's Architect (as hereinafter defined) disagree with the existence or calculation of Tenant Plan Delay Days as determined by Landlord and its architect, then Tenant shall, within five (5) business days of receipt of Landlord's notice, notify Landlord of its disagreement, whereupon the dispute shall be determined pursuant to the arbitration procedures described in
Section 3.6 hereof.

         Landlord and Tenant hereby acknowledge and agree that, except as otherwise set forth herein, following approval by Landlord and Tenant (which shall be in writing as hereinafter provided), no amendments, modifications or changes shall be made to the Landlord's Plans without Tenant's prior written approval in each instance, which such approval shall not be unreasonably withheld or delayed; provided, however, no such prior approval of Tenant shall be required if the proposed amendments, modifications or changes are, in Landlord's reasonable opinion (i) non-material in nature, (ii) replaced by substantially equivalent or better items and at all times equal to or better than that of the building located at (the so-called "GenRad Office
Building") Westford Technology Park, Westford, Massachusetts, and (iii) do not adversely affect the Premises. Without limiting the foregoing, Landlord shall exercise reasonable efforts to provide Tenant with prior written notice of all proposed amendments, modifications or changes to the Landlord's Plans.

         Landlord shall, at Tenant's sole cost and expense, cause its architects and engineers to design enclosed, heated and cooled bridges between the Building and the proposed Buildings 2 and 4, and provide Tenant with a budget cost estimate for such bridges and the required Base Building modifications to accommodate such bridges. Landlord will, at Tenant's sole cost and expense, modify its Base Building steel, precast, glazing and foundation design to accommodate such bridges. Unless otherwise directed by Tenant, such materials as specified in the modified design will be ordered to accommodate the proposed bridges. Any additional costs associated with such materials, modifications and upgrades to the Base Building as previously designed and specified will be paid by Tenant to Landlord whether or not Tenant elects to have Landlord construct the bridges. In order to expedite the permitting of the Building, Landlord may elect to apply for any permits required for the construction of the bridges after receiving the building permit for the Building. Therefore, completion of the bridge shall NOT be required of Landlord as a condition of Substantial Completion of Landlord's Work or Tenant's Work or Punch List Work. Notwithstanding the foregoing, once construction of the bridge to Building 4 is authorized by Tenant in writing then Landlord shall proceed with diligence to design and order the bridge materials, apply for permits for construction of the bridge and construct and complete same with due diligence and speed. The failure of the Tenant to pay Landlord the costs and expenses incurred as set forth in this paragraph within ten (10) days of the billing thereof by Landlord shall be an event of default under this Lease.

         A complete set of construction plans and specifications for Tenant's Work (as hereinafter defined) shall be prepared by Tenant's Architect, as hereinafter defined (collectively, the "Tenant's Plans"). The Tenant's Plans shall be furnished to Landlord as herein provided. Landlord and Tenant hereby acknowledge and agree that Tenant has selected Margulies & Associates to be Tenant's Architect for preparation of Tenant's Plans, and the costs of services of


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


such Tenant's Architect shall be borne solely by Tenant. Tenant's Architect (and Tenant's Representatives) shall be actively involved in the design decisions and shall be allowed reasonable access to the Lot and the Premises during construction to monitor Landlord's compliance with the terms and provisions of this Lease. Landlord and Tenant hereby further agree that Tenant shall be solely responsible for coordinating with Tenant's Architect for the timely preparation of Tenant's Plans in accordance with the terms and provisions of this Section
3.1. Attached as Exhibit S is a schedule (the "Schedule") setting forth the respective dates by which Landlord and Tenant anticipate that (i) Landlord's Plans shall have been delivered to and approved by Tenant, (ii) Tenant's Plans shall have been delivered to and approved by Landlord, and (iii) certain portions of Landlord's Work and Tenant's Work shall be substantially completed. The parties agree to cooperate with each other and to exercise reasonable efforts to complete the tasks described in the Schedule by the respective dates set forth therein, Landlord and Tenant hereby further agreeing that, unless otherwise expressly set forth herein, failure to meet any of such dates on the Schedule shall not constitute a default or a delay of any type hereunder.

         Tenant shall deliver the Tenant's Plans to the Landlord by not later than the Scheduled Tenant's Design Completion Date, provided, however, that (i) Tenant furnishes to Landlord by not later than December 10, 2000 any information in the Tenant Plans that affect the Lobby Plans in the Landlord Plans; and (ii) Tenant furnishes to Landlord by not later than January 8, 2001 any such information to be contained in the Tenant's Plans that affects Landlord's Work which shall include but not be limited to the roof and slab penetrations of the Building. Tenant shall permit Landlord to review and provide input during the preparation of Tenant's Plans. Upon receipt, Landlord shall have ten (10) business days to comment upon the Tenant's Plans. Landlord and Tenant shall use reasonable efforts to reach agreement on the Tenant's Plans within ten (10) days of Tenant's receipt of Landlord's comments thereto. In reaching such agreement, Landlord and Tenant shall each approve portions of Tenant's Plans that are acceptable and shall note their respective objections to the portions that are unacceptable to each of them so as to enable Landlord to continue construction and order materials in a timely manner. In connection with Landlord's review of the Tenant's Plans, or if Tenant fails to deliver Tenant's Plans (or any modifications thereto) by the date set forth above, Landlord may require by prompt written notice to Tenant (i) modifications in Tenant's Plans (i.e. if Tenant's Plans are not compatible with Landlord's Plans), and/or (ii) an adjustment in the Outside Delivery Date (such adjustment to be determined by Landlord in its reasonable judgment). Landlord's notice to Tenant shall include reasonable detail describing the cause of the adjustment and/or the extent of the incompatibility with reasonable specificity. Any such extension in time, whether mutually agreed to by Landlord and Tenant or determined by their respective architects in the event of dispute pursuant to Section 3.6, shall result in Tenant's Plan Delay Days as hereinbefore determined. In addition, Landlord will not approve Tenant's Plans which involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use on the Term Expiration Date, unless Tenant first gives assurances acceptable to Landlord that such readaptation shall be made prior to such termination without expense to Landlord. All revisions and modifications to the Tenant's Plans shall be made promptly by Tenant and revised sets of Tenant's Plans shall be forthwith furnished to Landlord upon Tenant's receipt thereof, Landlord hereby agreeing to inform Tenant in writing during the plan approval process and, in any event, prior to the installation thereof, of any such items that may require unusual expense to readapt the Premises as aforesaid and any items that must be removed by Tenant at the end of the Term or earlier termination of this Lease. All revisions and modifications to the Tenant's Plans shall be made promptly by Tenant and revised sets of Tenant's Plans shall be forthwith furnished to Landlord upon Tenant's receipt thereof. Landlord and Tenant hereby further agree to acknowledge in writing when final approval by Landlord and Tenant of Tenant's Plans (and Landlord's Plans) has occurred.

         Landlord shall have fifteen (15) business days after final approval of Tenant's Plans and Landlord's receipt of final and complete sets of approved Tenant's Plans, which such final approval has been acknowledged in writing by Landlord and Tenant as aforesaid, to price the cost of Tenant's Work (as hereinafter defined) in accordance with the last Section of Section 3.1.1.

         Landlord and Tenant shall cooperate during the above time periods so that each party makes the other aware of their progress with respect to the foregoing plans, selections and pricing, as well as timing, availability or cost constraints of Tenant's selections or specifications and proposed alternates.

         Landlord shall cause the Premises to be completed in accordance with Landlord's Plans and Tenant's Plans, all of such work to be performed by Landlord's general contractor, Gutierrez Construction Co., Inc. After final approval of Landlord's Plans and Tenant's Plans by Landlord and Tenant, the Tenant may request changes to Landlord's Work or Tenant's Work (as applicable) by altering, adding to, or deducting from Landlord's Work or Tenant's Work (as applicable) as set forth in the agreed form of Landlord's Plans or Tenant's Plans, as applicable (each such requested change is referred to herein as a "Change Order"). A Change Order requested by Tenant in Landlord's Work (or in Tenant's Work as such term is defined in Section 3.1.1 hereof) which affects Landlord's Work, or Tenant's Work, may also necessitate an adjustment in the Outside Delivery Date (as defined in Section 3.2 hereof) and may result in Tenant Alteration Delay Days (as hereinafter defined), in accordance with and subject to the terms and conditions set forth below. Landlord shall notify Tenant promptly in writing if such requested Change Order shall result in Tenant Alteration Delay Days, and therefore an adjustment in the Outside Delivery Date. In addition, Landlord agrees to provide Tenant, upon Tenant's request, with sufficient itemization and back-up documentation to facilitate analysis and to confirm the cost of any such changes in the Landlord's Work or the Tenant's Work initiated by Tenant. Tenant shall pay to Landlord an amount equal to the actual cost (as defined in Section 3.1.1 hereof) of Landlord's Work, including the costs of any such changes initiated by Tenant, less any appropriate credits for any Landlord's Work deleted, (hereinafter, the "Net Additional Cost of Landlord's Work"). The Net Additional Cost of Landlord's Work shall be due and payable to Landlord in the manner provided for in Section 3.1.1 hereof.

         In the event that Tenant requests a Change Order which would, due to materials or equipment having long delivery times or due to resulting sequencing delays, and notwithstanding Landlord's diligent efforts, result in a delay in the Term Commencement Date, then Tenant shall be deemed to have agreed that it will pay Fixed Rent (as hereinafter provided in Section 4.1) and


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


additional rent hereunder for a number of days equal to the actual number of days (the "Tenant Alteration Delay Days") as certified by Landlord and its architect, by which the Term Commencement Date would be delayed by such alterations or additions, giving due consideration to Landlord's obligation to use diligent efforts to accelerate construction to make up for lost time due to delays. Landlord agrees to promptly provide Tenant with written notice of such determination, such notice to include reasonable detail describing the cause of the delay and the number of Tenant Alteration Delay Days as certified by Landlord and its architect. Should Tenant and Tenant's Architect disagree with the calculation of Tenant Alteration Delay Days as hereinabove determined, then such disagreement shall be resolved pursuant to the provisions of Section 3.6 hereof.

         All Tenant improvements, changes and additions shall be part of the Premises (and shall remain therein at the end of the Term), except for Tenant's business fixtures, equipment and personal property (which such personal property shall include, without limitation, demountable partitions, equipment and telephone or computer systems), all of which fixtures, equipment and personal property shall remain the property of the Tenant and shall be removed at the expiration of the Term; and such other items installed during the initial construction of the Building or Tenant's Work shall be removed or left as the Landlord and Tenant agree in writing at the time of Landlord's approval of the plans and specifications therefor. Landlord acknowledges and agrees that any wiring placed within the conduits, plenums and interior of the walls of the Premises shall remain in the Premises following the termination of this Lease. Landlord agreeing however that any supplemental HVAC units that are in addition to and not in substitution for upgrades of any HVAC units in the Landlord's Plans and any emergency generators and UPS systems in addition to and not in substitution for or upgrades of any emergency generator or UPS system in Landlord's Plans may be removed by Tenant at the expiration of the Term provided the Tenant restores the Building to its prior condition, and repairs any damage to the Building caused by such removal. In addition Tenant may request certain additional items contained in Tenant Plans to be removable by Tenant upon the expiration of the Term, which if agreed to by the Landlord, may be removed by Tenant in accordance with the provisions of this paragraph. Should Landlord fail to so agree in writing then at Tenant's option the parties shall use the arbitration procedure set forth in Section 3.6 of this Lease to determine if removal of such items would normally be allowed as a standard practice in Suburban Boston office leases. Tenant agrees to repair and restore, at its sole cost and expense, any damage to the Premises caused by any such removal by Tenant in accordance with this Section.

3.1.1    TENANT'S WORK.

         So long as Landlord has approved Tenant's Plans in writing, as hereinabove referenced, Landlord and Tenant agree that Landlord's general contractor will construct the tenant improvements set forth on the Tenant's Plans (hereinafter "Tenant's Work") with respect to the Premises at cost (as hereinafter defined), plus a Landlord's contractor's fee of five and one half percent (5 1/2%) of such aggregate cost as hereinafter provided. In order to provide for payment by Tenant of the cost of Tenant's Work, the Net Additional Cost of Landlord's Work, and any additional costs due to Change Orders provided for hereunder, Tenant expressly covenants with Landlord that Tenant agrees to pay Landlord, or its contractor, as the case may be, within ten (10)


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


business days of receipt of each of Landlord's monthly Tenant's Work requisitions therefor, the amount of such requisition for the Tenant's Work, the Net Additional Cost of Landlord's Work, and/or any Change Orders, performed in the Premises for the preceding month based on a percentage of completion basis. Such requisitions shall not include the five (5%) percent retainage of all payments to be made to subcontractors until such subcontractors have fully completed their work. At Tenant's request, each requisition shall include copies of all subcontractor's and supplier's applications for payment and satisfactory evidence of payment of all previous invoices submitted by subcontractors and suppliers. In addition, Landlord's architect shall certify that the subject work specified in each of such monthly requisitions has been substantially completed, and a copy of such certification shall accompany each requisition furnished to Tenant hereunder. In the event Tenant's Architect disagrees with the Landlord's architect's certification as set forth in the immediately preceding sentence, then such disagreement shall be resolved pursuant to the provisions of Section
3.6 hereof except that the time for each architect to establish the amount in dispute shall be six (6) calendar days. In no event shall any of such costs due and payable hereunder remain unpaid by Tenant for more than fifteen (15) days after receipt of such Landlord's requisition, or as of the Term Commencement Date.

         For purposes hereof, Landlord and Tenant further agree that the certification of cost by Gutierrez Construction Co., Inc. shall be based on the definition of cost as more particularly set forth in Exhibit L hereto. Any changes to the Tenant's Plans after the approval of the Tenant's Plans (and any changes to Landlord's Plans after the approval thereof as set forth in Section
3.1 above) shall be in accordance with the form of Change Order attached hereto as Exhibit K.

         In addition, in the event that Landlord and Tenant are unable to agree on the cost of any portion of Tenant's Work hereunder, any disagreement shall be resolved pursuant to the provisions of Section 3.6 hereof.

         Upon commencement of the Tenant's Work, Landlord and Tenant hereby further agree, each acting reasonably and in good faith, to attend and participate in weekly construction meetings with Landlord's general contractor's construction manager(s) during such construction process.

3.1.2    TENANT'S CONSTRUCTION WORK.

         Tenant agrees that any construction included in Tenant's Plans which Tenant specifies to be done by itself or its contractors (hereinafter referred to as "Tenant's Construction Work"), which shall include, for example, Tenant's installation of furnishings, computers, lab equipment, IT/MIS, security and later changes or additions, shall be completed by and coordinated with any work being performed by Landlord in such manner as to maintain harmonious labor relations and not materially damage the Premises, Lot or Park or materially interfere with the operation of the Building or with any of Landlord's construction work hereunder, including but not limited to the construction of the Landlord's Work and Tenant's Work. Tenant shall ensure that its contractors or subcontractors procure and maintain insurance as required by Tenant's Contractor's and Subcontractor Minimum Insurance Requirements set forth in Exhibit "H" to this Lease. Tenant


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


(including its contractors, agents or employees) shall have access to the Premises and may perform Tenant's Construction Work prior to the Scheduled Term Commencement Date and prior to the commencement of the Term so as to prepare the Premises for occupancy by Tenant, provided that (i) Tenant's contractors, agents or employees work in a harmonious labor relationship with Landlord's general contractor, (ii) reasonable prior written notice is given to Landlord's general contractor specifying the work to be done, and (iii) no work, as reasonably determined by Landlord, shall be done or fixtures or equipment installed by Tenant in such manner as to materially interfere with the completion of Landlord's Work and the Tenant's Work being done by or for Landlord on the Premises. During the period of preoccupancy of the Premises by Tenant in connection with Tenant's Construction Work prior to the commencement of the Term, no Fixed Rent or additional rent or other charges shall accrue or be payable, but otherwise such preoccupancy shall be subject to all the terms, covenants and conditions contained in this Lease.

3.2      PREPARATION OF PREMISES FOR OCCUPANCY.

         Landlord shall perform the construction work set forth in the Landlord's Plans and the Tenant's Plans, and, therefore, Landlord agrees to use diligent efforts to have the Premises ready for occupancy on the Scheduled Term Commencement Date.

         Landlord and Tenant agree that time is of the essence, and Landlord agrees to use diligent efforts to accelerate construction to make up for time lost due to any delay. Unless sooner terminated by Tenant pursuant to the provisions of Section 3.2, the Term of this Lease shall commence on the date the Premises are deemed ready for occupancy as set forth below (the "Term Commencement Date").

         The Premises shall be deemed "ready for occupancy" on the earlier of:

         (a) the date on which Tenant occupies all or any portion of the Premises for the Permitted Uses; or

         (b) (1) the date on which the construction of all of the Landlord's Work and the Tenant's Work is Substantially Completed, as defined below, and (2) Landlord has delivered to Tenant copies of all permits and approvals (the "Permits") required to be obtained from any governmental agency in connection with the (i) construction of the Building or (ii) prior to occupancy of the Premises by Tenant, including, without limitation, a permanent certificate of occupancy from the Town of Bedford or a temporary certificate of occupancy from the Town of Bedford which allows Tenant to use and occupy the Premises, including in all cases use of the elevator(s), and which temporary certificate of occupancy is not conditional on the performance of any work other than the Punch List Work as defined below, except that such Permits shall not be required as a condition of Substantial Completion if Landlord is unable to secure the same due solely to Tenant's failure to complete Tenant's Construction Work as specified in Section 3.1.2 above (which such date, subject to additional terms and provisions of this Section 3.2, shall hereinafter be referred to as the date of "Substantial Completion" or which such work shall hereinafter be referred to as "Substantially Completed"). In any event, notwithstanding the


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


achievement of Substantial Completion, all Punch List Work shall be completed by no later than sixty (60) days following Substantial Completion, except as hereinafter provided.

         An AIA Certificate of Substantial Completion by the Landlord's architect (which such Certificate shall be in the form attached hereto as Exhibit C-1) shall evidence the Landlord's determination that it has performed all such obligations, except for completing the landscaping work and completing the final paving course, and minor items stated in such Certificate to be incomplete or not in conformity with such requirements, or will not materially interfere with Tenant's use or occupancy of the Premises and all of which work shall be identified and specified in the Certificate of Substantial Completion (collectively such landscaping work, finish paving course work and minor items are referred to herein as the "Punch List Work") shall be promptly completed. Tenant shall have the right within fifteen (15) days after Tenant's receipt of said Certificate of Substantial Completion to notify Landlord of its disagreement with said Certificate and to identify additional items of Punch List Work, all of which shall be completed by Landlord no later than April 30, 2002.

         If weather materially and adversely interferes with Landlord's ability to finish the final course of paving and outside work or such other Punch List Work, which such work does not materially interfere with Tenant's occupancy, and the operation of Tenant's business therein, said work can be completed by Landlord reasonably thereafter, so long as such delay does not and will not interfere with or prevent Tenant from obtaining a certificate of occupancy upon completion of all other work herein described.

         After Landlord has completed all Landlord's Work and Tenant's Work, including all Punch List Work, Landlord's architect shall forward to Tenant its Certificate of Final Completion, such Certificate to be in the form attached hereto as Exhibit C-2. In addition, promptly after completion of all such work, including all Tenant's Construction Work by Tenant, Landlord shall forward to Tenant a final certificate of occupancy from the Town of Bedford.

         The phrase "Tenant's Delay" shall mean the aggregate number of days (excluding any days of delay caused by or resulting from Force Majeure) equal to the actual number of days that, notwithstanding its diligent and good faith efforts to complete construction by the Scheduled Term Commencement Date, the Landlord is delayed in completing its construction by the Scheduled Term Commencement Date due to (i) the failure of the Tenant to deliver the Tenant's Plans (or portions or modifications thereto) to Landlord on the dates established pursuant to Section 3.1 hereof, or (ii) a delay caused by Tenant performing the Tenant's Construction Work pursuant to Section 3.1.2 hereof, or
(iii) a delay or stoppage requested in writing by Tenant, or (iv) the number of Tenant Alteration Delay Days resulting from Change Orders requested by Tenant pursuant to Section 3.1 hereof, or (v) the number of Tenant Plan Delay Day(s) pursuant to Section 3.1 hereof, then the Term Commencement Date shall be deemed to have occurred on the date, as certified by Landlord and its architect, that Substantial Completion would have occurred had there not occurred such Tenant's Delay, calculated by determining the number of days of Tenant's Delay as aforesaid, giving consideration to Landlord's obligation under the second Section of this Section 3.2 to accelerate to make up for time lost due to any delays. Landlord agrees to promptly provide Tenant with written notice of such Tenant's Delay promptly after the occurrence of such Tenant's Delay, such notice to include reasonable detail describing the cause of the delay as certified by Landlord's architect.

         Notwithstanding the foregoing provisions, if the Premises are not deemed ready for occupancy on or before the Outside Delivery Date (as defined below) for whatever reason, Tenant may elect (i) to cancel this Lease at any time thereafter while the Premises are not deemed ready for occupancy by giving notice to Landlord of such cancellation which shall be effective ten (10) days after such notice, unless within such ten (10) day period Landlord delivers the Premises ready for occupancy as defined herein, in which event such notice of cancellation shall be rendered null and void and of no further force or effect, or (ii) to enforce Landlord's covenants to construct the Premises in accordance with the terms of this Lease. In the event Tenant elects to enforce Landlord's agreement to construct the Premises in accordance with this Lease, Tenant shall also have the right to terminate this Lease if Landlord fails to complete the Premises within the period of time set by any court of competent jurisdiction for such work to be completed, or within such additional period of time from the date of Landlord's default as may be mutually agreed to by Landlord and Tenant. Notwithstanding any provision of this Lease to the contrary, in the event that the Premises are not deemed ready for occupancy on or prior to the Scheduled Term Commencement Date (as such date may be extended for reasons due to Force Majeure and/or to Tenant's Delay), then Tenant may elect to receive from Landlord as liquidated damages an abatement of Fixed Rent (following the commencement of rental obligations pursuant to Section 4.1 hereof) equal to (a) one hundred percent (100%) of the Fixed Rent for each day the Landlord's Work and the Tenant's Work is not Substantially Completed forty five (45) days beyond the Scheduled Term Commencement Date, as such date may be extended as aforesaid,
(b) one hundred twenty-fifty percent (125%) of the Fixed Rent for each day the Landlord's Work and Tenant's Work is not completed one hundred twenty (120) days beyond the Scheduled Term Commencement Date (as such date may be extended as aforesaid). If the Premises are not Substantially Completed and therefore not deemed ready for occupancy on or before such date which is one hundred sixty
(160) days beyond the Scheduled Term Commencement Date, as such date may be extended as aforesaid, then Tenant may elect to terminate this Lease or enforce Landlord's covenants to construct as hereinbefore provided. The foregoing remedies shall be Tenant's sole and exclusive remedies for not having the Premises ready for occupancy as required hereunder.

         For purposes hereof, the Outside Delivery Date shall be deemed to refer to that certain date which is one hundred sixty (160) days following the Scheduled Term Commencement Date, as such date may be extended for a period equal to that of (i) any delays due to Force Majeure as defined in Section 3.5 hereof, (ii) the number of delay days caused by a Tenant's Delay as hereinbefore determined.

3.2.1    PARTIAL OCCUPANCY AND RENT COMMENCEMENT.

         If the entire Premises are not ready for occupancy on the Scheduled Term Commencement Date, the Tenant may elect, but shall have no obligation to, occupy any portion or portions of the Premises which are ready for occupancy when, in Landlord's opinion, it can be done without material interference with remaining work. In such event, Tenant agrees not to materially interfere with Landlord's construction of the Premises. In the event Tenant elects to take occupancy of a portion of the Premises, that portion shall be deemed ready for occupancy as to said portion on the date of occupancy of such portion and Tenant's obligation to pay Fixed Rent and additional rent shall commence on said date pro rata based on the square footage occupied compared to the total square footage in the Premises.

3.3      GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION

         All construction work required or permitted by this Lease, whether by Landlord or by Tenant (or their respective subcontractors), shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building which laws, ordinances and regulations shall include, but shall not be limited to the Americans with Disabilities Act of 1990 (ADA), the Massachusetts State Building Code and the Bedford Massachusetts Zoning By-Laws. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Notice of said defects shall be in writing and shall be rectified by Landlord or Tenant, as the case may be, within thirty (30) days of the original date of notice if capable of being corrected within such time period, otherwise the correction shall be commenced within such time period and diligently pursued to completion. Failure to provide notice hereunder shall not be the basis for any liability or for injury or damage caused by such defect of or waiver of right to cause any defect to be corrected.

3.4      REPRESENTATIVES

         Landlord hereby acknowledges and agrees that only the following person, John F. Kennedy or Richard P. White or any successor to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Tenant's Construction Representatives") have the authority to act on Tenant's behalf and represent Tenant's interest with respect to all matters requiring Tenant's action in this Article. No consent, authorization or other action by Tenant with respect to matters set forth in this Article shall bind Tenant unless in writing and signed by one of the aforementioned persons. Landlord hereby expressly recognizes and agrees that no other person claiming to act on behalf of Tenant is authorized to do so. If Landlord complies with any request or direction presented to it by anyone claiming to act on behalf of Tenant who does not have the title and position mentioned above, such compliance shall be at Landlord's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Tenant shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

         Tenant hereby acknowledges and agrees that only the following persons, Arturo J. Gutierrez, John A. Cataldo or any successors to either of them holding the same title or any other person delegated the authority from either of them in writing (hereinafter "Landlord's Construction Representatives") have the authority to act on Landlord's behalf and represent Landlord's interests with respect to all matters requiring Landlord's action in this Article. No consent, authorization or other action by Landlord with respect to matters set forth in this Article shall bind Landlord unless in writing and signed by one of the aforementioned persons. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. If Tenant complies with any request or direction presented to it by anyone claiming to act on behalf of Landlord who does not have the title and position mentioned above, such compliance shall be at Tenant's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Article, and Landlord shall have the right to enforce compliance with this Article without suffering any waiver or abrogation of any of its rights hereunder.

3.5      FORCE MAJEURE.

         As used in this Article and elsewhere in the Lease, "Force Majeure" shall mean a time extension equal to that of any delays when the party required to perform the respective obligation is prevented from doing so, despite the exercise of reasonable diligence, and such delay is caused by: (i) Acts of God,
(ii) changes in government regulations, (iii) casualty, (iv) strike or other such labor difficulties, (v) unusual weather conditions, (vi) unusual scarcity of or inability to obtain supplies, parts or labor to furnish such services with no reasonably practical alternatives therefor, or (vii) other acts reasonably beyond Landlord's control, but in no event shall the term include economic or financing difficulties. Landlord shall provide Tenant with written notice of the occurrence of a Force Majeure event promptly after the occurrence thereof, and shall comply with its respective obligation(s) as soon as the cause for the delay has (have) been eliminated.

3.6      ARBITRATION BY ARCHITECTS.

         Whenever there is a disagreement between the parties with respect to construction by Landlord of Landlord's Work or Tenant's Work, such disagreement shall be definitively determined by the following procedure: Each of Landlord and Tenant shall appoint one (1) independent architect (which such architect may be Landlord's Architect and Tenant's Architect referenced in Section 3.1 above), such two (2) architects will then (within five (5) days of their appointment) appoint a third independent architect licensed in the Commonwealth of Massachusetts with not less than fifteen (15) years experience. Each architect shall establish within ten (10) days of their appointment the matter in dispute. In case of any dispute with respect to dollar amounts or lengths of time or dates such as the date of Substantial Completion, the dollar amount or length of time or date shall be the average of the two closest determinations by the three
(3) architects, with the determination of the architect which was not closest to another architect's determination excluded from such calculation. In case of any dispute not involving dollar amounts or lengths of time or dates (i.e. the approval of plans) the determination by at least two (2) of the three (3) architects shall be required in order to resolve the matter in dispute. Landlord and Tenant shall each bear the cost of the architect selected by them respectively and shall share equally the cost of the third architect. During such arbitration period, the parties agree to cooperate with one another so as to proceed with construction and with their respective obligations hereunder in a timely manner. Each determination under this Section 3.6 shall be binding upon Landlord and Tenant.

3.7      WARRANTY OF LANDLORD'S WORK AND TENANT'S WORK.

         Landlord hereby warrants and guarantees that the Landlord's Work and the Tenant's Work shall be free from defects in workmanship and materials for a period of one (1) year after the Term Commencement Date. Upon the expiration of said one (1) year period, Landlord shall assign to Tenant any and all warranties and guarantees with respect to Landlord's Work and Tenant's Work and, to the extent that any such warranties and guarantees are not assignable, Landlord agrees to enforce the same for the benefit of Tenant, at Tenant's sole cost and expense. Tenant shall not be responsible to pay for any such warranties of less than one (1) year duration or enforcement by Landlord against its own employees or against Gutierrez Construction Co., Inc. or against any of its other affiliates (including their respective employees). Landlord agrees to repair, at its sole cost and expense any latent defects in Landlord's Work or Tenant's Work promptly after receipt of notice therefrom from Tenant, provided that such notice from Tenant is received by Landlord within said one (1) year period. In connection therewith, Tenant shall notify Landlord promptly after it becomes aware of any such latent defects. Any repairs or replacements or alterations to Landlord's Work or Tenant's Work after said initial one (1) year period shall be chargeable to Tenant in accordance with and subject to the provisions of Section
4.2 hereof.

         In addition to the foregoing, Landlord hereby warrants that Landlord's Work upon Substantial Completion will comply with all applicable laws then in effect and as interpreted on the date of Substantial Completion, including but not limited to all applicable building codes, governmental requirements and the regulations of the Americans with Disabilities Act of 1990 (ADA) for a period of one (1) year after the Term Commencement Date. Upon the expiration of said one
(1) year period, Landlord agrees to assign to Tenant any and all warranties and guarantees with respect to Landlord's Work and any claims that Landlord may have against any subcontractors for their failure to design or construct the Landlord's Work in compliance with all applicable laws in effect and as interpreted on the date of Substantial Completion, including but not limited to all applicable building codes, governmental requirements and the regulations of the Americans with Disabilities Act of 1990 (ADA) to the extent such warranties, guarantees and claims are not assignable, Landlord agrees to use reasonable efforts, at Tenant's sole cost and expense, to enforce the same for the benefit of Tenant. Tenant shall not be responsible to pay for any such enforcement during the one (1) year period following the Term Commencement Date or enforcement by Landlord against its own employees or against Gutierrez Construction Co., Inc. or against any of its other affiliates (including their respective employees).

3.8      TENANT'S CONTRIBUTION TO LANDLORD'S WORK

         Tenant has elected to contribute Two Million Eight Hundred Twenty-three Thousand Three Hundred Dollars ($2,823,300) (i.e., $15.00/s.f.) toward the cost of Landlord's Work ("Tenant Contribution to Landlord's Work.") In consideration thereof, Landlord has reduced the Fixed Rent payable in each year of the Initial Term of this Lease by Three Hundred Four Thousand Nine Hundred Sixteen Dollars and Forty Cents ($304,916.40) (i.e., $1.62/s.f.) per year during each year. Such Fixed Rent as reduced by said amounts is set forth in Section 1.1 of this

Lease. Such Rent Reduction is calculated on the basis of Two Million Eight Hundred Twenty-three Thousand Three Hundred Dollars ($2,823,300) times (x) .108. If there was no Tenant Contribution to Landlord's Work, the Fixed Rent that would otherwise be payable hereunder during the Initial Term would be as follows: Years 1 through 3: $19.25 per square foot; Years 4 through 6: $21.25 per square foot; Years 7 through 10: $24.25 per square foot; and Years 11 through 15: $28.25 per square foot. Any determination of the rent for any Expansion Building or Expansion Premises, as the same are defined in Exhibits "Q" and "R" under Tenant's Expansion Options, Rights of First Refusal, or Extensions under the terms of this Lease shall be calculated on the basis of the unreduced rents set forth in the immediately preceding sentence rather than the Fixed Rent set forth in Section 1.1 of this Lease which reflects the reduction thereof in recognition of Tenant Contribution to Landlord's Work for this Building. Any reduction of Fixed Rent payable for such Expansion Building(s), or Expansion Premises, or Extension, if any, shall be calculated after the determination of Fixed Rent for any such Expansion Building(s), or Expansion Premises, or Extension as provided in the applicable Exhibit to this Lease.

         Such Tenant Contribution to Landlord's Work will be paid to Landlord within fifteen (15) days of Substantial Completion of the Building. In order to guarantee Tenant's obligation to make such Contribution toward the cost of Landlord's Work, Tenant shall, on or before ten (10) business days following the execution of this Lease by both parties, provide an irrevocable letter of credit satisfactory in form and substance to Landlord's proposed construction mortgagee payable to Landlord and assignable to Landlord's construction mortgagee and its assigns in the amount of Two Million Eight Hundred Twenty-three Thousand Three Hundred Dollars ($2,823,300). The failure of the Tenant to provide such letter of credit to the Landlord within said timeframe, or the failure of the Tenant to pay to Landlord the Tenant Contribution to Landlord's Work, as specified herein, shall be an event of default under this Lease.

                                   ARTICLE IV
                                      RENT

4.1      RENT

         Tenant agrees to pay, without any offset or reduction, except as expressly set forth in Section 3.2, 7.1 or 7.2, Fixed Rent equal to 1/12th of the annual Fixed Rent in the monthly installments set forth in Section 1.1 in equal installments in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month occurring at the beginning or end of the Term, at the rate payable for such portion in advance.

4.2      OPERATING COST REIMBURSEMENT

         Tenant shall pay to Landlord, as additional rent for Landlord's Operating Costs, an additional payment on the first day of each month occurring during the Term hereof one-twelfth (1/12) of the amount of estimated annual Landlord's Operating Costs and estimated annual Real Estate Taxes.

         4.2.1 The Landlord's Operating Costs shall include, without limitation:

         (A) The following Building and Lot services which shall be provided by
Landlord: Building and Lot Expenses such as but not limited to (i) the operation, maintenance and repair of the Building parking lot, Building parking lot lighting and exterior lighting for the Building and for the Building drives;
(ii) snow removal and sanding of the Building drives and parking lots specifically not including shoveling and snow removal, sanding and sweeping of Building or Lot sidewalks which shall be the responsibility of Tenant; (iii) maintenance and repair of roadways and driveways within the Lot; (iv) maintenance and repair of exterior sewer, utility and drainage facilities on the Lot; (v) maintenance and repair of detention areas, ground water recharge areas, and exterior fire main and exterior fire hydrant facilities on the Lot; (vi) striping, changing of street and parking lot lamp-post lights on any portion of the Lot and keeping the same in proper working condition; (vii) fertilization, mowing and watering of lawns and landscaping, care of shrubbery and general grounds upkeep on any portion of the Lot (viii) cleaning exterior windows; (ix) maintaining the caulking, or recaulking of the windows, the precast panels, or other portions of the Building exterior (specifically excluding Landlord's structural obligations); (x) obtaining and maintaining real property and rental interruption special form insurance, including earthquake and flood insurance as well as commercial general liability insurance on the Building, and "all risk" insurance, including earthquake and fire coverage on the Building as required by article 5.1.6 of this Lease. The cost of all such insurance coverage obtained by the Landlord shall be included in the Landlord's Operating Costs; (xi) after the initial ten (10) years of Term, the cost of repairing and maintaining and replacing the roof shall be included in Landlord's Operating Costs; and (xii) all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance, and repair of the Building and Lot or Park, or either, and properly chargeable against income, it being agreed that if Landlord installs a new or replacement capital item for the purpose of reducing Landlord's Operating Costs (provided Landlord reasonably anticipates such new or replacement capital item will reduce Landlord's Operating Costs), the costs thereof as reasonably amortized by Landlord over the useful life in years of the capital item so installed with legal interest on the unamortized amounts, shall be included in Landlord's Operating Costs, except as otherwise set forth below to the contrary. Landlord agrees that all of such services to be included in Landlord's Operating Costs shall be obtained by Landlord at commercially reasonable, competitive market rates consistent with the operation and management of comparable "Class A" office buildings in the suburban Boston area. Tenant may participate with Landlord in the section of all major service provider contracts for the Building so as to help control both the cost and quality of service provided to the Building, so long as Tenant is leasing at least seventy-five percent (75%) of the Building and is not then in default of this Lease beyond applicable cure periods, if any, and;

         (B) All Park Services to be provided by the Landlord: Park Expenses, such as but not limited to, (i) lighting for the Park Common Areas; (ii) snow removal and sanding and maintenance and repair of roadways and driveways within the Park Common Areas; (iii) maintenance and repair of common Park exterior sewer, utility, and drainage facilities; (iv) maintenance and repair of common Park detention, ground water recharge areas, and exterior fire main and exterior fire hydrant facilities; (v) striping, changing of street and common drive lamp post lights, electrical charges for same, and keeping the same in proper working condition, (vi) lighting, traffic signals, electrical costs of the foregoing, and traffic control personnel for the park; (vii) fertilization, mowing and watering of lawns and landscaping, care of shrubbery and general grounds upkeep on common portion of the Park; (viii) operating Landlord's or the Park's Transportation Demand Management Plan as required by the Park covenants as set forth in Exhibit "I" hereto, (ix) obtaining and maintaining commercial general liability insurance covering the Common Areas of the Park. The Park common areas shall be maintained in a first-class manner, similar to office/R&D parks in the Billerica/Bedford/Burlington Massachusetts area.

         Allocation for the Park Common Areas shall be based upon the share of such costs allocated to the Lot based on the ratio of the square footage of the Building to the aggregate square footage of all buildings on all lots in the Bedford Woods Park, and with respect to the costs of snow removal and sanding and with respect to maintenance of traffic signals and traffic control personnel, such costs shall be allocated by Landlord on a reasonable basis taking into consideration the usage of the roadways and the necessity of additional snow removal and sanding due to overtime and weekend use of certain buildings within The Bedford Woods Park, and such other pertinent factors as reasonably determined by Landlord, subject to Tenant's approval, not to be unreasonably withheld, delayed or conditioned.

         Landlord's Operating Costs as used herein shall mean the sum of one hundred percent (100%) of the expenses for Landlord's maintenance and repair obligations related to the Building and its Lot as set forth in Section 4.2.1 A above, exclusive of utilities which shall be paid by Tenant as provided in this
Article 4.2.3, plus a pro rata share for the Park Common Area Expenses as set forth in Section 4.2.1 B above, which total shall constitute "Landlord's Operating Costs".

         Notwithstanding anything to the contrary in this Lease contained, Tenant shall not be required to pay Landlord's Operating Costs for:

         (a) repairs which are the responsibility of the Landlord, including repairs required to be completed by Landlord as set forth in Section 3.7 of this Lease, structural repairs, as well as repairs or other work occasioned by fire or other casualty, not caused by the negligence or willful action of Tenant, or by the exercise of eminent domain, or any work required for Landlord to comply with its construction guarantees;

         (b)      any leasing commissions;

         (c) any attorney's fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants, occupants or prospective tenants or occupants of the Building or Park;

         (d) interest, principal, ground rent, or other payments under any mortgage, ground lease or other financing or refinancing of the Building, the Lot or the Park;

         (e)      any advertising or promotional expenditures;

         (f) overhead or profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Premises to the extent that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate; and

         (g) real estate taxes for any other lot or building within the Park, except to the extent such real estate taxes relate to certain land or building(s) which benefit Tenant and are appurtenances to the Building (by way of example but not limitation, detention basins serving the Lot, driveways, roads, and sidewalks).

         (h) Costs of corrective defects in the Building or the Building equipment or replacing defective equipment solely to the extent such costs relate to items covered by warranties of manufacturers, suppliers or contractors or are otherwise borne by parties other than Landlord and for which Landlord receives full reimbursement provided, however, the cost of correcting any defects in the Landlord's Work and Tenant's Work in the first year following the Term Commencement Date as set forth in Section 3.7 of this Lease shall be excluded from Landlord's Operating Costs.

         (i) Costs of installations paid by or constructed for specific other tenants, other than Tenant, or other occupants of the Building or the Park.

         (j) All amounts which are specifically charged to or otherwise paid by any other tenant or other occupant of the Building or the Park, or for items or services which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement.

         (k) Any bad debt loss, rent loss or reserves for bad debts or rent loss.

         (l)      Expenses related to third-party landlord-tenant disputes.

         The initial payments for the first calendar year will be based on the budgets for Landlord's Operating Costs heretofore provided to Tenant, which may be adjusted as provided in this Section 4.2.

         Tenant shall receive from Landlord within five (5) months of the end of each calendar year an annual accounting, in writing, of actual charges and shall have access to the Landlord's records at reasonable times with prior written notice to verify these charges. If the funds were not fully spent, the Landlord shall then promptly provide for a rebate to Tenant of all unspent funds within thirty (30) days of such accountings, and if Landlord's Operating Costs fund was insufficient to pay such charges, the Tenant shall pay any deficiency to the Landlord within thirty (30) days of billing by Landlord. Landlord reserves the right to adjust the estimated Landlord's Operating Costs annually effective on the first day of each calendar year during the Term hereof upon thirty (30) days prior written notice to Tenant and upon prior receipt by Tenant of documentation evidencing the reasons for such change. Any such change shall be effective retroactively to the first day of the calendar year during which the adjustment is made.

         Notwithstanding anything contained herein, Landlord reserves the right to separately invoice Tenant during the calendar year for Tenant's share of any actual expense for items reasonably beyond the Landlord's control contained in the Landlord's Operating Costs fund which exceeds the amount for such item in the estimated Landlord's Operating Costs for that year by greater than five percent (5%) provided: (a) that such special invoicing shall be no more frequent than twice annually, and (b) that Tenant shall have sixty (60) days to make payment thereon.

         If the total of the monthly payments paid by Tenant with respect to any Fiscal Year exceeds the actual Operating Cost Escalation for such Fiscal Year, then, at Landlord's option, such excess shall be either (i) credited against payments on account of Operating Cost Escalation next due hereunder, or (ii) refunded by Landlord to Tenant.

         The term "Fiscal Year" as used in this Article shall mean the period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

         4.2.2 REAL ESTATE TAXES - Tenant shall pay to Landlord as Additional Rent the Real Estate Taxes within ten (10) days prior to the due date of any Real Estate Tax bill. In the event the mortgagee on the Property requires the Real Estate Taxes to be escrowed, Tenant agrees to pay to Landlord as Additional Rent with the Fixed Rent payment on the first date of each calendar month included in the Term, one twelfth (1/12) of the Real Estate Taxes. The Term "Real Estate Taxes" as used above shall mean all taxes of every kind and nature assessed by any governmental authority on the Lot, the Building and improvements, or both, and on the Common Areas of the Park which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operating of the Lot, the Building and improvements, or both, subject to the following: There shall be excluded for such taxes all income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance and transfer taxes, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot, Building and improvements, or both, and the Common Areas of the Park, a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term "real estate taxes". Landlord agrees to promptly give Tenant notice of any Real Estate Tax bills received by Landlord. Tenant shall have the right, upon prior notice to Landlord, to seek an abatement of or contest or review by legal proceedings or otherwise any such Taxes, and at the request of Tenant, Landlord shall join and otherwise cooperate in any such proceedings, provided that Tenant shall defend, indemnify and save harmless Landlord from and against any cost or expense incurred by Landlord in connection with any such proceedings. Tenant shall be entitled to any rebate or refund of Taxes received by Landlord or Tenant to Taxes in respect of the Premises for the Term of the Lease.

         The amount of any refund of real estate taxes shall be credited against real estate taxes for the Fiscal Year in which such refund is received; provided, however, in the event that Landlord receives a refund on account of real estate taxes after the expiration of the Term, which refund relates to a Fiscal Year during the Term, the amount of such refund fairly allocable to Tenant shall be refunded to Tenant by Landlord. All references to real estate taxes "for" a particular Fiscal Year shall be deemed to refer to real estate taxes due and payable during such Fiscal Year without regard to when such impositions are assessed or levied.

         Notwithstanding any language to the contrary contained herein, Landlord's Operating Costs shall be reduced by reimbursements, credits, discounts, reductions or other allowances received or receivable by Landlord for items of cost included in Landlord's Operating Costs (except for reimbursements to Landlord by tenants under the additional rent provisions of their respective leases), including any tax refunds realized as a result of any abatement proceeding or otherwise. Landlord hereby covenants and agrees that, provided Tenant has paid Real Estate Taxes to Landlord in a timely manner as hereunder set forth, Landlord will pay such Real Estate Taxes to the taxing authority when the same are due and payable.

         4.2.3 UTILITIES - Tenant shall pay directly to the proper authorities charged with the collection thereof all deposits and charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due, which bills shall be placed in Tenant's name and billed directly by the respective utilities to Tenant, Landlord reserving the right to pay such bills if unpaid by Tenant beyond any applicable grace period, and to recover such payment from Tenant with any interest and/or penalties chargeable thereon as Additional Rent.

         All records that the Landlord is required to maintain hereunder shall be maintained by the Landlord for a period of two (2) years following the expiration of the Fiscal Year to which such records relate. Tenant shall have the right, through its representatives, to examine, copy and audit such records at reasonable times, but no more than once per Fiscal Year, upon not less than ten (10) days prior written notice. Such records shall be maintained at Landlord's Address set forth in Section 1.1, or such other place within the Commonwealth of Massachusetts as Landlord shall designate from time to time for the keeping of such records. The costs of such audits shall be borne by Tenant; provided, however, that if such audit establishes that the actual Operating Cost for the Fiscal Year in question is less than the Landlord's final determination of the Operating Cost as set forth in the Landlord's Statement submitted to Tenant by at least six (6%) percent, then Landlord shall pay the reasonable cost of such audit. If, as a result of such audit, it is determined that Tenant must pay additional amounts to Landlord on account of the Operating Cost, or that Tenant has overpaid Landlord on account of the Operating Cost, then the undercharged or overpaid party shall reimburse the other party for the payment due, together with interest thereon from the date of Landlord's Statement at the interest rate set forth in Section 4.3 hereof.

         Notwithstanding anything contained to the contrary in this Lease, the initial responsibility for the payment of all real estate taxes with respect to the Building and the Park shall be upon the Landlord and the Landlord agrees to pay the same as required by law. Landlord shall provide Tenant with a computation of Tenant's pro rata share thereof, and upon Tenant's request, copies of all tax bills.

         Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2 to any annual period other than the Fiscal Year and upon any such change all items referred to in this Section shall be appropriately apportioned. In all Landlord's Statements, rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord's Statement shall be included therein on the basis of Landlord's estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord's Statement, and appropriate adjustment shall be made according thereto.

         Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a Fiscal Year at the end of the Term, Tenant's last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord's best estimate of the items otherwise includable in Landlord's Statement and shall be made on or before the later of
(a) ten (10) days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord's Statement. Without limitation, the obligation of Tenant to pay the Operating Cost with respect to any Fiscal Year during the Term (or portion thereof) shall survive the expiration or earlier termination of the Term.

4.3      PAYMENTS

         All payments of Fixed Rent and additional rent shall be made to Managing Agent, or to such other person as Landlord may from time to time designate in writing. If any installment of rent, Fixed Rent or additional, or on account of leasehold improvements is paid more than five (5) days after the due date thereof, at Landlord's election, it shall bear interest at the rate of the prime rate of Fleet National Bank or a major New York Bank selected by Landlord plus five (5) percent per annum (or, if lower, the maximum rate permitted by law).

                                    ARTICLE V
                              LANDLORD'S COVENANTS

5.1      LANDLORD'S COVENANTS DURING THE TERM

         Landlord covenants during the Term:

         5.1.1 Building Services - To furnish, through Landlord's employees or independent contractors, the services set forth in Section
                  4.2.1 hereof;

         5.1.2 Additional Building Services - To furnish, through Landlord's employees or independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable and competitive rates from time to time established by Landlord to be paid by Tenant;

         5.1.3 Repairs - Except as otherwise provided in Article VII, or except as resulting from Tenant's negligence, overloading or misuse, or by Tenant's failure to perform its obligations under the Lease, except as resulting from settling or sagging within standard engineering tolerance (provided that the settling or sagging does not affect the surface or structural integrity of the Building or in any way materially affect the ordinary and customary use of the Premises, or any part thereof by Tenant), or except for damage or deterioration resulting from reasonable wear and damage, Landlord shall keep in good order, condition and repair, the roof of the Building, all gutters and downspouts, foundations, exterior (including exterior painting and finish) and structural portions of the Building, all building systems serving the Building, and all plumbing and utility lines serving the Premises, whether located within or outside of the Premises. The Landlord's obligations shall include, without limitation, the obligation to make all necessary repairs, replacements or alterations to the roof, the exterior walls, the foundation, the floor slabs and all other structural elements of the Building, as well as caulking windows and precast panels and other portions of the Building exterior, to clean the exterior windows of the building to maintain the Building Parking Area and to maintain in good order and condition the other buildings and improvements located within the Park, including but not limited to the Common Areas of the Park. Landlord shall also maintain, repair and replace the rooftop HVAC equipment (specifically excluding all interior portions of the HVAC system including but not limited to VAV boxes, duct work, circulating pumps control systems, in the Building) in accordance with the requirements of the Landlord's Plans and Tenant's Plans, and shall assign (to the extent assignable) all warranties and guarantees with respect thereto to Tenant. Tenant may elect, at its cost and expense and upon the prior consent of Landlord (which such consent shall not be unreasonably withheld or delayed), to bring actions to enforce remedies under said warranties or guarantees in the name of the Landlord or jointly with Landlord, at no expense to Landlord;

         5.1.4 Quiet Enjoyment - That Landlord has the right to make this Lease and that Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof;

         5.1.5    Intentionally Deleted.

         5.1.6 Landlord's Insurance - Beginning with the commencement of Landlord's Work and thereafter throughout the Term, Landlord shall purchase and keep in force, broad-form commercial general liability insurance, or the equivalent then-customary form providing comparable coverages, written out on an occurrence basis containing provisions adequate to protect the Landlord from and against claims for bodily injury, including death and personal injury and claims for property damage occurring within the Park and/or the Building, such insurance having body injury and property damage combined limits of not less than five million dollars ($5,000,000) per occurrence. In addition, Landlord, for itself and for Tenant as an additional insured as their interest may appear, shall procure and continue in force during the Term, as the same may be extended hereunder, fire and extended coverage insurance, including vandalism, sprinkler leakage and malicious mischief, upon the Building on a full replacement cost basis and upon the Tenant's Work installed initially by the Landlord in the Building on a full replacement cost basis; agreed cost value endorsement with agreed values for the Building and other tenant improvements and alterations, as determined annually by the Landlord's insurer. Landlord shall also procure and continue in force during the Term, as the same may be extended hereunder, (i) rental interruption insurance for twelve (12) months or the maximum amounts permitted, and (ii) Pollution and Remediation Legal Liability insurance. Copies of certificates of insurance evidencing the foregoing shall be furnished to Tenant, upon Tenant's reasonable request. All insurance required of Landlord pursuant to this Section shall be effected under policies issued by insurers or recognized responsibility (which are rated A or A+ by Best's Rating Service or a comparable rating by an equivalent service). The coverages required by this Section 5.1.6 may be provided by a single "package policy";

         5.1.7 Landlord's Indemnity - Landlord covenants and agrees to defend, with counsel reasonably acceptable to Tenant, save harmless and indemnify Tenant from any liability for injury, loss, accident or damage to any person or property on the Premises or the Park, and from any claims, actions, proceedings and reasonable expenses and costs in connection therewith (including, without implied limitation, reasonable counsel fees), arising directly from the negligence acts and/or gross misconduct of Landlord and not caused directly by the negligent acts or gross misconduct of Tenant. In no event shall Landlord be obligated to indemnify Tenant for any willful or negligent act or omission of Tenant or of any of Tenant's employees, agents, contractors or licensees;

         5.1.8 Hazardous Materials - Landlord represents and warrants that, to the best of Landlord's knowledge as of the date of this Lease (i) there does not exist any leak, spill, release, discharge, emissions or disposal of Hazardous Materials on the Lot (including the Building to be located thereon), and (ii) the Premises do not (and will not as of the date of Substantial Completion) contain any Hazardous Materials, except as may be specified in Tenant's Plans or as may be contained in customary cleaning supplies or in such other supplies that are necessary for Landlord to perform its obligations hereunder. In the event that any such leak, spill, release, discharge, emission or disposal of Hazardous Materials shall occur on the Lot or (apart from DE MINIMIS amounts of such materials used for cleaning and maintenance purposes or in connection with the operation of loading docks) the Building as result of any negligent acts or gross misconduct of Landlord, Landlord shall take any and all actions necessary to bring the Premises, and/or the Building (excluding all portions thereof leased or leasable to tenants) into compliance with applicable law and other governmental requirements relating thereto.

                  Landlord agrees to notify Tenant immediately upon discovery of any Hazardous Materials on the Premises and to indemnify, defend and hold harmless Tenant and its officers, employees and agents from and against any claims, judgments, damages, penalties, fines, costs, liabilities or loss which arise (a) before the commencement of the Term and (b) during or after the Term from or in connection with the presence or suspected presence of Hazardous Materials on the Premises or in the Park caused directly by the negligent acts or gross misconduct of Landlord. In no event shall Landlord be obligated to indemnify Tenant for any Hazardous Materials which arise, as a result of the negligent acts or gross misconduct of Tenant, its officers, employees, agents, contractors or licensees. The covenants and indemnifications set forth in this Section 5.1.8 shall survive the expiration or earlier termination of this Lease; and

         5.1.9 Tenant's Costs - In case Tenant shall, without any fault on its part, be made party to any litigation commenced by or against Landlord or by or against any parties in possession of the Premises or any part thereof claiming under Landlord, Landlord agrees to reimburse Tenant for all reasonable costs, including without implied limitation, reasonable counsel fees, incurred by or imposed upon Tenant in connection with such litigation and to pay all such reasonable costs and fees incurred in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease.

         5.1.10 Park Common Areas - To maintain the Building Park Area, Lot and Common Areas of the Park in the same manner as other first class office parks in the Bedford or Billerica, Massachusetts area.

         Except as specifically provided to the contrary in Section 4.2, Landlord shall charge Tenant under the provisions of Section 4.2 for the costs incurred by Landlord in connection with the services and/or repairs set forth in Sections 5.1.1, 5.1.2, 5.1.3 5.1.6 and 5.1.10 above; provided, however, Landlord shall be responsible to pay the following, at its sole cost and expense: (i) replacements which are necessary to maintain the structural integrity of the Building and (ii) during the initial ten (10) years of the Term, the water tight integrity of the roof, reasonable wear and tear and damage and destruction due to casualty or eminent domain or resulting from Tenant's negligence, or misuse, or overloading as prohibited by Section 6.12, or by reason of Tenant's use of the Premises other than for the Permitted Uses of the Lease, or by Tenant's failure to perform its obligations under the Lease, or resulting from actions of Tenant, Tenant's contractors, or Tenant's subcontractors which damage the roof or wall systems or otherwise void or impair any then existing roof guarantees or warranties excepted and (iii) maintenance and repairs (and replacements, if necessary) covered by Landlord's or manufacturers warranties described in
Section 3.7 above.

5.2      INTERRUPTIONS

         Except as otherwise set forth in Article VII Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord's entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Lot. In case, notwithstanding Landlord's diligent efforts in connection therewith (which such efforts shall never obligate Landlord to pay for overtime and/or premium time work, or to pay a premium for expedited delivery, except as such additional costs are so authorized and paid for by Tenant), Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause reasonably beyond Landlord's control (expressly excluding Landlord's financial inability), Landlord shall not be liable to Tenant therefore, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes, actual or constructive, total or partial, eviction from the Premises.

         Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

                                   ARTICLE VI
                               TENANT'S COVENANTS

6.1      TENANT'S COVENANTS DURING THE TERM

         Tenant covenants during the Term:

         6.1.1 Tenant's Payments - To pay when due (a) all Fixed Rent and additional rent, (b) all taxes which may be imposed on Tenant's personal property in the Premises (including, without limitation, Tenant's fixtures and equipment) (c) directly to the utility provider (if not payable to Landlord), subject however, to Tenant's right to contest and seek abatement thereof, all charges by public utility for electricity, gas, telephone and other utility services (including service inspections therefor and the charges as may be imposed pursuant to Exhibit D hereof) rendered to the Premises and (d) as additional rent, all reasonable charges of Landlord for services rendered pursuant to Section 5.1.1, 5.1.2, 5.1.3,
                  5.1.6 and 5.1.10 hereof, except as set forth in the last Section of Section 5.1.

         6.1.2    Repairs and Yielding Up - Except as otherwise provided in
                  Article VII and Section 5.1.3, to keep the interior, non-structural elements of the Premises in good order, repair and condition, reasonable wear and damage or destruction by casualty or eminent domain excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and any items, the removal of which is required by Sections
                  3.1 or 6.1.15 or by agreement or specified therein to be removed at Tenant's election and which Tenant elects to remove, and repairing all damage caused by such removal and leaving them clean and neat; any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord, in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire reasonable cost and expense incurred by it by effecting such removal and disposition;

         6.1.3 Occupancy and Use - To use and occupy the Premises only for the Permitted Uses; and not to injure or deface the Premises, Building or Lot; and not to permit in the Premises any auction sale, nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit any use thereof which is improper, offensive, contrary to law or ordinances, or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building, unless Tenant agrees to pay such increased premiums and/or costs, and such use (if other than Permitted Uses) is approved by Landlord in advance;

         6.1.4 Rules and Regulations - To comply with the Rules and Regulations set forth in Exhibit E and all other reasonable Rules and Regulations hereafter made by

                  Landlord, of which Tenant has been given notice, for the care and use of the Building, Lot and Common Areas of the Park (and their facilities and approaches as further described in the Park Covenants attached hereto as Exhibit I), it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building or Park to conform to such Rules and Regulations; provided that (i) such Rules and Regulations are enforced in a non-discriminatory fashion, and
                  (ii) such Rules and Regulations do not materially interfere with Tenant's use of the Premises and the Building Parking Area.

         6.1.5 Compliance with Laws and Safety Appliances - To keep, from and after the initial installation thereof by Landlord, the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any and public authority and to procure and comply with all licenses and permits so required, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant's Permitted Uses. Tenant shall have the right, upon giving notice to the Landlord, to contest any obligation imposed upon it pursuant to the provisions of this Section 6.1.5, and provided the enforcement of such requirement or law is stayed during such contest and such contest will not subject the Landlord to penalty or jeopardize the title to the Premises or otherwise affect the Premises in any adverse way. Landlord shall cooperate with Tenant in such contest and shall execute any documents reasonably required in the furtherance of such purpose. During the last three (3) years of the Term, as it may be extended, any capital items in the Base Building required to be installed by Tenant in the Premises after the Term Commencement Date as hereinabove provided, having a useful life greater than the remaining Term of the Lease shall be paid for by Tenant in an amount equal to the cost of such capital item multiplied by a fraction, the numerator of which shall be equal to the number of months remaining in the balance of the Term (including any exercised Extension Options) and the denominator equal to the number of months of the useful life of such capital item. Should Tenant later extend the Term of this Lease, then on the first day of any such Extension Term, Tenant shall pay as additional rent, an additional reimbursement toward the cost of such previously replaced capita item equal to the cost of such replaced item multiplied by a fraction, the numerator of which equal the number of months in the Extension Term, and the denominator equal to the remaining useful life of said replaced item as originally estimated hereunder. Whenever the fraction is equal to or greater than one, then the fractional value shall be equal to one (1). Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or
                  (ii) repairs or modifications to the utility or building service equipment located outside of and not exclusively serving the Premises;

         6.1.6 Assignment and Subletting - Tenant shall have the right, subject to the requirement of obtaining Landlord's prior written consent, such consent not to be unreasonably withheld or delayed by Landlord, to assign this Lease or sublet the whole or any portion of the Premises, which assignment or sublease shall be only for the Permitted Uses, it being understood that Tenant shall, as additional rent, reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee). Such consent by Landlord to any of the foregoing in a specific instance (i) shall be reasonable, subject to the provisions hereinafter provided, and (ii) shall be subject to the prior written approval of Landlord's mortgagee(s). Landlord's consent shall not be treated as having been withheld unreasonably if, in connection with any such proposed assignment or subletting: (i) the terms of the proposed assignment or subletting do not prohibit further assignments of the Lease or subletting of the Premises without the written consent of Landlord, the granting of which consent shall be subject to the terms and conditions hereof, and in any event shall not be unreasonably withheld or delayed; and/or (ii) in connection with an assignment of this Lease, the assignee does not agree directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting without the written consent of Landlord; and/or (iii) the proposed assignment or subletting violates an exclusive use restriction of the Building or Park. Tenant hereby acknowledges and agrees that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold consent to a proposed request by Tenant for consent to assignment or subletting. No consent to any of the foregoing in a specific instance shall operate as waiver in any subsequent instance. In addition, Tenant shall not have the right to transfer or convey to any sublessee(s) other than to a Permitted Transferee (as defined below), any renewal, expansion, or first refusal rights of Tenant set forth in this Lease.

                  If an assignment or subletting is proposed to be made and Landlord's consent is required as hereinabove provided, Tenant shall give Landlord prior notice of such proposal, which such notice shall include such information as Landlord may reasonably request relative to facts which would bear upon the factors entering into the determination whether Landlord's approval is to be granted, and it is understood that Landlord shall use diligent efforts within a period of thirty (30) days after the submission of such information by Tenant to make its determination whether Landlord's approval is to be granted hereunder.

                  Notwithstanding any provision contained in this Lease, no consent of Landlord shall be required for the assignment of this Lease or the subletting of any portion (or all) of the Premises for the Permitted Uses, (i) to a subsidiary of Tenant, (ii) to a corporation or other entity into or with which Tenant has merged or consolidated or to which substantially all of Tenant's stock or assets are transferred,
                  (iii) to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, or (iv) to any corporation or other entity with which Tenant is otherwise affiliated (collectively, the "Permitted Transferees"); provided that, in any of such events, (x) Tenant shall remain directly and primarily liable, and (y) any such sublessee or assignee agrees directly with Landlord by written instrument reasonably satisfactory to Landlord and such assignee or sublessee to be bound by all of the obligations of Tenant. In the event of any such assignment or subletting for which no consent by Landlord is required hereunder, Tenant shall not be obligated to share Rent Differential as hereinafter set forth.

                  If this Lease shall be assigned, or if the Premises or any part hereof shall be sublet or occupied by any person other than Tenant, Landlord may, at any time and from time to time, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the annual Fixed Rent, additional rent and all other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Section 6.1.6, or acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance of the terms, covenants and conditions of this Lease on the part of Tenant to be performed. Further, no liability hereunder of Tenant shall be discharged, reduced, released or impaired in any respect by any waiver, indulgence or extension of time which Landlord may grant to the then owner of Tenant's interest in this Lease, whether or not notice thereof has been given or consent from Tenant has been obtained.

                  Landlord shall have the option to require that any portion of rental received by Tenant from subtenant or assignee to which Landlord is entitled pursuant to this Section 6.1.6 be remitted directly to Landlord, provided that such amounts are credited pro tanto against Tenant's rental obligations.

                  If Landlord approves a sublease or assignment, and said sublease or assignment is for a total rental amount which on an annualized basis is greater than the unreduced Fixed Rent plus three dollars and sixty three cents ($3.63) per square foot (as set forth in Section 3.8 of this Lease) and additional rent due from Tenant to Landlord under this Lease, Tenant shall pay to Landlord, forthwith upon Tenant's receipt of each installment of such excess rent, during the term of any approved sublease or assignment, as additional rent hereunder, in addition to the Fixed Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the positive excess between all fixed rent and additional rent received by Tenant under the sublease or assignment and the unreduced Fixed Rent (as set forth in Section 3.8 of this Lease) plus three dollars and sixty three cents ($3.63) per square foot and the additional rent due hereunder after Tenant has recouped its reasonable out-of-pocket expenses with respect to such sublease or assignment, including without limitation, reasonable real estate brokerage commissions, reasonable legal fees, reasonable free rent, reasonable marketing costs and the reasonable costs of refurbishment of the Premises for such sublease or assignment (the "Rent Differential"). The fifty percent (50%) figure set forth in the immediately preceding sentence shall apply unless and until the Tenant has sublet or assigned fifty percent (50%) of the Premises; after the time in which Tenant subleases more than fifty percent (50%) of the Premises the percentage payable to the Landlord as hereinabove provided shall increase on all sublease(s) and any assignment to equal the percentage of the Premises being subleased or assigned (by way of example and not limitation if Tenant subleased seventy-five percent (75%) of the Premises, Landlord would be entitled to seventy-five percent (75%) in the calculation of the Rent Differential set forth above). In the event the sublease is for less than the full Premises hereunder, the above rent adjustment shall be equitably pro rated on a square foot basis. Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or primarily on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession use, occupancy or utilization of any part of the Premises;

         6.1.7 Indemnity - To defend, with counsel reasonably acceptable to Landlord, save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property occurring on the Premises, in the Building, or elsewhere in the Park, and from any claims, actions, proceedings and expenses and costs in connection therewith or elsewhere in the Park (including, without implied limitation, reasonable counsel fees): (i) arising from the negligent acts or gross misconduct of Tenant or any of Tenant's employees, agents, contractors, licensees or invitees and not caused directly by the negligent acts or gross misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease. In no event shall Tenant be obligated to indemnify Landlord for any willful or negligent act or omission of Landlord or any of Landlord's employees, agents, contractors or licensees. The covenants and indemnifications set forth in this Section 6.1.7 shall survive the expiration or earlier termination of this Lease;

         6.1.8 Tenant's Liability Insurance - To maintain public liability insurance in the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1 and from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes and, upon written request therefor, to furnish Landlord (and/or its mortgagees) with certificates thereof;

         6.1.9 Tenant's Workers' Compensation Insurance - To keep all Tenant's employees working in the Premises covered by workers' compensation insurance in statutory amounts and to furnish Landlord with certificates thereof;

         6.1.10 Landlord's Right of Entry - Signs and Flags - Upon not less than twenty-four (24) hours advance notice (except in the event of emergencies), to permit Landlord and Landlord's agents entry; to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements; to remove, at Tenant's expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or other improvements visible outside the Building not consented to in writing; Landlord acknowledging and agreeing however that Tenant shall have the right, subject to Tenant obtaining all necessary governmental permits and approvals, to install and maintain three flag poles as well as one placard monument sign with Tenant's logo, the latter only if permitted as of right by the Town of Bedford, Massachusetts Bylaws, to be located in front of the Building, outside of the Building Parking Area and mutually acceptable to Landlord and Tenant. Tenant shall reimburse Landlord for the actual third party costs and expenses incurred by Landlord in connection with obtaining said permits and approvals, including reasonable attorney fees and disbursements; Tenant agrees to cooperate with Landlord during the permitting process by (i) promptly executing the necessary documentation requested by Landlord, and (ii) by furnishing the same to Landlord promptly upon Landlord's request, but in no event later than seven (7) days following Landlord's request. Further the construction, erection and maintenance of such flag poles and such placard monument signage shall be the Tenant's sole responsibility and at Tenant's sole cost and expense; and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times;

         6.1.11 Loading - Not to place a load upon the Premises exceeding an average rate of one hundred (100) pounds of live load per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such a manner and at such times as Landlord shall in each instance approve; Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise;

         6.1.12 Landlord's Costs - In case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by any party claiming under Tenant, to pay, as additional rent, all actual third party reasonable costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation, and, as additional rent, also to pay all such reasonable costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease;

         6.1.13 Tenant's Property - All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or on the Lot shall be at the sole risk and hazard of Tenant, except for Landlord's gross negligence or willful act or omission, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except if caused directly by Landlord's gross negligence or willful misconduct;

         6.1.14 Labor or Materialmen's Liens - To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or material performed or furnished in connection therewith to attach to the Premises; and within ten (10) days after Tenant's receipt of notice thereof, to discharge or bond over with a bond satisfactory to Landlord and Landlord's mortgagee(s) any such liens which may so attach;

         6.1.15 Changes or Additions - Not to make any material changes or additions to the Premises without Landlord's prior written consent, which such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may, from time to time, at its own cost and expense and without the consent of Landlord, make non-structural alterations, additions or improvements to the Premises, so long as they do not affect any of the mechanical, electrical or plumbing systems of the Building (collectively herein called "Alterations") whose cost in any one instance is Fifty Thousand Dollars ($50,000.00) or less, provided that Tenant first notifies Landlord in writing of any such Alterations. If Tenant desires to make any Alterations costing in excess of Fifty Thousand Dollars ($50,000.00) in any one instance or any other alteration, including any structural alteration or alteration affecting any of the mechanical, electrical or plumbing systems of the Building, Tenant must first obtain the consent of Landlord thereto, which consent shall not be unreasonably withheld or delayed. If Landlord reasonably concludes that the Alterations involve any construction, alterations or additions requiring unusual expense to readapt the Premises to normal office use on the Term Expiration Date, Landlord shall notify Tenant in writing at the time of approval that such readaptation will be required to be made by Tenant prior to such Term Expiration Date without expense to Landlord.

                  Any and all such alterations, including Alterations, may be done by any contractor chosen by Tenant provided any such contractor is reputable, bondable by reputable bonding companies, carries the kind of insurance and in the amounts set forth herein, and will work in harmony with Landlord's contractors and laborers in the Building;

                  Tenant shall ensure that its contractors and subcontractors procure and maintain insurance as required by Tenant's Contractors and Subcontractors Minimum Insurance Requirements set forth in Exhibit "H" of this Lease.

                  Tenant in making any alterations, including Alterations, shall cause all work to be done in a good and workmanlike manner using materials substantially equal to or better than those used in the construction of the Premises or original Tenant's Work and shall comply with or cause compliance with all laws and with any direction given by any public officer pursuant to law. Tenant shall obtain or cause to be obtained and maintain in effect, as necessary, all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of the alterations, including the Alterations. Landlord shall cooperate with Tenant in the obtaining such permits, licenses and approvals and shall execute any documents reasonably required in furtherance of such purpose, provided any such cooperation shall be without expense and/or liability to Landlord.

                  At least annually if such Alterations or any other alterations hereunder have occurred during the past calendar year, Tenant shall furnish to Landlord as-built sepias and, if applicable, operating manuals, or, at Landlord's option and only if Tenant's computer system is compatible with that of Landlord's, computer disk specifications compatible with Landlord's computer system of the work done by Tenant during such past year and copies of all permits issued in connection therewith.

                  Tenant shall have its contractor procure and maintain in effect during the term of such alterations, including Alterations, satisfactory insurance coverages with an insurance company or companies authorized to do business in the Commonwealth of Massachusetts, and shall, upon Landlord's request, furnish Landlord with certificates thereof;

         6.1.16 Holdover - To pay to Landlord two hundred percent (200%) the total of the Fixed and additional rent then applicable for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise; provided however that Tenant shall be responsible to pay to Landlord only one hundred twenty-five (125%) percent of the total Fixed Rent and additional rent then applicable for the first (60) sixty days Tenant retains possession of the Premises or any part thereof after termination of this Lease. The provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease;

         6.1.17 Hazardous Materials - Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials onto the Premises or the Lot, except in accordance with the requirements of applicable laws and regulations. Tenant shall not allow the storage or use of such substances or materials in any manner not permitted by law, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant's business. Upon Landlord's written request, Tenant shall furnish to Landlord an inventory of the identity of such substances or materials used in the ordinary course of Tenant's business. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. c.21C, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. c.21E, any applicable local ordinance or bylaw, and the regulations adopted under these acts, as amended (collectively, the "Hazardous Waste Laws"). If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous substances or materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if and only if the following conditions are satisfied; (i) if such requirement applies to the Premises and (ii) if an independent, reputable third party engineer employed by Landlord or persons acting under Landlord conclusively determines that such release had been or is likely to have been solely and exclusively caused by Tenant or persons acting under Tenant. If Tenant receives from any federal, state or local governmental agency any notice of violation or alleged violation of any Hazardous Waste Law, or if Tenant is obligated to give any notice under any Hazardous Waste Law, Tenant agrees to forward to Landlord a copy of any such notice within three (3) days of Tenant's receipt or transmittal thereof. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge or belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner provided in Section 6.1.7 of this Lease from any release of hazardous substances or materials on the Premises or elsewhere in the Park to the extent caused by Tenant or persons acting under Tenant. Notwithstanding the immediately preceding sentence, after deducting all of Landlord's costs, if any, Landlord will credit Tenant with any net insurance proceeds received by Landlord from any Pollution and Remediation Legal Liability insurance policy in effect covering the Premises. Landlord retains the right to inspect the Premises at all reasonable times, upon reasonable notice to Tenant, to ensure compliance with this Section. The within covenants shall survive the expiration or earlier termination of the Term;

         6.1.18 Signs - Tenant shall not, without prior written consent of Landlord (which such consent shall not be unreasonably withheld or denied but may be withheld in Landlord's sole discretion if Tenant is then in default of this Lease beyond any applicable cure periods or if Tenant is not then leasing at least seventy-five percent (75%) of the Building) (for purposes of this 75% determination, space subleased to others by Tenant will not be deducted from Tenant's Leased Premises),
                  (a) place any exterior signs visible outside the Building, on the Lot or the Premises or anywhere on the exterior of the Building, or (b) place any curtains, blinds (other than standard vertical blinds), shades, awnings, or flagpoles, or the like, in the Premises or anywhere on or in the Building visible from outside the Premises, except as otherwise expressly set forth below in this Section 6.1.18 or elsewhere in this Lease. Tenant shall pay the expenses involved in the erection of any sign and of obtaining all necessary permits and approvals therefor. Except as otherwise provided below with respect to the initial Building signage, Tenant warrants that it shall obtain (and furnish copies thereof to Landlord) all necessary permits and approvals in compliance with local codes and ordinances prior to erecting any such sign(s) and that all of such signage shall be in accordance with first-class building standards. Tenant shall remove any of such sign(s) erected by Tenant or on behalf of Tenant upon the termination of this Lease.

                  In connection with Tenant's initial Building signage, Landlord shall use reasonable efforts to obtain, on Tenant's behalf, all necessary permits and approvals required pursuant to local codes and ordinances for the building and site signage (i.e., two signs on the Building facade, signage on the entrance sign of the Park, and signage on the Building' directory and on any other applicable floor directories of the Building) set forth and described in Exhibit H hereto. Tenant's Building and Lot signage shall be exclusive until such time as Tenant fails to lease at least seventy-five percent (75%) of the Building or Tenant defaults in the terms of this Lease beyond applicable cure periods. In addition thereto, provided Tenant is the sole tenant in the Park, Tenant shall have the right, subject to all applicable laws, ordinances and regulations and subject to Tenant obtaining all necessary permits and approvals required pursuant to all applicable laws to install and maintain one placard monument sign at the entrance to the Park and one monument sign immediately adjacent to the Building. If Tenant is not the sole tenant in the Park then so long as Tenant is leasing at least two (2) entire buildings in the Park, if Tenant can obtain the required permits and approvals for two
                  (2) monument signs at the entrance to the Park, subject to Tenant obtaining all necessary permits and approvals for both such signs, then Tenant shall be entitled to install and maintain one such sign, the choice of the two sign locations to be the Landlord's. Tenant shall reimburse Landlord for the actual third-party reasonable costs and expenses incurred by Landlord in connection with obtaining said permits and approvals, including reasonable attorneys fees and disbursements. Tenant agrees to cooperate with Landlord during the permitting process by (i) promptly executing the necessary documentation reasonably requested by

                  Landlord, and (ii) by furnishing the same to Landlord promptly upon Landlord's request, but in no event later than seven (7) days following Landlord's request. Further, the construction, erection and maintenance of any such signage shall be Tenant's sole responsibility and at Tenant's sole cost and expense. Notwithstanding the foregoing, Landlord and Tenant agree (i) that the cost of the signage on the Building's directory and on other applicable floor directories shall be borne by Landlord, with the graphics cost/placement being the responsibility of the Tenant, and (ii) that Tenant shall have the right, at its sole cost, to place its corporate logo on the entrance door to the Premises and elsewhere within the Premises;

         6.1.19 LIGHTING RESTRICTIONS - Landlord is obliged under agreements with the Town of Bedford, Massachusetts to ensure that all interior lights in the Building (except for emergency lights) that are on the northwest (front) side of the Building, or are readily visible from the northwest side of the Building be controlled by motion detector shut offs that will turn off such lights in such spaces when motion is not detected therein. Such switches will be installed in such Tenant Space. Landlord shall reimburse Tenant the initial marginal cost of installing such motion detector switches.

         6.1.20 TRANSPORTATION DEMAND MANAGEMENT PLAN - This property is subject to a Special Permit from the Town of Bedford, Massachusetts for increased number of parking spaces. The Tenant agrees to cooperatively participate in, and actively support, Landlord's and/or the Park's Transportation Demand Management Plan wherever possible to achieve the Park's goal of peak hour traffic reduction. Tenant shall reimburse Landlord for its pro rata share of Landlord's Transportation Demand Management Plan expenses which may include such services as:

                    * Access GIS/Rideshare to assist in matching interested employees into car-pools and vanpools.

                    * Provide a "Guaranteed Ride" program which provides a back-up in the event of an emergency;

                    * Promotional events at their facilities to distribute transportation information and answer questions;

                    * Operate a "transportation store" to provide up-to-date information on transit schedules, services, and fares;

                    *    Organize van-pools;

                    * Work with state agencies including MassHighway, EOTC, CARAVAN Commuters, or others, as necessary on transportation matters; and


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

                    *    Implement preferential parking for rideshares.

         6.1.21 TELECOMMUNICATIONS AND ROOFTOP INSTALLATIONS - Tenant is hereby granted the right, subject to applicable law and the last sentence of this Section 6.1.21 to use the roof of the Building (the "Roof") for the installation, operation and maintenance, at Tenant's sole cost and expense, of such telecommunications equipment and devices thereon as Tenant shall elect to install and operate in its reasonable discretion (subject to the limitations in this Section 6.1.21. Tenant's Rooftop Improvements shall not (a) have any material adverse impact on the structural integrity of the Building or roof, (b) void a roof membrane warranty or guaranty, or materially and adversely disturb or otherwise affect the architectural integrity of the Building, (c) be substantially dissimilar from those generally installed on other similar office and research and development buildings of which Tenant is the owner or a substantial occupant, or (d) be used for telecommunications services for the benefit of persons or entities other than Tenant or any subtenant or assignee of Tenant (it being agreed that the sale of telecommunications services to members of the public is not included within the rights granted to Tenant under this Section 6.1.21), but is reserved to Landlord. Prior to the installation of any Rooftop Improvements, Tenant shall obtain and submit to Landlord (x) for its approval, plans and specifications for the proposed Rooftop Improvements (including its size, location, height, weight and function), along with copies of all required permits and licenses required from all applicable governmental authorities, and (y) if Tenant so elects, a request that Landlord not require Tenant to remove the Rooftop Improvements at the end of the Term. Such approval under clause (x) shall be limited to determining only that Tenant has obtained all required permits and licenses for the installation and operation of the Rooftop Improvement(s), that the Rooftop Improvement(s) comply with all applicable laws, and that Tenant has satisfied the other conditions set forth in this
                  Section 6.1.21 and such decision regarding non-removal under clause (y) shall be at Landlord's sole discretion. Should Landlord, in its reasonable judgment, deem it necessary to have Tenant's plans and specifications for Rooftop Improvements reviewed by a structural engineer, Tenant shall reimburse Landlord the reasonable cost of such review as Additional Rent within sixty (60) days of billing therefore. In the event this Lease is subsequently amended and Tenant is no longer the sole tenant in the Building and a third-party is also a tenant in the Building, Tenant's rights to use the roof shall be proportionate to the portion of the Building then leased by Tenant and Tenant agrees to abide by the following terms and conditions: (1) Prior to the commencement of installation of any Rooftop Improvement, Tenant shall have in effect and shall deliver to Landlord evidence of the insurance coverages required under this Lease and that such insurance includes coverage of the Rooftop Improvement. Such insurance shall name Landlord and each mortgagee of the Premises of which Tenant has notice as an additional insured or loss payee, as its interest may appear, where appropriate; (2) At all times during the installation process, Tenant will exhibit any required low voltage permit, building permit, and/or any other permits to be issued. Tenant hereby confirms that it shall at all times during the installation or removal process or during any use, maintenance and repair of any Rooftop Improvement, comply with all building, safety, fire, plumbing, electrical and other codes and governmental insurance requirements and roof warranty requirements, as more fully set forth in the Lease; (3) As soon as practicable during the installation of any Rooftop Improvement, Tenant, at its sol cost and expense (i) will seal any wall penetrations occurring by reason of the installation process inside the ceiling plenum, and (ii) will have any roof penetrations occurring by reason of the installation process sealed by a roofing subcontractor selected by Tenant and approved by Landlord; (4) Tenant agrees to indemnify, defend and hold Landlord and any Landlord related party and each mortgagee of the Premises and Landlord's contractors harmless from any damage to any tangible property or bodily injury to, or death of, any person arising from the installation, maintenance, operation and continued use of the Rooftop Improvements by Tenant or its agents, assignees, subtenants, employees, representatives, contractors or invitees; (5) Tenant shall keep the Premises, the Building and the Rooftop Improvements free and clear of any liens arising from any work performed, materials furnished or obligations incurred by or at the request of Tenant, its agents, employees or independent contractors and (6) Tenant shall keep the Rooftop Improvements, and every part thereof, in good condition and repair at all times during the Term and at Tenant's sole cost and expense.

         Unless Landlord has previously approved Tenant's non-removal of the Rooftop Improvements at the end of the term pursuant to Section 6.1.21 B, Tenant shall remove all Rooftop Improvements at the expiration of the Term and restore the area where the Rooftop Improvements were located to its original condition, at Tenant's sole expense; all such removal of Rooftop Improvements shall be done in a manner that will not have any material adverse impact on the structural integrity of the Building or Roof and will not void a Roof membrane warranty or guaranty.

         6.1.22 Tenant's Authority - Tenant has the power and authority to enter into this Lease and perform the obligations of Tenant hereunder. This Lease and all other documents executed and delivered by Tenant in connection herewith constitute legal, valid, binding and enforceable obligations of Tenant; and

         6.1.23 Confidentiality - This Lease document is a confidential document by and between Landlord and Tenant and Tenant agrees that this Lease shall not be copied and distributed or circulated to any person(s) other than to such parties, and their respective mortgagees, successors or assigns, their legal counsel or their accountants or to any prospective sublessees and assignees or affiliates of Tenant, or to any prospective acquirers, investors, or lenders of Tenant, or to regulatory authorities, or to the directors, shareholders or officers of Tenant, or as required by law, without the prior written consent of Landlord. Nothing contained in this Section shall prohibit the disclosure by Tenant of the essential terms of this Lease.

                                   ARTICLE VII
                               CASUALTY AND TAKING

7.1      CASUALTY AND TAKING

         In case during the Term all or any substantial part of the Premises, and/or the Building Parking Area, or any part thereof, or both (i.e. in the case of a fire or casualty, requiring greater than twelve (12) months to rebuild in Landlord's reasonable judgment; or in the case of a condemnation or a taking, more than thirty-five percent (35%) of the floor area of the Premises or any material part of the means of access thereto or more than twenty-five percent (25%) of Building Parking Area) are damaged by fire or any other casualty or by action of public or other authority in consequence thereof or are taken by eminent domain Landlord shall give prompt notice, (i.e. within thirty (30) days thereof) to Tenant (the "Landlord's Notice") and this Lease shall terminate either at Landlord's or Tenant's election, which may be made by notice given to the other within thirty (30) days after the date of Landlord's Notice, which termination shall be effective (i) in the event of a casualty, not less than thirty (30) nor more than sixty (60) days after the date of notice of such termination and (ii) in the event of eminent domain event, as of the date on which such taking becomes effective and Tenant is deprived of the use and enjoyment of the Premises, or part thereof, and/or the Building Parking Area, or part thereof. In the event Landlord elects not to rebuild, then any insurance proceeds actually received by Landlord shall, during the initial Term, be allocated between Landlord and Tenant as follows: first, to Landlord's mortgagee(s) up to the amount of the mortgage(s) then, to the Tenant an amount equal to the sum of the amounts actually paid by Tenant to Landlord for the Tenant's Work installed hereunder multiplied by a fraction the numerator of which is the number of months remaining in the initial Term and denominator of which is one hundred and eighty (180), plus the total amount of the Tenant's Contribution to Landlord's Work multiplied by a fraction the numerator of which is the number of months remaining in the initial Term plus (one hundred twenty
(120) months less any expired months in any extended terms) and denominator of which is three hundred (300); then to Landlord or its mortgagee(s), as their interests may appear, that certain portion of any remaining insurance proceeds. Notwithstanding any language to the contrary, any and all of Landlord's obligations to allocate to Tenant any such portion of the insurance proceeds described in the preceding sentence shall be limited to the extent such proceeds are actually received by Landlord.If in any such case the Lease is not so terminated, Landlord shall proceed promptly and use due diligence to put the Premises, or part thereof, and/or the Building Parking Area, or part thereof, or in case of taking, what may remain thereof (excluding any items installed by Tenant which Tenant may be permitted to remove upon the expiration of the Term) into as near as possible to the condition and character thereof prior to such damage or taking, and in any event shall apply all insurance proceeds or eminent domain awards received by it toward such work, for use and occupation to the extent permitted by the net award of insurance plus any deductibles and such amounts as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award, and an equitable proportion of the Fixed Rent and additional rent according to the nature and extent of the injury shall be abated until the Premises or such remainder and the Building Parking Area shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, an equitable proportion of the Fixed Rent and additional rent shall be abated for the remainder of the

Term and an appropriate adjustment shall be made to the Annual Estimated Operating Costs and other additional rent payable hereunder.

         However, in the case of a casualty, if such damage is not repaired and the Premises, or portion thereof, and/or Building Parking Area or part thereof, restored to the same condition as they were prior to such damage within twelve
(12) months from the date of Landlord's Notice, then Tenant, within thirty (30) days from the expiration of such twelve (12) month period or from the expiration of any extension thereof by reason of any Tenant's Delay (as defined in Section
3.2 hereof) and/or Force Majeure (as defined in Section 3.5 hereof and subject to the provisions set forth below) as hereinafter provided, may terminate this Lease by notice to Landlord and Landlord's mortgagee(s), given in accordance with Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to the same condition prior to such casualty during such period, not to exceed thirty (30) days, as specified in Tenant's notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force or effect. The period within which the required repairs may be accomplished hereunder shall be extended by (a) the number of days lost as a result of a Tenant's Delay, as defined in and subject to the provisions of Section 3.2, with such term, however, relating to restoration or repair as referenced herein and not to the initial construction of the Building, and (b) the number of days lost as a result of Force Majeure, as defined in Section 3.5.

         If less than a substantial part of the Premises or Lot, or portion thereof, and/or the Building Parking Area, or portion thereof (i.e. in the case of a fire or casualty, requiring less than twelve (12) months to rebuild in Landlord's reasonable judgment; or in the case of a condemnation or taking thirty-five percent (35%) or less of the floor area of the Premises or any part of the means of access thereto or twenty-five percent (25%) or less of the Building Parking Area) are damaged by fire or any other casualty or are taken by eminent domain, then Landlord shall give prompt notice (i.e. within thirty (30) days) thereof to Tenant, which notice shall specify Landlord's estimation of the time period within which such repairs shall be completed, and thereafter Landlord shall proceed promptly and with due diligence to repair such damage and restore the Premises to the extent permitted by the net award of insurance plus any deductible amounts and such amount as Tenant may elect to make available for such work as hereinafter provided, or the amount of the eminent domain award. In the event that Landlord fails to repair such damage and restore the Premises to substantially the same condition that existed prior to such fire or other casualty within the time period as reasonably estimated by Landlord, plus sixty
(60) days but in no event greater than such twelve (12) month period from the date of such Landlord's notice to Tenant, or any extension thereof permitted for delays lost due to any Tenant's Delay and/or Force Majeure (as hereinbefore provided), then Tenant may (i) terminate this Lease by written notice to Landlord and to Landlord's mortgagee(s), as provided in Section 10.3 hereof, specifying a date not more than thirty (30) days after the giving of such notice on which the Term of this Lease shall terminate or (ii) after fifteen (15) days written notice to Landlord, repair such damage itself, in which event, Landlord shall pay to Tenant, after deducting Landlord's costs, if any, any net insurance proceeds received by Landlord that are received for such casualty. Notwithstanding such termination notice by Tenant, in the event that Landlord repairs such damage and restores the Premises to substantially the same condition prior to such fire or other casualty during such period, not to exceed thirty (30) days, as specified in Tenant's notice, then such notice of termination given by Tenant to Landlord hereunder shall be null and void and of no further force and effect. If less than a substantial part of the Premises and/or the Building Parking Area shall be so damaged, then Fixed Rent and additional rent due hereunder shall be equitably abated until thirty (30) days after the Premises and/or the Building Parking Area are so restored as set forth hereunder.

         Landlord's architect's certificate, given in good faith, shall be deemed conclusive statements therein contained and binding upon Tenant with respect to the performance and completion of any repair or restoration work undertaken by Landlord pursuant to this Section, except in the event of disagreement between Landlord and Tenant relating to this Section, in which event the dispute resolution provisions of Section 3.6 shall apply.

         Notwithstanding any language to the contrary, Landlord may construct "Replacement Parking" pursuant to the following: If not more than thirty-five percent (35%) of the Building Parking Area shall be so damaged, taken, appropriated, or condemned as aforesaid, then Landlord may elect to provide Replacement Parking and render Tenant's notice of termination nugatory (if applicable) by, within thirty (30) days following the effective date of such destruction, taking, appropriation or condemnation, giving to Tenant notice in writing that Landlord will, at Landlord's expense, construct replacement parking spaces of the same quantity and quality and convenience as the parking spaces so taken, appropriated or condemned (i.e., Landlord using best efforts to locate the replacement parking spaces as close to the Building as possible). Any of such Replacement Parking shall be constructed by Landlord within a reasonable time period following the effective date of such destruction, taking, appropriation or condemnation, but in no event later than ninety (90) days after the occurrence of such destruction, taking, appropriation or condemnation, it being agreed by Landlord and Tenant that such time period shall be extended to include weather-related delays as aforesaid, in which event such Replacement Parking will be completed as reasonably possible thereafter, Landlord agreeing to proceed promptly and with due diligence to complete construction of any Replacement Parking. Landlord and Tenant acknowledge that if Landlord is prevented from performing the final paving for said Replacement Parking on account of weather, such final paving may be performed as soon thereafter as is feasible. Such notice shall be accompanied by (A) a site plan showing (i) the location of the Replacement Parking spaces, and (B) an opinion from counsel for Landlord that such Replacement Parking may be constructed as-of-right under then applicable zoning and land use regulations.

         In the event of any other taking of the Premises, or any part thereof, for temporary use or for less than one (1) year, (i) this Lease shall be and remain unaffected thereby; and (ii) Landlord shall pay to Tenant its pro rata share of any such award, provided that if any taking is for a period extending beyond the Term of this Lease, such award shall be appointed between Landlord and Tenant as of the Term Expiration Date.

         Tenant has the option but not the obligation, in any fire or other casualty which creates a Landlord repair obligation in accordance with the terms of this Section to make available for such reconstruction all or a portion of the amount by which the cost of repair as certified by Landlord's architect exceeds the amount of proceeds received by Landlord.

7.2      RESERVATION OF AWARD

         Landlord reserves to itself any and all rights to receive awards made for damages to the Premises or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable trade fixtures installed by Tenant or anybody claiming under Tenant, at its own expense, or (ii) relocation expenses recoverable by Tenant from such authority in a separate action, or (iii) the value of Tenant's improvements installed in the Premises by or on behalf of Tenant, but not by Landlord provided, however, if damages payable for (i) and
(ii) above are not awarded by such authority in a separate action, then Tenant shall only be entitled to recover such damages if such authority expressly provides that portion of the awards received allocable to (i) and (ii) above AND if payment to Tenant of such damages does not otherwise reduce or limit Landlord's award hereunder. Notwithstanding the foregoing, Landlord agrees that the award from any such taking shall, during the initial Term, be allocated between Landlord and Tenant as follows: first, to Landlord's mortgagee(s) up to the amount of the mortgage(s) then, to the Tenant an amount equal to the sum of the amounts actually paid by Tenant to Landlord for the Tenant's Work installed hereunder multiplied by a fraction the numerator of which is the number of months remaining in the initial Term and denominator of which is one hundred and eighty (180) plus, the total amount of the Tenant's Contribution to Landlord's Work multiplied by a fraction the numerator of which is the number of months remaining in the initial Term plus (one hundred twenty (120) months less any expired months in any Extended Terms) and denominator of which is three hundred
(300); then to Landlord or its mortgagee(s), as their interests may appear, that certain portion of any remaining award. Notwithstanding any language to the contrary, any and all of Landlord's obligations to allocate to Tenant any such portion of the award described in the preceding sentence shall be limited to the extent such proceeds are actually received by Landlord.

7.3      ADDITIONAL CASUALTY PROVISIONS

         (a) Landlord shall not be required to repair or replace any of Tenant's business machinery, equipment, cabinet work, furniture, personal property or other installations not originally installed by Landlord.

         (b) In the event of any termination of this Lease pursuant to this
Article VII, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date herein originally scheduled as the Term Expiration Date, and Landlord shall assist Tenant to the extent necessary to secure Tenant's share of any insurance award relative to the Tenant's Work hereunder. Tenant shall have access to the Premises at Tenant's sole risk for a period of thirty (30) days after the date of termination in order to remove Tenant's personal property except as prohibited by any applicable governmental agency or official.

         (c) Notwithstanding any language to the contrary contained in this
Article VII, if all or any substantial part of the Premises and/or the Building Parking Areas or any part thereof (as hereinabove defined), shall be damaged by fire or other casualty or taken by eminent domain during the last two (2) years of the Term of this Lease or the last two (2) years of either of the Extended Terms, as the case may be, then either Landlord or Tenant may terminate this Lease effective as of the date of such fire or other casualty or taking upon notice to the other as aforesaid, except that Tenant may render Landlord's notice of termination nugatory by exercising early its option to extend the initial Term, or the applicable Extended Term, as the case may be, of this Lease for five (5) additional years in accordance with Exhibit F. In the event of such early exercise, Landlord and Tenant agree to determine the Fixed Rent for the applicable Extended Term at least nine (9) months prior to the commencement date of the applicable Extended Term in accordance with and in the manner set forth in said Exhibit F.

                                  ARTICLE VIII
                               RIGHTS OF MORTGAGEE

8.1      PRIORITY OF LEASE

         Landlord shall have the option to subordinate this Lease to any mortgagee or deed of trust of the Lot or Premises, or both ("the mortgaged premises"), provided that the holder thereof enters into a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit J (or such other form mutually agreeable to Landlord, Tenant and Landlord's mortgagee, each party agreeing to reasonably cooperate with each other in reaching mutual agreement on the content of any such other form).

8.2      LIMITATION ON MORTGAGEE'S LIABILITY

         Upon entry and taking possession of the mortgaged premises for any purpose other than foreclosure, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession, the duty to perform all Landlord's obligations hereunder. Except during such period of possession, no such holder shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform any of the obligations of Landlord unless and until such holder shall enter and take possession of the mortgaged premises for the purpose of foreclosing a mortgage. Upon entry for the purpose of foreclosing a mortgage, such holder shall be liable to perform all of the obligations of Landlord, subject to the provisions of Section 8.3 provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under the provisions of
Section 10.4 to the owner of the equity of the mortgaged premises. From and after making entry and taking possession of the Premises, any such mortgagee shall be fully and completely liable for the obligations hereunder.

8.3      MORTGAGEE'S ELECTION

         Notwithstanding any other provision to the contrary contained in this Lease, if prior to the substantial completion of Landlord's obligations under
Article III, any holder of a first mortgage on the mortgaged premises enters and takes possession thereof for the purpose of foreclosing the mortgage, such holder may elect, by written notice given to Tenant and Landlord at any time within thirty (30) days after such entry and taking of possession, not to perform Landlord's obligations under Article III, and in such event such holder and all persons claiming under it shall be relieved of all obligations to perform, and all liability for failure to perform, said Landlord's obligations under Article III, and Tenant may terminate this Lease and all its obligations hereunder by written notice to Landlord and such holder given within thirty (30) days after the day on which such holder shall have given its notice as aforesaid.

8.4      NO PREPAYMENT OR MODIFICATION, ETC.

         No Fixed Rent, additional rent, or any other charge shall be paid more than thirty (30) days prior to the due dates thereof, and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee. No assignment of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to make or accept any surrender, termination or cancellation of this Lease (excepting only in accordance with the provisions of this Lease) and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by Landlord's mortgagees of which Tenant has received notice.

8.5      NO RELEASE OR TERMINATION

         No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given thirty (30) days prior written notice of Landlord's act or failure to act to Landlord's mortgagees of which Landlord has provided written notice to Tenant, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 8.5 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist, however, in no event shall such time extend beyond one hundred twenty (120) days from the date Tenant provides notice to Landlord's mortgagee(s) as aforesaid.

8.6      CONTINUING OFFER

         The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article VIII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee, and such mortgagee shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article VIII.

8.7      SUBMITTAL OF FINANCIAL STATEMENT

         At any time, but not more than annually during the Term of this Lease, within fifteen (15) days after request therefor by Landlord (i.e. if requested by Landlord's mortgagee(s)), Tenant shall supply to Landlord and/or any mortgagee of Landlord a current financial statement, which such financial statement may be given by Tenant to Landlord in the form of Tenant's current annual report, or such other financial information as may be reasonably required by any such party.

                                   ARTICLE IX
                                     DEFAULT

9.1      EVENTS OF DEFAULT BY TENANT

         It shall be an "Event of Default" under this Lease, if (i) Tenant fails to pay Fixed Rent or additional rent for more than ten (10) days, after notice thereof specifying such failure and that such failure may be an Event of Default hereunder; (ii) Tenant fails to perform its other non-monetary obligations hereunder for more than thirty (30) days after notice thereof from Landlord, together with such additional time, if any, as is reasonably required to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or (iii) if Tenant makes any assignment for the benefit of creditors, or files a petition under any bankruptcy or insolvency law; or (iv) if such a petition is filed against Tenant and is not dismissed within thirty (30) days; or (v) if a receiver becomes entitled to Tenant's leasehold hereunder and it is not returned to Tenant within ninety (90) days; or
(vi) such leasehold is taken on execution or other process of law in any action against Tenant; then, and in any such cases, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such default continues and without further notice, enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid, this Lease shall terminate, but Tenant shall remain liable as hereinafter provided. After the occurrence of an Event of Default as aforesaid, Tenant hereby waives all statutory rights of redemption, if any to the extent such


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


rights may be lawfully waived, and Landlord, without notice to Tenant, may store Tenant's effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2      TENANT'S OBLIGATIONS AFTER TERMINATION

         In the event that this Lease is terminated under any of the provisions contained in Section 9.1, Tenant covenants to pay forthwith to Landlord, as compensation, a single lump-sum payment equal to the excess of the net present value of the total rent reserved for the residue of the Term (exclusive of any unexercised Extended Term(s) remaining at the time of termination) over the fair market rental value of the Premises (including additional rent) for said residue of the Term estimated as of the date of termination. If Landlord does not elect to receive a single lump-sum payment from Tenant as aforesaid, Tenant covenants and agrees to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the foregoing covenants, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord's expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expense of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may, at Landlord's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing on failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid. If required by Massachusetts law, and to the extent required by Massachusetts law, Landlord will use reasonable efforts to mitigate its damages hereunder, except as hereinafter provided in the next following paragraph.

         So long as at least twelve (12) months of the Term remain unexpired at the time of such termination, in lieu of any other damages of indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in
Section 9.1, or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Fixed Rent and additional rent accrued under Article IV in the twelve (12) months ended next prior to such termination plus the amount of Fixed Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 9.2 up to the time of payment of such liquidated damages, Tenant agreeing that Landlord shall have no obligation to

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

use reasonable efforts to mitigate its damages in the event Landlord so elects to proceed under the provisions of this paragraph.

         Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

                                    ARTICLE X
                                  MISCELLANEOUS

10.1     TITLES

         The titles of the Articles are for convenience and are not to be considered in construing this Lease.

10.2     NOTICE OF LEASE

         Concurrently with the executing of this Lease, Landlord and Tenant have executed and recorded (or shall execute and record) a notice of lease in the form attached hereto as Exhibit T. If this Lease is terminated before the Term expires the parties will execute an instrument in such form acknowledging the date of termination.

10.3     NOTICES FROM ONE PARTY TO THE OTHER

         No notice, approval, consent requested or election required or permitted to be given or made pursuant to this Lease shall be effective unless the same is in writing. Communications shall be addressed, if to Landlord, at Landlord's Address with a copy to David Barry Connolly, Esq., Hinckley, Allen & Snyder LLP, 28 State Street, Boston, Massachusetts 02109, or at such other address as may have been specified by prior notice to Tenant and, if to Tenant, at Tenant's Address with a copy to Robert Tuchmann, Esq., Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served if actually received or delivery is refused at the foregoing addresses mailed by registered or certified mail, return receipt requested, delivered by hand, or by overnight express service by a courier providing a receipt of delivery.

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


10.4     BIND AND INURE

         The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership, said liability terminating as to future liability upon termination of such ownership and passing to the successor in ownership. Neither the Landlord named herein nor any successive owner of the Premises whether an individual, trust, a corporation or otherwise shall have any personal liability beyond their equity interest in the Premises.

10.5     NO SURRENDER

         The delivery of keys to any employees of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.6     NO WAIVER, ETC.

         The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations or Park Covenants referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations or Park Covenants against any other tenant in the Park be deemed a waiver of any such Rules or Regulations or Park Covenants, as applicable. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver be in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same agreement or duty in a previous or subsequent instance, or any other agreement or duty.

10.7     NO ACCORD AND SATISFACTION

         No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.8     CUMULATIVE REMEDIES

         The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.9     PARTIAL INVALIDITY

         If any term of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

10.10(a) LANDLORD'S RIGHT TO CURE

         If Tenant shall at any time fail to perform its obligation in accordance with the provisions of this Lease and Tenant does not commence the cure of such failure within thirty (30) days of notice thereof (except in the event of emergencies), and thereafter diligently prosecute such cure to completion, then Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate set forth in Section 4.3 hereof), and all necessary incidental reasonable third party costs and expenses in connection with the performance of any such acts by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.10(b) TENANT'S RIGHT TO CURE

         If Landlord shall at any time fail to perform any of Landlord's obligations in accordance with the provisions of this Lease relating to the Premises and Tenant has provided Landlord and any mortgagee on the Property of which Tenant has been give notice, with thirty (30) days written notice to cure such default and Landlord or Landlord's mortgagee does not commence the cure of such failure as soon as reasonably practicable and thereafter diligently prosecute such cure to completion, then Tenant shall have the right, but not the obligation, to cure any such default for the account of Landlord. If Tenant shall undertake such performance, Landlord shall reimburse Tenant for all costs and expenses reasonably incurred by Tenant in connection with

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

such performance within thirty (30) days after receipt of an invoice therefor from Tenant (together with any such back up documentation reasonably requested by Landlord). If Landlord fails to reimburse Tenant within said thirty (30) day period, then Tenant shall be entitled to offset the unreimbursed costs against fifteen percent (15%) of the monthly Fixed Rent due hereunder until such costs due to Tenant hereunder have been reimbursed in full.

10.11    ESTOPPEL CERTIFICATE

         Tenant agrees on the Commencement Date, and from time to time thereafter, upon not less than thirty (30) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing in substantially the form attached hereto as Exhibit G, certifying if true (and where not true, indicating where not true), as follows: that this Lease is unmodified and in full force and effect; that except as set forth in this Lease, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statements delivered pursuant to this Section 10.11 may be relied upon by any prospective purchaser or mortgage of premises which include the Premises or any prospective assignee of any such mortgagee.

10.12    WAIVER OF SUBROGATION

         Landlord and Tenant mutually agree, with respect to any hazard which is covered by casualty or property insurance then being carried by them, or required to be carried hereunder (whether or not such insurance is then in effect) to release each other from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. If extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. The parties further agree that if said waiver of subrogation shall be unobtainable or unenforceable or shall void the respective policies, then their respective insurance policies shall not be invalidated, and said waiver shall become null and void and of no further force and effect.

10.13    BROKERAGE

         Tenant represents and warrants to Landlord, and Landlord represents and warrants to Tenant, that it has dealt with no broker, other than such broker(s) listed in Section 1.1, in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for a commission arising out of this Lease made by anyone, other than such broker(s) in Section 1.1. Landlord shall be responsible for payment of all fees and commissions payable to such broker(s) in accordance with the terms of those certain Agreements dated November 14, 2000 and October 31, 1997 and executed by and between Landlord, Meredith & Grew and Grubb & Ellis.


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

10.14    ACCESS AND SECURITY SYSTEM

         Subject to the terms and provisions of this Lease, Tenant shall have twenty-four (24) hours, seven (7) days per week, access to the Premises. If desired, Tenant shall be responsible for providing its own security system and card access system within the Premises as part of the Tenant's Work.

10.15    ENTIRE AGREEMENT

         This instrument contains the entire and only agreement between the parties as to the Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

10.16    GOVERNING LAW

         This Lease shall be governed by and construed and enforced in accordance with the laws and courts of the Commonwealth of Massachusetts.

10.17    ADDITIONAL REPRESENTATIONS

         Landlord represents and warrants to Tenant as follows:

         (a) that Landlord has the right and authority to enter into this Lease and grant Tenant possession of the Premises and other rights set forth herein;

         (b) that Landlord is the fee simple owner of the Lot and that Landlord (or its affiliate(s) or an affiliate(s) of The Gutierrez Company) are the fee simple owners of the Park;

         (c) that the Premises, the Building (including all common areas, entrances, restrooms, elevators, water fountains and signage), the Building Parking Area and the Lot will, upon Substantial Completion and issuance of all necessary permits and approvals required to be obtained from any and all necessary governmental agencies prior to occupancy of the Premises by Tenant, including without limitation, a certificate of occupancy from the Town of Bedford, Massachusetts which allows Tenant to use and occupy the Premises as specified in Article III hereof, comply with all dimensional, use, parking, loading and other zoning requirements of the Town of Bedford, Massachusetts, and all applicable building codes and governmental requirements, including without limitation the regulations of the Americans with Disabilities Act of 1990 (ADA); and

         (d) that, upon Substantial Completion, the Building's structural components and Building systems shall be in good working order.


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

10.18    PARKING

         Tenant's occupancy of the Premises shall initially include the use of 508 parking spaces to be expanded to 653 parking spaces when permitted by lifting of the MEPA Limitation (as hereinafter defined) allowing for the construction and use of additional parking, which Landlord shall diligently pursue. Tenant's parking spaces, specifically including sufficient paved area to accommodate up to 653 spaces, (which shall include visitor spaces in front of the Building) shall be known and referred to in this Lease as the "Building Parking Area," and shall be shown as such on the Landlord's Plans. As set forth in Section 2.1 hereof, the Building Parking Area shall be used by Tenant in common with other tenants of the Park. Upon Tenant giving Landlord at least sixty (60) days prior written notice, Landlord agrees to provide traffic control personnel at peak hours to enforce Tenant's rights to exclusively park in the Building Parking Area, the costs thereof shall be reimbursable to Landlord pursuant to Sections 4.2 and 5.1.2 hereof.

10.19    RIGHT OF FIRST OFFER

         Landlord hereby grants to Tenant but specifically not to any subtenant or any assignee (that is not a Permitted Transferee) the following right with regard to the Premises or any portion thereof so long as in any case (i) there does not then exist an Event of Default under this Lease, (ii) this Lease is in full force and effect, and (iii) Tenant is then leasing at least seventy-five percent (75%) of the Premises. In the event Landlord shall decide to offer for sale the Premises, or any portion thereof, Landlord shall forthwith give notice to Tenant of its intention to sell the same at Landlord's specified price ("Landlord's Price"). Tenant shall have the right, for a period of fifteen (15) calendar days, or in the last year of the Term or of any Extended Term for a period of ten (10) calendar days, after such notice of intention to sell, to notify Landlord of Tenant's interest in purchasing the same at Landlord's Price. If (i) Tenant so notifies Landlord in writing, and (ii) Landlord and Tenant agree on terms and conditions of purchase and sale within fifteen (15) calendar days of such Tenant notification, or in the last year of the Term or of any Extended Term within ten (10) calendar days of such Tenant notification, Tenant shall post with Landlord a ten percent (10%) deposit and the Premises, or such portion thereof, shall be sold by Landlord to Tenant, in the same condition as at the time of the posting of the deposit, within sixty (60) days of Tenant's acceptance at that price and upon those terms and conditions. If Tenant does not accept Landlord's Price, Tenant may within a period of fifteen (15) calendar days, or in the last year of the Term or of any Extended Term ten (10) calendar days, after such notice of Landlord's intention to sell, specify a price to Landlord (the "Tenant's Price"). If (i) Tenant so notifies Landlord, and (ii) Landlord and Tenant agree on the Tenant's Price and terms and conditions of purchase and sale within fifteen (15) calendar days of said Tenant notification, or in the last year of the Term or of any Extended Term within ten (10) calendar days of said Tenant notification, Tenant shall post with Landlord a ten percent (10%) deposit and the Premises, or such portion thereof, shall be sold by Landlord to Tenant, in the same condition as at the time of the posting of the deposit, within sixty (60) calendar days of such Tenant's offer at the Tenant's Price. Provided, however, that if Tenant thereafter defaults in its obligations to Landlord under this subsection, Landlord shall retain as liquidated damages the Tenant's deposit and all interest earned thereon, and Tenant shall pay to Landlord as additional rent hereunder the costs and expenses reasonably incurred by Landlord in connection with the proposed sale to Tenant under this subsection, and all of Tenant's rights under this Section
10.19 and the rights and options referenced in the sideletters referred to in
Section 10.20 herein and in Exhibits Q and R attached hereto shall thereafter be null and void and of no further force and effect. If Tenant does not exercise its option of first offer, or if Landlord and Tenant do not agree on a purchase price and/or terms and conditions of purchase and sale, then Landlord shall promptly after the end of such fifteen (15) calendar day period, or in the last year of the Term or of any Extended Term within such ten (10) calendar day period, for negotiation of terms and conditions of either the Landlord's Price or Tenant's Price, as the case may be, notify Tenant of Landlord's Adjusted Price, which may be the same as Landlord's Price (but not less than the lowest price for the Premises at which Landlord has offered to sell the Premises to Tenant within the applicable negotiation period), and Landlord shall be free for a period of two hundred ten (210) days thereafter to enter into a purchase and sale agreement for the sale of the Premises, or such portion thereof, and/or to sell the Premises, or such portion thereof, subject to this Lease, to any third party for a price equal to or greater than the Landlord's Adjusted Price with closing to take place within a reasonable period of time thereafter. After such two hundred ten (210) day period, unless the Lease is sooner terminated, thus extinguishing this Right of First Offer, such Right of First Offer will be reinstated. (Upon reinstatement of such Right of First Offer, if Landlord still wishes to sell the Premises or any portion thereof, it shall re-offer for sale the Premises, or any portion thereof, to Tenant at any Landlord's Price which Landlord may in its sole discretion then determine, and Tenant's rights may be exercised as previously set forth in this Section 10.19, except that Tenant's period of notification to Landlord of its interest in purchasing (i) at Landlord's Price, or (ii) to specify an alternate Tenant's Price shall be five
(5) calendar days). Landlord and Tenant shall use good faith efforts to negotiate the terms of the purchase and sale agreement and the purchase price.

         If Tenant exercises its option of first offer pursuant to this Section 10.19, the purchase price shall be paid by certified check or checks drawn by a Boston bank or banks on the Federal Reserve Bank of Boston or in such other manner as will make the consideration available in Boston to Landlord for investment on the Closing Date, and the Premises in the same condition as at the time the Deposit was made shall be simultaneously conveyed on the Closing Date by a good and sufficient quitclaim deed running to Tenant delivered at the offices of Hinckley, Allen, & Snyder LLP, 28 State Street, Boston, Massachusetts 02109, or such other location in the metropolitan Boston area selected by Tenant, conveying a good and clear record and marketable title thereto subject only to, and with the benefit of, the following matters affecting the Premises on the closing date (the "Permitted Encumbrances"):

         l. Rights, easements, covenants, agreements and restrictions specifically including but not limited to parking rights and easements, covenants and restrictions necessary or convenient for the development, construction and use of additional office buildings within the Park and rights, easements, covenants, agreements and restrictions affecting the Premises on the Term Commencement Date, but the same shall not include any leasehold interests therein except for this Lease and any other leases for occupancy of space within the Building.

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

         2. Rights, easements, restrictions, covenants and agreements hereafter affecting the Premises so far as in force and applicable on the closing date, which do not secure or create a voluntary lien for the payment of money.

         3. Real estate taxes and municipal betterments not yet due and payable assessed or to be assessed upon the Premises.

         4. Balances, if any, remaining due and unpaid on account of betterment assessments on the Premises.

         5. Laws and regulations of any government authority.

         6. Any changes in the Premises which may have occurred as a result of, and any easements or restrictions imposed by, takings by eminent domain.

         Closing adjustments of the usual and customary items shall be made between the parties taking into account the provisions of this Lease if applicable and the respective obligations of the parties with respect to the payment of such items.

         If the Landlord shall be unable to give title or to make conveyance, or to deliver possession, all as herein stipulated, or if at the time for delivery of the deed the Premises does not conform with the provisions hereof, the Landlord shall use commercially reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the said Premises conform to the provisions hereof, as the case may be, and thereupon the time for performance hereof shall be extended for a period of 60 days. To enable the Landlord to make conveyance as herein provided, the Landlord shall, at the time of delivery of the deed, use up to a maximum of one hundred thousand dollars ($100,000.00) of the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed or arrangements are made reasonably satisfactory to Tenant and its counsel to procure the same within a reasonable period of time after the closing.

         In regard to mortgages to which the Premises is subject immediately prior to the purchase, there shall be paid directly by official bank or certified check to the holder of such mortgage, for the purpose of discharging the same, such portion of the purchase price as is necessary to pay all amounts (including without limitation any prepayment penalties) secured by such mortgage relating to the Premises, and the remaining balance of the purchase price shall be paid to Landlord. Tenant shall have the right, at Tenant's option, and with the consent of any applicable mortgagee, to assume any mortgages thereon, in which event the purchase price shall be reduced by the outstanding balance of principal, interest and other charges under such mortgages as of the closing date provided, however, that Tenant may assume said mortgage only if the mortgagee simultaneously releases Landlord, its Affiliates or any other parties liable therefor from any further obligation on the mortgage debt.


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

         Tenant agrees, at Landlord's request, to allow Landlord to attempt to effectuate a tax free exchange at Landlord's sole risk in connection with the exercise by Tenant of its first offer right contained in this Lease, provided, however, that Landlord pays all of Tenant's reasonable costs in connection with such tax free exchange. Tenant shall cooperate with Landlord in connection therewith provided that the same does not result in substantial delays in completing the purchase and Tenant in its sole reasonable opinion bears no additional liability as a result thereof.

         10.19.1 AFFILIATES. The foregoing rights of Tenant set forth in Section
10.19 shall not be applicable to (i) transfers and sales to Affiliates of Landlord or Affiliates of The Gutierrez Company, (ii) transfers or sales to any party of any limited partnership interest in the limited partnership which transferee is Landlord or the affiliates of the General Partner, family members or affiliates of the General Partner or of any limited partner, or employees of the General Partner(s) or limited partners, (iii) transfers, or sales of any general partnership interest in the limited partnership which is Landlord to an Affiliate, (iv) the placing of any bona fide mortgage on the Premises or any portion thereof or to the foreclosure thereof or to the delivery of a deed or any other transfer in lieu of such foreclosure, or (v) any sale and leaseback transaction, (vi) any exercise of an option to acquire an ownership interest in the Premises pursuant to any equity or convertible mortgage, and (vii) to any partial sale of an undivided interest or any joint venture transaction in lieu of conventional refinancing of the Building.

         This Right of First Offer shall be extinguished by any foreclosure or deed in lieu of foreclosure given to any mortgagee of the Premises or any part thereof. The Right of First Offer shall not be binding on any mortgagee of the Premises or any part thereof or any party obtaining title to the Premises or any part thereof from such mortgagee, provided however, that Landlord shall give notice to Tenant (i) ten (10) days before the grant by Landlord of any deed in lieu of such foreclosure, and (ii) forthwith (which notice may be given by mortgagee as well as Landlord) of the institution of any foreclosure under any mortgage of the Premises. Any other such transfer or sale shall be subject to this Right of First Offer.

         As used herein an Affiliate shall mean as to any Landlord (i) Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family (as defined below); (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family; or (iii) any entity of which a majority of the voting interests is owned by any one or more of the persons referred to in the preceding clauses (i) and (ii). Immediate family shall mean, with respect to any person, his spouse, children, adopted children, parents, parents-in-law, grandchildren and great-grandchildren.

10.20    LETTER AGREEMENTS

         The Landlord is delivering to Tenant simultaneously with this Lease, two (2) Letter Agreements in the form attached hereto as Exhibit "O" (hereinafter Letter Agreements), and Landlord shall use commercially reasonable efforts to enforce such Letter Agreements to the extent necessary for the protection of the Tenant's rights thereunder. In no event however, shall any default or failure to fulfill any of the agreements set forth in such Letter Agreements by Landlord or others give rise to a default by Landlord under this Lease.

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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of this ___ day of November, 2000.

                                      LANDLORD:
                                      BEDFORD WOODS LIMITED
                                      PARTNERSHIP I
                                      BY: THE GUTIERREZ COMPANY,
                                          GENERAL PARTNER


                                      By: /s/ Arturo J. Gutierrez
                                         --------------------------------
                                      Its:  President
                                      Dated:  November 17, 2000

                                      TENANT:
                                      RSA SECURITY, INC.


                                      By: /s/ John F. Kennedy
                                         --------------------------------

                                      Its:  Chief Financial Officer

                                      Dated:  November 17, 2000

                                   EXHIBIT "A"

               PLANS SHOWING TENANT'S SPACE, THE LOT AND THE PARK

         Plans entitled "C1.1, C2.1, C2.2, C3.1, C3.2, C4.1, C4.2, C5.1, C5.2,
C6.1, C6.2, C6.3, C6.4 Revised Notice of Intent, The Gutierrez Company, Building 3, Bedford Woods, Bedford, MA dated September 29, 1999 revised November 16, 1999 and revised November 8, 2000 and November 10, 2000" by Symmes, Maini & McKee Associates; Park Plan entitled Bedford Woods, Middlesex Turnpike, Bedford, MA, Lot Plan by Symmes, Maini & McKee Associates dated November 10, 2000; Proposed subdivision plan entitled "Plan of Land in Bedford, MA, Prepared for The Gutierrez Company dated November 13, 2000" by Hancock Survey Associates, Inc.

                                  EXHIBIT "A-1"

                          LEGAL DESCRIPTION OF THE LOT



         A certain parcel of land located on Middlesex Turnpike in the Bedford Woods Office Park, Bedford, Massachusetts shown as Lot 1-3 on that certain plan entitled "Plan of Land in Bedford, MA prepared for The Gutierrez Company" prepared by Hancock Survey Associates, Inc. Scale 1" = 100' dated November 13, 2000 and to be recorded with the Middlesex South Registry of Deeds when executed by the Town of Bedford, Massachusetts Planning Board. Said Lot 1-3 contains approximately 31.1611 acres according to said plan (a copy of which is attached hereto and made a part hereof). Landlord and Tenant hereby acknowledge and agree that this Exhibit A-1 shall be replaced by amendment to this Lease upon creation of the Lot and recording of said plan.

                                  EXHIBIT "B-1"

                               BASE BUILDING PLANS

         Attached hereto are plans entitled "Building 3, Bedford Woods, Bedford, MA, Tenant Review A1.1, A1.2, A1.3, A1.4, A2.1, A3.1" dated November 13, 2000 prepared by Symmes, Maini & McKee Associates.

                                  EXHIBIT "B-2"



                        GUTIERREZ CONSTRUCTION CO., INC.

                             OUTLINE SPECIFICATIONS
                                       FOR
                                  BEDFORD WOODS
                                   BUILDING #3
                             BEDFORD, MASSACHUSETTS
                                NOVEMBER 14, 2000

                             OUTLINE SPECIFICATIONS

                                    I N D E X


                                                                        PAGE NO.
                                                                        --------
DIVISION 1 - GENERAL REQUIREMENTS
             Section 1A - Scope of the Work
             Section 1B - Assumptions
             Section 1C - Area Summary

DIVISION 2 - SITE WORK
             Section 2A - Site Preparation and Earthwork
             Section 2B - Site Improvements
             Section 2C - Lawns and Plantings
             Section 2D - Site Drainage
             Section 2E - Site Utilities
             Section 2F - Irrigation

DIVISION 3 - CONCRETE
             Section 3A - Concrete
             Section 3B - Precast Concrete

DIVISION 5 - METALS
             Section 5A - Structural Steel
             Section 5B - Miscellaneous and Ornamental Iron

DIVISION 6 - CARPENTRY
             Section 6A - Rough Carpentry
             Section 6B - Millwork

DIVISION 7 - MOISTURE PROTECTION
             Section 7A - Roofing and Flashing
             Section 7B - Waterproofing, Dampproofing and Caulking

DIVISION 8 - DOORS, WINDOWS AND GLASS
             Section 8A - Wood Doors
             Section 8B - Metal Door Frames
             Section 8C - Finish Hardware
             Section 8D - Aluminum Entrance
             Section 8E - Glass and Glazing
             Section 8F - Overhead Doors

Outline Specifications - Index

DIVISION 9 - FINISHES
             Section 9A - Resilient Base
             Section 9B - Acoustical
             Section 9C - Painting and Vinyl Wallcovering
             Section 9D - Gypsum Drywall
             Section 9E - Exterior Soffits
             Section 9F - Insulation
             Section 9G - Carpeting
             Section 9H - Ceramic Tile

DIVISION 10 - SPECIALTIES
             Section 10A - Toilet Partitions
             Section 10B - Toilet Accessories
             Section 10C - Dock Equipment

DIVISION 12 - FURNISHINGS
             Section 12A - Blinds

DIVISION 14 - CONVEYING SYSTEM
             Section 14A - Elevator

DIVISION 15 - MECHANICAL
             Section 15A - Plumbing
             Section 15B - Heating, Ventilating and Air Conditioning
             Section 15C - Sprinklers

DIVISION 16 - ELECTRICAL
             Section 16A - Electrical Work

DIVISION 17 - EXCLUSIONS

                                   DIVISION 1

                              GENERAL REQUIREMENTS

SECTION 1A - SCOPE OF THE WORK

1A-01 Gutierrez Construction Co., Inc. will provide all labor, material and equipment necessary to complete the construction of the subject building in accordance with these Outline Specifications dated May 19, 2000, the preliminary drawings as prepared by Symmes, Maini & McKee Associates, Inc. dated November 13, 2000, and the Site Plan of Land dated February 4, 1999, revised November 16, 1999 and November 8, 2000 as prepared by Symmes, Maini & McKee Associates, Inc.


SECTION 1B - ASSUMPTIONS

1B-01 All required utilities of adequate size and capacity will be available at the property line or in the Subdivision Road immediately adjacent to the property line.

1B-02 This proposal is based on Class II-C construction as specified in the Massachusetts State Building Code.


SECTION 1C - AREA SUMMARY

1C-01 The building is a four (4) story, "open shell" office building for a total of 188,236 square feet.

1C-02 Parking spaces to be provided at 3.18 spaces per 1,000 square feet of building area.

1C-03    Provide two (2) truck docks and a dumpster pad.

                                   DIVISION 2

                                    SITE WORK

SECTION 2A - SITE PREPARATION AND EARTH WORK

2A-01 The building site, including landscaped areas, shall be graded to + / -0.1' elevations with positive drainage, free of pockets, using existing granular materials. All grading is to be done in accordance with the site plan developed from the preliminary drawings adjusted so as to produce a balanced site.

2A-02 The building pad shall be graded and compacted with six inches (6") of suitable granular material to an elevation of minus five inches (-5") from finished floor elevation. Compaction shall be 95% proctor method, ASTM D 1557.

2A-03 All paved areas shall receive a minimum of eight inches (8") of suitable granular material compacted to 92% of its maximum density.


SECTION 2B - SITE IMPROVEMENTS

2B-01 Parking areas shall be paved with two and one half inches (2 1/2") of bituminous concrete to consist of one and one-half inches (1 1/2") binder coarse and one inch (1") finish. Material and workmanship shall be based on State Highway Department specifications.

2B-02    Roads shall be paved as specified for parking areas.

2B-03 Sidewalks shall be paved with four inches (4") of concrete around the building and 2 1/2" bituminous paving at parking lots.

2B-04 All necessary curbing shall be granite or bituminous berm as shown on the drawings.


SECTION 2C - LAWNS AND PLANTINGS

2C-01 Lawns and planting will be designed to meet the Town Planning Board's requirements per Symmes, Maini & McKee Associates, Inc.'s February 4, 1999 Site Plans.

SECTION 2D - SITE DRAINAGE

2D-01 Parking areas, roadways and trucking areas shall be surface drained and underground drainage shall be installed as shown on the Site Plans.

                       DIVISION 2 - SITE WORK (Continued)


SECTION 2E - SITE UTILITIES

2E-01 Domestic water service and fire sprinkler shall be from a water main at the property line. The water meter and piping shall be sized to suit the building requirements. Fire sprinkler service will be sized per NFPA 13 for light hazard.

2E-02 Sanitary sewer shall be connected to the existing sewer main at the property line.

2E-03 Electrical service shall be provided by the electric UTILITY COMPANY'S pad-mounted transformer.

2E-04 Provide six (6) 4" PVC Conduits for telephone/fiber optics service entrance.

2E-05    Gas service will be provided by the local utility company.

2E-06 Provide two (2) 4" PVC Conduits between Building #3 and Building #4 for Tenant's use.


SECTION 2F - IRRIGATION

2F-01 An automatic, underground lawn irrigation system will be provided for all lawn areas adjacent to the building and at the main entrance.

                                   DIVISION 3

                                    CONCRETE


SECTION 3A - CONCRETE

3A-01 Provide all plain and reinforced concrete work, including all necessary form work, sleeves, inserts, etc. Concrete material shall be 3,000 p.s.i.

3A-02 Floor slab-on-grade shall be five inch (5") thick concrete reinforced with welded wire fabric for a live load rating of 200 p.s.f. Second, third and fourth floor slabs shall be designed for a load of 100 p.s.f. with live load reduction allowed by the Massachusetts State Code.

3A-03 Foundations shall be continuous reinforced concrete footings and walls and individual spread reinforced concrete footings under columns. All foundations shall bear on engineered fill, natural soil or ledge.

3A-04 Floors shall meet the following level and flatness criteria. Slab on grade shall be within FF (flatness) 25 and F1 (level) 20. Suspended slabs shall be within FF (flatness) = 20.


SECTION 3B - PRECAST CONCRETE

3B-01 Precast concrete exterior spandrel panels shall be designed to meet wind loading as required by the governing code(s) and shall have an exposed aggregate finish as approved by the Architect and Owner.

                                   DIVISION 5

                                     METALS

SECTION 5A - STRUCTURAL STEEL

5A-01 All structural steel work shall conform to the "Specifications for Design, Fabrication and Erection of Structural Steel for Buildings" of the American Institute of Steel Construction and the requirements of the local building code. All steel shall be ASTM-A-36.

5A-02 The structure shall be steel columns, beams or trusses, and bar joists. The building shall be designed in accordance with the building code requirements.

5A-03 The roof construction shall be 22 gauge, prime-painted metal roof decking. Roof shall be designed to support a live load of 35 p.s.f. plus the loading required for a rubber or EPDM ballasted roofing system.

5A-04 Second, third and fourth floor framing systems shall be designed to support a total live and dead load of 100 p.s.f. with live load reduction allowed by the Massachusetts State Code. Floor decking shall be 28 gauge Fab-Form metal deck or equal.

5A-05 Provide thirteen feet (13'-11"') from slab to slab at the first, second and third floors. Provide thirteen feet eleven inches (13'-11") from fourth floor slab to the top of the roof steel at the high point.

5A-06    Provide wind framing and attachment for precast concrete.

5A-07    Provide framing and supports for roof top equipment as may be required.


SECTION 5B - MISCELLANEOUS AND ORNAMENTAL IRON

5B-01    Provide manhole and catch basin frames and covers where required.

5B-02 Stairs shall be metal pan, concrete filled type. Stairs shall be provided with integral nosings. Handrails shall be tubular steel, except as otherwise indicated on the drawings. One stair will service the roof.

5B-03 All necessary channel iron supports and hanging rods for toilet partitions and glass entrances shall be provided.

5B-04    Provide elevator sill angles.

5B-05 Provide one ornamental stair from the first to the second floor at the Atrium. Alternately, the Tenant may elect to take a cash allowance.

                                   DIVISION 6

                                    CARPENTRY

SECTION 6A - ROUGH CARPENTRY

6A-01    Provide all wood blocking and rough carpentry required.

6A-02    Install wood doors, metal door frames and finish hardware.

6A-03    Install toilet partitions.


SECTION 6B - MILLWORK

6B-01 All men's and women's toilet rooms shall have Corian lavatory counter tops with integral bowls, backsplash, endsplash and apron.

6B-03 Provide a four inch (4") oak base at the walls of the lobbies and toilet room vestibule areas, or alternate type base as selected. Alternately, the Tenant may elect to take a cash allowance.

6B-04    Provide a plastic laminate sill at all perimeter wall office windows.

6B-05 Provide a plastic laminate backsplash at the mop sink in the janitor's closet.

                                   DIVISION 7

                               MOISTURE PROTECTION


SECTION 7A - ROOFING AND FLASHING

7A-01 The roof shall be insulated to yield a "U" factor of .06. Roof loading is to be in accordance with the building code requirements. The roofing shall be a ballasted rubber or EDPM roofing system as manufactured by Carlysle, Firestone, General Tile or approved equal. A ten (10) year labor and material and an additional ten (10) years on material, manufacturer's standard guarantee is included.

7A-02 Flashing at the precast concrete parapets and HVAC equipment shall be provided.

7A-03    Vent pipe flashings shall be provided as necessary.


SECTION 7B - WATERPROOFING, DAMPPROOFING AND CAULKING

7B-01    Interior caulking shall be the type appropriate for the application.

7B-02 Caulk perimeter of all exterior doors and windows with monolastic, meric Thiokol caulking or approved equal.

7B-03 All precast concrete joints shall be caulked with monolastomeric Thiokol caulking or approved equal.

7B-04    Waterproof and/or dampproof the elevator pit as required.

                                   DIVISION 8
                            DOORS, WINDOWS AND GLASS

SECTION 8A - WOOD DOORS

8A-01 Interior base building wood doors shall be 3'0" x 8'-0" by 1 3/4" solid core, plain sliced, red oak and/or 3'0" x 7'0" by 1 3/4" solid core, stain grade oak. Provide fire rated doors as required by code. All oak doors are to have matching edges.

SECTION 8B - METAL DOORS AND FRAMES

8B-01 All interior base building door frames shall be welded type or three piece, pressed metal, single and/or double rabbet door frames with proper anchors for partitions. Provide fire rated frames as required by code.

8B-02 Provide a 3'-0" x 7'-0" metal insulated door adjacent to the loading dock.

SECTION 8C - FINISH HARDWARE

8C-01 Finish hardware shall be heavy duty grade Russwin, Schlage, or approved equal.

8C-02    Key schedule shall be per the Owner's requirements.

8C-03    Lockset to have removable cores.

SECTION 8D - ALUMINUM ENTRANCE

8D-01 Aluminum door frame assemblies, including window trim, shall be anodized aluminum as indicated on the drawings.

8D-02 Aluminum entrances shall be complete with all hardware (pivot hinges, push/pulls, closers, etc.) except cylinder, which is to be furnished under Section 8C, Finish Hardware.

SECTION 8E - GLASS AND GLAZING

8E-01 Glass for entrances shall be 1/4" tinted. Entrance doors shall be 3'0" x 7'0" with glass transom.

8E-02 Mirrors shall be provided over each lavatory at the men's and women's toilet rooms. In addition, women's toilet rooms shall be provided with a full height mirror located on the wall opposite the lavatories.

8E-03 The exterior glass shall be 1" insulating, butt glazed, tinted as manufactured by LOF, PPG or approved equal. Glass area shall be kept under 50% of the exterior wall area. Includes Manufacturer's Standard ten (10) year warranty for the insulated glass units.

8E-04 The aluminum framing for glass shall be anodized aluminum with a thermal break as manufactured by Alumiline, Kawneer or approved equal. All windows are to be the fixed type.


SECTION 8F  - OVERHEAD DOORS

8F-01 Provide two (2) electrically operated, 8' x 8', insulated overhead door with weather seal for the truck dock.

                                   DIVISION 9

                                    FINISHES


SECTION 9A - RESILIENT BASE FOR THE BASE BUILDING

9A-01    Resilient base shall be 4" high, vinyl cove or straight as applicable.


SECTION 9B - ACOUSTICAL WORK FOR THE BASE BUILDING

9B-01 All base building toilet rooms, stairways and main lobby shall have lay-in, reveal edge units of 3/4" x 24" x 24", mineral acoustic tile. Suspension system shall be exposed grid "T" suspension system. Ceiling height shall be 9'-0", except toilet rooms shall be 7'-6". Tile and suspension system shall be white.


SECTION 9C - PAINTING FOR THE BASE BUILDING

9C-01 All exposed ferrous metals shall receive a primer coat and one coat of enamel.

9C-02 Interior painted walls are to receive two coats of latex paint. The lobby will be painted with Polymix 400 Series or approved equal.

9C-03 Interior, base building doors shall receive two coats of semi-gloss enamel paint, or one coat of sealer and two coats of polyurethane.

9C-04 Toilet room walls that are not to receive ceramic tile shall be painted with Polymix 400 Series or approved equal.


SECTION 9D - GYPSUM DRYWALL FOR THE BASE BUILDING

9D-01 Interior, ceiling high partitions shall be 25 ga., 2 1/2" galvanized metal studs, 24" O.C. with _" gypsum wallboard on each side, taped, sanded and ready for paint. All full-height partitions shall be 25 ga., 3 5/8" galvanized metal studs, 24" O.C. with _" gypsum wallboard on each side, taped, sanded and ready for paint. Insulation in partitions shall be as indicated on the drawings. Provide fire rating as required by code. All required fire rated walls shall be constructed with approved fire rated drywall assembly systems.

9D-02 The interior of the exterior walls shall be furred with metal studs, insulated and covered with drywall in all finished areas. The interior face of all precast concrete will be insulated with a minimum of 3 1/2" of fiberglass insulation.

9D-03 Interior steel columns will be tubular type, or "H" columns covered with drywall, taped, sanded and prepared for finish or exposed tube type.


SECTION 9E - EXTERIOR SOFFITS

9E-01    All exposed exterior soffits shall be synthetic plaster.


SECTION 9F - INSULATION

9F-01 Fiberglass blanket type insulation shall be provided behind all exterior walls, except behind the spandrel panels where rigid insulation may be used.

9F-02    Rigid insulation shall be provided at the perimeter foundation walls.


SECTION 9G - CARPETING

9G-01 An allowance of twenty-four dollars ($24.00) per square yard has been included for all carpet at the base building areas.


SECTION 9H - CERAMIC TILE

9H-01 Toilet rooms and showers shall have 1" x 1" or 2" x 2", unglazed, ceramic floor tile and 4 1/4" x 4 1/4" glazed, ceramic tile, full height, at wet walls. Ceramic tile to be selected from Color Group I.

                                   DIVISION 10

                                   SPECIALTIES


SECTION 10A - TOILET PARTITIONS

10A-01 Partitions shall be ceiling hung with a baked enamel finish. Provide toilet partitions as indicated on the drawings.


SECTION 10B - TOILET ACCESSORIES

10B-01 Provide brushed stainless steel accessories as indicated on the drawings. Accessories shall include double roll toilet paper holders, recessed paper towel dispenser/disposals, liquid soap dispensers, sanitary napkin vendors and disposals and grab bars at handicap toilets. Also, provide mop hooks at janitor's closets.


SECTION 10C - DOCK EQUIPMENT

10C-01 Provide two (2) mechanical edge of dock leveler. Leveler shall be Kelley E-Z Ramp Series STD-66, or approved equal. Dock bumper integral with the dock leveler shall be provided. Provide space next to truck dock for the compactor. Truck dock will be standard 48" height. Also, provide seals and/or shelters, swivel dock lights and bollards.

SECTION 10D - LOBBY ALLOWANCE

10D-01   Provide a $25,000.00 allowance for upgrades to Main Lobby finishes.

                                   DIVISION 12

                                   FURNISHINGS


SECTION 12A - BLINDS

12A-01 Vertical blinds shall be LouverDrape, Model EL (Elite) or approved equal, both traversing and rotating types.

12A-02 Blinds shall have top track only with manufacturer's standard baked enamel finish.

12A-03 Vertical blind blades are to be PVC solid core, 3 1/2" wide, .03" thickness. Color shall be manufacturer's standard color as selected by the Owner and Architect.

12A-04   Blinds shall be installed at all exterior wall windows.

                                   DIVISION 14

                                CONVEYING SYSTEM



SECTION 14A - ELEVATOR

14A-01 Two (2) standard package, 3,500 pound capacity hydraulic passenger elevators shall be provided at the main entrance lobby and one (1) standard package 5,000 pound capacity hydraulic passenger/material elevator near the truck dock. Speed shall be 125 feet per minute. Cab finish shall be stainless steel on front panels and doors, plastic laminate walls, and baked enamel frame and entrance doors on hall side. Include protective pads and hooks, handrail at rear, telephone box and cable, removable ceiling, certificate frame, emergency car lighting, exhaust fan, handicapped code requirements and 3'6" center opening doors.

                                   DIVISION 15
                                   MECHANICAL

DIVISION 15A - PLUMBING

15A-01   CODES, ORDINANCES AND PERMITS

         1. All material and workmanship shall be in strict accordance with the following codes:

                  A.  Massachusetts State Plumbing Code
                  B.  Massachusetts State Building Code
                  C.  National Fire Codes
                  D.  Requirements of the Town of Bedford, Massachusetts
                  E.  Department of Public Health

15A-02   SANITARY WASTE AND VENT SYSTEM

         1. Interior waste and vent piping shall convey wastes to the underground sanitary waste system and shall be vented through the roof as required by code.

         2. Exterior sanitary waste shall be connected to the Town's Sewer System as indicated on the site plan.

15A-03   ROOF DRAINAGE SYSTEM

         1. Interior roof drains shall be adequately sized and installed to drain all roof surfaces and shall be connected to the storm drain outside the building line.

15A-04   COLD AND HOT WATER SYSTEMS

         1. Cold and hot water systems shall be installed to service all fixtures and equipment indicated on the drawings requiring cold and hot water.

         2. Cold and hot water shall be sized in accordance with the latest requirements of the applicable plumbing code.

Provide isolation valves at each toilet room by floor.

15A-05   GAS PIPING

         1.       Provide gas piping from the meter to the rooftop HVAC Units.

15A-06   PIPING AND FITTINGS

         1. Piping and fittings shall be cast iron for sanitary and storm, and copper for water - all conforming to the latest ASTM and/or F.S. standards.

15A-07   PIPING AND DRAINAGE ACCESSORIES

         1. Roof drains, wall/ground hydrants, cleanouts, and fixture carriers shall be as manufactured by J.R. Smith, Josam, Zurn or approved equal. pressure-reducing valves and back flow preventors shall be as manufactured by Watts or approved equal.

15A-08   INSULATION

         1. All above-ground cold water piping, valves and fittings shall be insulated, including the air chamber. Horizontal rain leaders and all roof drains shall be insulated.

15A-09   WATER METER

         1. Water meter and piping shall be furnished and installed in accordance with the Town of Bedford, Massachusetts' requirements.

15A-10   PLUMBING FIXTURES

         1. Water closets shall be wall-hung, elongated, flush valved closets with 1 1/2" top spuds and exposed valves as manufactured by Kohler Company or approved equal, with white, open front seats, no cover.
         2. Urinals shall be wall-hung, white with 1 1/2" top spuds, exposed valves as manufactured by Kohler Company or approved equal.
         3.       Lavatories shall be Intregal Corian Type included in Section
                  6B.
         4. Drinking fountains (one on each floor) shall be electric, semi-recessed, wall-mounted type as manufactured by Halsey Taylor or approved equal.
         5. Electric hot water heater(s), sized to suit the base building requirements, shall be provided.
         6. Handicap type fixtures will be provided in the toilet rooms as required by applicable codes.

15A-11   TESTING

         1. All piping systems shall be tested in accordance with the applicable codes.

SECTION 15B - HEATING, VENTILATING AND AIR CONDITIONING

15B-01 Provide rooftop, variable volume, heating, ventilating and air conditioning to provide comfort heating and cooling on a year-round basis with controlled night set back and economizing features, and shall meet all applicable code requirements. Capacity will be based on 350 S.F./Ton. Equipment shall be as manufactured by Trane or approved equal as selected by Gutierrez Construction Co., Inc. A low voltage, automatic temperature control system will also be provided. Includes HVAC distribution for the base building areas. Does not include HVAC distribution at tenant areas. The rooftop HVAC Units will provide gas fired morning warm-up to meet the requirements of the Massachusetts Energy Code. The rooftop HVAC Units will be provided with three feet (3') high vibration/insulated curbs to minimize noise and vibration. Rooftop units will not be operated without filters. Filters used during construction will be changed prior to Tenant's occupancy. The ventilation for the building will be designed per the Massachusetts State Code.

-------------------------------------------------------


15B-02   DUCT WORK

         all duct work shall be galvanized steel to meet the ASHRAE standards. Flexible duct run-outs shall not exceed six feet (6').

15B-03   GRILLES AND DIFFUSERS

         As required for the base building.

15B-04   TOILET ROOM EXHAUST

         A toilet room exhaust system shall be installed in accordance with the code requirements.

15B-05   NOISE LEVELS

         The HVAC System will be designed to meet or exceed an NCR of 35 to 40.

15B-06   HEATING, VENTILATING AND AIR CONDITIONING FOR TENANT AREAS

         A zoned heating, ventilating and air conditioning system, including distribution duct work, diffusers, return air grilles and thermostatic control for general office use is not included. Duct shafts and ducts will be provided from the rooftop equipment to the first, second, third and fourth floors. Above the ceiling will be used as a return air plenum. Return ductwork is not anticipated.

SECTION 15C - SPRINKLERS

15C-01 An automatic wet pipe, light hazard sprinkler system shall be provided for the base building. System shall be designed to meet the I.S.O. and NFPA #13 requirements. Heads at acoustical ceilings shall be chrome plated, semi-recessed, pendant type located at the center one third (_) of the 24" x 24" ceiling tile. Heads in open areas shall be the brass upright type. Testing shall be in accordance with NFPA Pamphlet No. 13. Furnish and install tamper and flow switches. Wiring shall be by the electrical subcontractor. Sprinkler distribution for the tenant areas is not included. Stub outs will be provided on each floor for Tenant distribution which will be sized for a density of one hundred twenty square feet (120 S.F.) to one hundred fifty square feet (150 S.F.) per sprinkler head. Includes standpipe and fire hose connections as required.

                                   DIVISION 16

                                   ELECTRICAL

SECTION 16A - ELECTRICAL WORK

16A-01   SERVICE ENTRANCE

         The primary electric service and pad mounted transformer will be provided by the local utility company at no cost to Gutierrez Construction Co., Inc. Provide underground PVC conduit for electric and telephone as required by the utility companies. The secondary side of the electrical service will be 4,000 Amps at 480 Volt, 3-phase, 4-wire.

16A-02   CODES AND STANDARDS

         Materials and workmanship shall conform with the latest editions of the following applicable codes, standards and specifications:

         1.  National Board of Fire Underwriters
         2.  Underwriter's Laboratories, Inc.
         3.  National Electrical Code
         4.  National Bureau of Standards Handbook 11-30, National Safety Code
         5. Local and State Building Codes, and all other authorities having jurisdiction

16A-03   RACEWAYS AND CONDUCTORS

         Generally, wiring will consist of insulated conductors installed in 3/4" minimum size, EMT. Flexible conduit (BX) will be used for terminal connection at all motors. Electrical metallic tubing will be used in areas above hung ceilings. Aluminum conduit may be used in concealed areas or in areas eight feet (8') above the floor. No aluminum conduit will be used in concrete or underground. BX may be used where allowed by applicable codes. Above the ceiling is used as a return air plenum. Conductors will be 600 volt copper, except where otherwise noted. Wire/cable #2 and larger may be aluminum. The following conductors will be used:

         1.  Power:     #12 Minimum 75(Degree)C THWN
         2.  Lighting:  #12 Minimum 75(Degree)C THWN
         3.  Control:   #14 Minimum 75(Degree)C THW
         4.  Fixture:   #16 Minimum 90(Degree)C MTW
         5.  Alarm:     #14 Minimum 75(Degree)C THW

16A-04   GROUNDING SYSTEM

         Grounding will consist of copper clad steel rods connected with bare copper cable. The grounding system will be connected to the existing ground in the power plant at the pad mounted transformer. The interconnection conductors will be built into the main feeder cable. Building steel and all electrical equipment enclosures will be grounded.

16A-05   FEEDER CIRCUITS

         Feeders will supply 480/277 volt power from the main distributor to distribution panels. Main service will be adequately sized to serve the building's requirements as specified in these outline specifications. Includes transient voltage surge protection at the service entrance and branch circuit panel boards.

16A-06   TRANSFORMERS

         Dry-type K13 rated transformers will be provided for 120/208 volt panels.

16A-07   PANELBOARDS

         Panelboards will be 480/277 volt, 3-phase, 4-wire and 120/208 volt, 3-phase, 4-wire with 200% neutrals with provisions for bolt in circuit breakers. Panelboards will be sized for the HVAC, 2 watts per square foot for the 277 volt light fixtures and 6 watts per square foot at for 120/208 volt power. Panelboards will be located in electrical closets on each floor.

16A-08   WIRING DEVICES, OUTLETS AND SWITCHES

         1.  Switches will be the quiet toggle type, NEMA standard.
         2. Convenience outlets will be duplex grounding type, 20 amp rates, NEMA standard.
         3.  Device plates will be ivory-colored plastic.

16A-09   INDOOR LIGHTING

         Lighting will be fluorescent parabolic and/or fluorescent down lights for the base building. Lighting in tenant areas is not included. Alternately, the Tenant may elect to take a cash allowance.

16A-10   OUTDOOR LIGHTING

         Building lighting will be provided for security lighting and provide 400 watt, high pressure sodium fixtures, energized at 277/480 volt with photocell control and time clock override. High pressure sodium fixtures will have integral ballasts. Fixtures will be pole-mounted in parking areas. Provide lighting at sidewalks for pedestrians. Lighting at the parking areas will be in accordance with the latest energy code requirements, but will provide a minimum of 0.5 foot candles at the remote parking areas.

16A-11   EMERGENCY LIGHTING AND POWER SYSTEM

         Provide emergency power for exit lights, emergency lighting and fire alarm system. Power source for emergency power shall be wet cell batteries located in the electrical rooms or a natural gas fired, roof mounted emergency generator as selected by the Landlord. Provide exit lights, emergency lights and fire alarm at all common areas as required by applicable codes. Exit lights, emergency lights and fire alarm distribution at tenant areas are not included.

16A-12   TELEPHONE EQUIPMENT

         Provide two (2) 4" sleeves at each telephone room through the second and third floor slabs. Interconnection and telephone equipment will be by the telephone company. Telephone interface will be the responsibility of the tenant and will be installed in the tenant's space.

16A-13   FIRE ALARM SYSTEM

         A local fully addressable fire alarm system with horn/light combinations, pull stations and annunciator panel will be provided for the base building. The main fire alarm panel and annunciator panel will be sized to accommodate the tenant area. Location of horn/lights, pull stations and annunciator panel shall be in accordance with applicable codes and the local fire department's requirements. Connect to the local fire department if available. Double shielded cable will be used.

                                   DIVISION 17
                                   EXCLUSIONS

1. Power wiring for any special equipment or outlets other than those specified in these Outline Specifications.

2.    Special floor finishes, other than those previously mentioned.

3.    Special wall finishes, other than those previously mentioned.

4.    Special millwork items, other than those previously mentioned.

5. Health Department or other regulatory agency requirements resulting from tenant's operations unknown to Gutierrez Construction Co., Inc.

6.    Furniture, furnishings, etc.

7.    Security, intercom or sound system.

8.    Vending machines or provisions for such.

9.    Kitchen equipment.

10.   Moveable partitions.

11.   Special exhaust systems.

12.   Underfloor duct systems.

13.   Drinking fountains, other than those specified.

14. Drywall partitions, including demising walls and painting for tenant areas.

15.   Doors, frames and hardware for tenant areas.

16.   Vinyl base for tenant areas.

17. Power distribution, lights, outlets, light switches, exit signs/lights, and emergency lights at tenant areas.

18.   Special modifications required for a day care center, if any.

19.   Sprinkler piping and heads at tenant areas.

20.   HVAC air terminal units, duct work, grilles and diffusers at tenant areas.

                                  EXHIBIT "C-2"

                         CERTIFICATE OF FINAL COMPLETION

Project:   Building 3 Bedford Woods Office Park      Lease Date: _________, 2000

Tenant:    RSA Security, Inc.

Location:  174 Middlesex Turnpike                    Date:
           Bedford, Massachusetts

Owner:                              Trade:
Bedford Woods Limited Partnership I


( )   All work has been completed in accordance with Article III of the Lease.

( ) All work has been completed in accordance with Article III of the Lease, except for that listed in attached schedule for which a credit has been taken.

Final Inspection was made _________________ in the presence of:

Remarks:

Owner must have completed or corrected all punch list items or accepted credit for unsatisfactory or incomplete work and submitted all Close-out Documents as listed on Close-out Documents - Record & Transmittal Form.

This is to certify that RSA Security, Inc. will not be held responsible for any bills, liens, claims or demands in connection with the above noted project. All workmanship and materials are hereby guaranteed in accordance with stipulations in the Contract Documents and Lease on Certificate of Substantial Completion.

By:________________________________     By:___________________________________

Title:_____________________________     Title:________________________________

Date:______________________________     Date:_________________________________


NOTE: See also definition of Substantial Completion in Article III of the Lease.

                                   EXHIBIT "D"
                              INTENTIONALLY DELETED

                                   EXHIBIT "E"
                              RULES AND REGULATIONS


1. No curtains, blinds, shades, screens, or signs other than those furnished by Landlord shall be attached to, hung in, or used in connection with any window or door of the Premises without the prior written consent of the Landlord. All interior Tenant signage is at Tenant's expense and must be installed or affixed by a contractor first approved by Landlord acting reasonably and without delay. The style, size and color of any interior signage visible from the exterior of the Premises must also be reasonably acceptable to Landlord.

2. As well as any security (door access) system provided and installed by Tenant, as reasonably approved by Landlord, Tenant shall be allowed to place additional locks or bolts upon doors and windows within the Premises. Tenant recognizes that these additional locks and bolts could prove to be a hindrance to Landlord providing building services such as cleaning and maintenance. Tenant must, upon the termination of its tenancy, remove all additional locks and bolts and restore all original door hardware and provide Landlord all Building keys either furnished to or otherwise procured by Tenant; and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the reasonable cost thereof.

3. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

4. Tenant shall comply with all reasonably necessary security measures from time to time established by Landlord for the Park.

5. Should Tenant's organization have a non-smoking policy presently in effect for their visitors and/or employees or institute such a policy during the Term of this Lease, Tenant shall set aside a smoking area within the Premises, properly ventilated and/or with smoke filtration units, so as not to interfere with any fire protection devices, such as smoke detectors, or the quality of air recirculated in the Building's HVAC system.

6. Tenant shall comply with the Park Covenants attached hereto as Exhibit "I".

                                   EXHIBIT "F"
                                OPTION TO EXTEND


         The Tenant has the option to extend this Lease for two (2) successive five (5) year terms ("Extended Term(s)", and separately the "First Extended Term" and the "Second Extended Term"), the exercise of each of which shall automatically extend the Term of this Lease without the necessity of additional documentation, so long as there does not exist any Event of Default hereunder at such time and so long as Tenant is then leasing at least seventy-five percent (75%) of the Premises. The option to extend shall be deemed to have been exercised as to the First Extended Term by Tenant's notification to Landlord that it elects to exercise its first option to extend at least twelve (12) months but not more than eighteen (18) months prior to the end of the initial Term hereunder, and as to the Second Extended Term by Tenant's notification to Landlord that it elects to exercise its second option to extend at least twelve
(12) months but not more than eighteen (18) months prior to the end of the First Extended Term. Each Extended Term shall be upon the same terms and conditions as are set forth in this Lease, including, without limitation, the Tenant's obligations to pay Operating Cost Reimbursement set forth in Section 4.2.1 and Real Estate Tax Reimbursement set forth in Section 4.2.2, except that (i) there shall be no additional option to extend after the termination of the Second Extended Term or the failure to exercise the first option, whichever shall first occur, (ii) the annual Fixed Rent for the First Extended Term shall be equal to the Market Rent (as defined in and determined in accordance with Exhibit P), and
(iii) the annual Fixed Rent for the Second Extended Term shall be equal to the Market Rent (as defined and determined in accordance with Exhibit P). In no event, however, shall the annual Fixed Rent and additional rent for the First Extended Term and for the Second Extended Term be less than the Annual Fixed Rent and Additional Rent adjusted in accordance with Section 3.8 of this Lease then in effect as of the last day immediately preceding the First Extended Term or Second Extended Term, as applicable.

                                   EXHIBIT "G"

                              ESTOPPEL CERTIFICATE


        THIS CERTIFICATE is made to ___________________________ (the "Bank")
with respect to a lease dated _________________ execute by and between ________________________ (the "Landlord") and the undersigned (as "Tenant"), covering a building (a portion of a building) located in _____________ (the "Lease"), as amended by (list all amendments):

        The undersigned has been advised that the Bank is about to enter into a transaction whereby the Bank is making a loan secured by the aforesaid real estate and the Lease to the undersigned, and under which the Bank may acquire an ownership interest in such real estate. In connection with this transaction, the entire interest of the Landlord under the Lease to the undersigned will be assigned to the Bank. The undersigned acknowledges that the Bank is and will be relying upon the truth, accuracy and completeness of this letter in proceeding with the transaction described above.

        The undersigned, for the benefit of the bank, their successors and assigns, hereby certifies, represents, warrants, agrees and acknowledges that:

        1. The Lease is in full force and effect in accordance with its terms without modification or amendment except as noted above and the undersigned is the holder of the Tenant's interest under the Lease.

        2. The undersigned is in possession of all of the Premises described in the Lease under and pursuant to the Lease and is doing business thereon; and the Premises are completed as required by the Lease.

        3. The undersigned has no claims or offsets with respect to any of its obligations as Tenant under the Lease, and neither the undersigned nor the Landlord is claimed to be in default under the Lease.

        4. The undersigned has not paid any rental or installments thereof in advance of the due date as set forth in the Lease.

        5. The undersigned has no notice of prior assignment, hypothecation or pledge of rents of the Lease or the Landlord's interest thereunder or of the Tenant's interest thereunder.

        6. The term of the Lease has commenced and is presently scheduled to expire on __________, ____. If there are any rights of extension or renewal under the terms of the Lease, the same have not, as of the date of this letter, been exercised.

        7. Until such time as the Bank shall become the Landlord, if the undersigned should assert a claim that the Landlord has failed to perform an obligation to the undersigned under the terms of the Lease or otherwise, notice thereof shall promptly be furnished to the Bank; and the undersigned agrees that the undersigned will not exercise any rights which the undersigned might otherwise have on account of any such failure until notice thereof has been given to the Bank, and the Bank has had the same opportunity to cure any such failure as the Landlord may have under the terms of the Lease.

        8. Each of the statements set forth in Paragraphs 1 through 7 are true, accurate and complete except as follows (state specifically any exception):


DATED

ATTEST:

                                         By:
                                            -----------------------------------

                                         Its:
                                             ----------------------------------

                                   EXHIBIT "H"

                     TENANT'S CONTRACTORS AND SUBCONTRACTORS
                         MINIMUM INSURANCE REQUIREMENTS

INSURANCE

Before commencing work, the Subcontractor shall procure and maintain at its own expense until final acceptance of the work, upon all operations and the operations of its Subcontractors, suppliers or material men on the Project, the following policies of insurance with Gutierrez Construction Co., Inc., and the Landlord as additional insured. All policies, including Workers' Compensation, will include a "Waiver of Rights of Subrogation" against Gutierrez Construction Co., Inc., and the Landlord.

      a.    WORKER'S COMPENSATION AND EMPLOYERS LIABILITY INSURANCE

            Subcontractor shall provide and maintain Workers' Compensation and Employer's Liability Insurance covering all of its employees in conformance with laws of the state in which the work and/or Contract Documents are to be performed. Such insurance shall not have a limit of less than the following:

            Employer's Liability -   $100,000 Each Accident
                                     $500,000 Disease Policy Limit
                                     $100,000 Disease each Employee

      b.    COMMERCIAL GENERAL LIABILITY

            Subcontractor shall procure and maintain coverage to include all operations of the insured and/or Contract Documents and coverage for all liability assumed with the following limits and extensions of coverage.

            Coverage to be on an Occurrence Form

            Coverage to include: Premises and Operations (including X-Explosion, C-Collapse and A-Underground Coverages as applicable); Independent Contractor's Protective Personal Injury; Contractual; Broad Form Property Damage, including Completed Operations with the following limits:

            Bodily Injury and Property Damage - $1,000,000 Each Occurrence
                                                $2,000,000 General Aggregate
                                                $1,000,000 Personal Injury

Products and Completed Operations Insurance Aggregate Limit of $2,000,000 shall be maintained for two (2) years after final payment and Subcontractor shall continue to provide evidence of such coverage to Gutierrez Construction Co., Inc., and the Landlord on an annual basis during the two year period.

      c.    BUSINESS AUTOMOBILE LIABILITY

            Subcontractor shall procure and maintain Business Automobile Liability Insurance covering owned, non-owned and hired motor vehicles with the following combined single limits:

            Bodily Injury and Property Damage - $1,000,000 Each Occurrence (C.S.L.)

      d.    UMBRELLA LIABILITY

Subcontractor shall procure and maintain an Umbrella Liability Policy with limits of $2,000,000.

                                   EXHIBIT "I"

                                 PARK COVENANTS

      Landlord agrees with Tenant to enforce, or cause to be enforced, these Park Covenants with all due diligence to preserve the quality and appearance of the Park.

      The Lot is approximately 31.16 acres and is located in an approximately seventy-nine (79) acre office/research and development park shown on the Plan of the Park attached hereto as part of Exhibit A and more particularly described therein and elsewhere in this Lease, as the same, including without limitation the Common Areas of the Park, may be amended by Landlord from time to time in accordance with and subject to the provisions of Section 2.1 of this Lease.

      All lots of land comprising the Park (which lots, including without limitations the Lot, are individually called the "Parcel" and collectively the "Parcels") are subject to the following restrictions which shall bind Bedford Woods Limited Partnership I (collectively "Grantor") as original owner of the Park and its successors in title.

      A. All parcels shall have facilities for parking, loading and unloading sufficient to serve any uses of the Parcels without using adjacent streets for such purpose. On-street parking shall be prohibited. All parking, trucking and vehicular maneuvering areas for a Parcel shall be contained within such Parcel.

      B. No exterior loading platforms shall be visible from any primary way or proposed primary way serving the Park. Screening and planting may be used for this purpose.

      C. No open or outside storage shall be done on any Parcel, other than normal and customary trash compactors and containers on locations to be reasonably approved by Landlord in advance.

      D. Signs shall conform to the sign ordinances of the Town of Bedford. Any variance from such ordinance granted by the Town of Bedford must also be approved by Grantor in the manner provided below in Section I.

      E. No condition or use of any Parcel will be permitted which is objectionable by reason of noise, odor, vibration, smoke, radiation, the hazardous nature of the use, or the violation of environmental laws or regulations adopted by the Town of Bedford, the Commonwealth of Massachusetts, the Federal Government or any Court.

      F. All utilities serving a Parcel shall be placed underground, unless prohibited by the utility company. Any exterior lighting on a Parcel shall either be indirect or of such controlled focus and intensity as not to disturb street traffic or the occupancy of any adjacent Parcel.

      G. The exterior appearance of any buildings in the Park, including landscaping thereon, shall be kept neat and orderly and free from litter.

      H. No building, exterior sign, fence, wall, exterior lighting or other structure shall be erected or allowed to maintain on any portion of the Park or exterior structural alteration or addition made, except pursuant to plans approved in writing by Grantor as to landscaping, parking and architectural conformity with existing buildings in the Park.

      I. The Grantor may from time to time by written instrument in recordable form grant variance from any one or more of these restrictions (except restriction H for which variances may not be granted) where the Grantor reasonably determines that the variance can be granted without substantial detriment to the intent and purpose of the restrictions and without substantial detriment to the Land, and portions of the Park theretofore built upon. If Tenant is occupying seventy-five percent (75%) or more of both this Building and Building 4 in the Park then variances from these restrictions shall require the consent of Tenant which consent shall not be unreasonably withheld, conditioned or delayed. Failure by Tenant to respond in writing to a proposed variance request within ten (10) days of receipt of such variance request shall be deemed acceptance by Tenant of such variance request.

      J. Written approval by the Grantor as to any buildings, signs, structures, alterations, additions and landscaping approved by Grantor in good faith shall be conclusive evidence of compliance with these restrictions. The Grantor agrees to furnish to any grantee such written instruments in recordable form as may reasonably be requested by the grantee as evidence of such compliance.

      K. Building 3 and Building 4 (i.e. those buildings closest to Noreen Drive, Bedford, Massachusetts) shall install and maintain as operable all interior non-emergency lighting on those sides of the Building 3 and Building 4 which face Noreen Drive (i.e. the Northwest) and in the case of Building 4 the Southwest, on motion detector shutoff switches which turn off the lights in those offices or spaces when motion is not detected therein.

      L. The term "Grantor", as herein used, shall mean Bedford Woods Limited Partnership I and any of its successors in title to whom the Grantor has expressly granted of record the rights to enforce these restrictions.

      This property is subject to a Special Permit from the Town of Bedford, Massachusetts for increased number of parking spaces. The Landlord and Tenant agree to cooperatively participate in, and actively support, Landlord's and/or the Park's Transportation Demand Management Plan wherever possible to achieve the Park's goal of peak hour traffic reduction. Tenant shall reimburse Landlord for its pro rata share of Landlord's Transportation Demand Management Plan expenses.

      This Plan may include such services as:

            * Access GIS/Rideshare to assist in matching interested employees into car-pools;

            * Provide a "Guaranteed Ride" program which provides a back-up in the event of an emergency;

            * Promotional events at their facilities to distribute transportation information and answer questions;

            * Operate a "transportation store" to provide up-to-date information on transit schedules, services, and fares;

            *     Organize van-pools;

            * Work with state agencies including MassHighway, EOTC, CARAVAN Commuters, or others, as necessary on transportation matters; and

            *     Implement preferential parking for rideshares.

                                   EXHIBIT "J"


                            LESSEE'S LEASE STATEMENT
                                       AND
             SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

      THIS AGREEMENT is made and entered into as of this _____ day of November, 2000, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (hereinafter called the "Lender"), RSA SECURITY, INC., a ________________ corporation (hereinafter called the "Tenant"), and BEDFORD WOODS LIMITED PARTNERSHIP I (hereinafter called the "Landlord").

                                   WITNESSETH:

      WHEREAS, Landlord owns certain real property commonly known as Building Three of Bedford Woods, and located in Bedford, Middlesex County, Massachusetts, and more particularly described in Exhibit "A" attached hereto and made a part hereof (said property being hereinafter called the "Property"); and

      WHEREAS, Landlord and Tenant made and entered into that certain Lease dated as of the _____ day of November, 2000, with respect to certain premises located on the Property constituting the Premises therein described (said Lease being hereinafter called the "Lease", and said premises being hereinafter called the "Leased Premises"); all capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Lease; and

      WHEREAS, Landlord has entered into and delivered that certain Construction Mortgage and Security Agreement in favor of Lender recorded in the Middlesex North district Registry of Deeds on _____________, 2000 as Instrument No. _____________ prior to the recording of this Agreement (said Construction Mortgage and Security Agreement being hereinafter called the "Mortgage"), granting a lien on the Property to secure the payment of the indebtedness described in the Mortgage; and

      WHEREAS, on or about the date hereof, Landlord has entered into and delivered that certain Assignment of Leases and Rents in favor of Lender recorded in the Middlesex North District Registry of Deeds on __________________, 2000 as Instrument No. ________ prior to the recording of this Agreement (said Assignment of Leases and Rents being hereinafter called the "Assignment of Leases"), assigning all of Landlord's right, title and interest as Lessor under the Lease to further secure the indebtedness described in the Mortgage; and

      WHEREAS, the Mortgage and the Assignment of Leases secure the repayment of a loan from Lender to Landlord in the principal amount of $______________ (the "Loan") as evidenced by that certain Promissory Note of Landlord to Lender dated _______________, 2000 (the "Note"); and

      WHEREAS, the proceeds of the Note are being advanced pursuant to the terms of that certain Construction Loan Agreement between Landlord and Lender dated ____________, 2000 (the "Construction Loan Agreement"): the Note, Mortgage, Assignment of Leases, Construction Loan

Agreement and all other documents extended in connection with the Loan are sometimes hereinafter collectively referred to as the "Loan Documents"; and

      WHEREAS, The Gutierrez Company, The Gutierrez Construction Co., Inc., Arturo J. Gutierrez and John A. Cataldo (collectively, the "Guarantors") have executed and delivered to Lender certain guaranties in connection with the Loan; and

      WHEREAS, the Lender represents that it is the sole holder of the Mortgage and the Note and other loan documents secured thereby; and

      WHEREAS, the parties hereto desire to enter into this Non-Disturbance, Attornment and Subordination Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Tenant and Landlord hereby covenant and agree as follows:

      1. ESTOPPEL - Tenant hereby certifies to Lender that, as of the date of this Agreement: (i) the Lease, as described above, is the true, correct and complete Lease and has not been modified or amended and constitutes the entire agreement between Landlord and Tenant, (ii) to the best of Tenant's knowledge, there are no defaults of Landlord under the Lease and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to default under the Lease and/or allow Tenant to terminate the Lease, (iii) Tenant is satisfied with all of the work done by and required of Landlord to date, such work has been done in accordance with plans and specifications approved by Tenant, and as of the date hereof Tenant is not aware of any defect in the work or has not rejected any of the work done by Landlord on the Leased Premises (only includable if Tenant agrees with, after work is completed), (iv) that no rent under the Lease has been paid more than thirty
(30) days in advance of its due date; (v) that the Tenant, as of this date, has no charge, lien or claim of offset under the Lease or otherwise, against rents or other charges due to become due thereunder; and (vi) that Tenant has not assigned any of its rights under the Lease nor has Tenant sublet any portion of the Demised Premises to any other party. If this Agreement is being delivered prior to completion of all of Landlord's Work (as such term is defined in the Lease) on the Leased Premises, Tenant agrees that, promptly after request of the Lender therefor, it will provide an estoppel certificate to Lender following completion of such work indicating whether Tenant has accepted the work and begun payment of rent.

      2. NON-DISTURBANCE - Lender agrees that if Lender comes into possession of or acquires title to all or any part of the Leased Premises or the Lot (as defined in the Lease) as a result of foreclosure or other enforcement of the Mortgage or the Assignment of Leases, or both, then so long as no default under the Lease by Tenant exists and continues beyond the expiration of all applicable cure periods (after notice, if any, required by the Lease) as would entitle the Landlord under the Lease to terminate the Lease or would cause, without any further action on the part of such Landlord, the termination of the Lease, the Lease shall not be terminated, nor shall Tenant's use, possession or enjoyment of the Leased Premises and appurtenant rights and interests or rights under the Lease be interfered with. Following a foreclosure or other action or proceeding in the nature of foreclosure instituted under or in connection with the Mortgage or the Assignment of Leases, or the acquisition of title to the Leased Premises, the person or entity acquiring the interest of the Landlord under the Lease as a result of any such action or proceeding or deed in lieu of any such action or proceeding (hereinafter called the "Purchaser") or Lender if Lender takes possession of the Property shall have all rights and obligations of Landlord under the Lease, except as expressly otherwise set forth herein, provided, however, that neither the Purchaser nor the Lender shall be (a) liable for any act or omission of any prior lessor under the Lease provided that nothing herein shall (i) relieve such Purchaser or Lender from curing any continuing non-monetary defaults of Landlord after receipt of requisite notices from Tenant, all in accordance with the Lease or
(ii) impair the Tenant's offset or abatement rights as provided in clause 2(c) below with respect to any continuing monetary defaults of Landlord under the Lease; or (b) liable for the return of any security deposit which Tenant under the Lease has paid under the Lease unless such security deposit is received by Lender; or (c) subject to any offsets, abatements or defenses which the Tenant under the Lease might have against any prior lessor under the Lease unless Lender has received prior written notice of the offset, abatement or defense and opportunity to cure the same in accordance with Paragraph 9 below; or (d) bound by any base rent, or any other payments which the Tenant under the Lease might have paid for more than the current month to any prior lessor under the Lease; or (e) bound by any amendment or modification of the Lease made without Lender's prior written consent (Lender hereby agreeing not to unreasonably withhold or delay its consent); or (f) bound by any assignment or sublease of the Tenant's interest in the Lease made without obtaining Lender's prior written consent (such consent not to be unreasonably withheld or delayed), except where the consent of the Landlord is not required pursuant to the provisions of Section
6.1.6 of the Lease; or (g) personally liable for any default under the Lease or any covenant or obligation on its part to be performed thereunder as Landlord, it being acknowledged that Tenant's sole remedy in the event of such default shall be to proceed against Purchaser's or Lender's interest in the Property and the rents, or other proceeds arising therefrom.

         3. TENANT'S ELECTIONS - Notwithstanding any other provision to the contrary contained in the Lease, if prior to the substantial completion of the Landlord's Work or Tenant's Work (as defined in the first paragraph of Section
3.1 and Section 3.1.1 of the Lease), Lender accelerates the Note and demands payment of same, Lender then will give written notice of such acceleration and demand (the "Demand Notice") to Tenant. Upon receipt by Tenant of the Demand Notice, in a written notice (the "Election Notice") to Lender, provided a copy thereof is simultaneously given by Tenant to Landlord and further provided Lender receives the Election Notice within sixty (60) days of Tenant's receipt of the Demand Notice (the "Election Period"), Tenant may elect the option set forth below. Lender agrees not to acquire title to or take possession of the Leased Premises (a) during the Election Period and (b) if Tenant exercises its election below, for a period of forty-five (45) days after Lender receives the Election Notice (the "Standstill Period"). If Tenant shall fail to deliver to Lender the Election Notice prior to the expiration of the Election Period, then all rights and obligations of Tenant and Lender under this Paragraph 3 shall automatically cease and terminate.

         In the Election Notice, Tenant may elect to purchase from Lender all of Lender's right, title and interest in and to the Loan Documents, for a sum equal to the total amount then due and owing to Lender thereunder (the "Sale") as of the closing (the "Sale Closing") of the Sale, including, but not limited to, all outstanding principal, interest, late fees, charges and attorney's fees due under the Loan Documents as of the Sale Closing, together with all fees, costs and expenses incurred by Lender in connection with the preparation of all documents reasonably required by Lender to evidence the Sale (collectively, the "Obligations"), which documents shall be in form and substance reasonably satisfactory to Lender and which shall be without recourse to Lender and shall not contain any warranties or representations other than a representation from Lender to Tenant that (x) it owns the Loan Documents, (y) the Loan

Documents are free and clear of any liens or any other person's or entity's interest therein and (z) Lender has all necessary power and authority without need for consent from any other person or entity to sell the Loan Documents or has obtained all necessary consents therefor; PROVIDED, HOWEVER, Tenant's right to purchase the Loan Documents hereunder automatically shall expire and Lender no longer shall have any obligations to Tenant under this clause (i) or clause
(ii) below if the Sale Closing and payment to Lender of the Obligations in immediately available funds have not occurred on or before forty-five (45) days after Lender receives the Election Notice.

         4. LENDER'S ELECTIONS - In the event that Lender acquires title to or possession of all or any part of the Leased Premises at any time after the expiration of the Standstill Period, whether pursuant to a foreclosure proceeding or otherwise, then within thirty (30) days thereafter, the Lender may elect to deliver a written notice to the Tenant stating that either (i) the Lender intends to perform the construction obligations of the Landlord set forth in Article 3 of the Lease (the "Construction Obligations"), or (ii) the Lender does not intend to perform the Construction Obligations. A notice delivered by the Lender pursuant to clause (i) is referred to herein as an "Opt-In Construction Notice" and a notice delivered by the Lender pursuant to clause
(ii) is referred to herein as an "Opt-Out Construction Notice".

         In the event that Lender does not deliver either an Opt-Out Construction Notice or an Opt-In Construction Notice to the Tenant within said thirty (30) days after acquisition of title or possession, then Tenant may elect to deliver a written request (a "Construction Confirmation Request") to the Lender requesting that Lender deliver either an Opt-Out Construction Notice or an Opt-In Construction Notice.

         If either (a) Lender delivers an Opt-Out Construction Notice to Tenant, as aforesaid, or (b) Lender does not deliver an Opt-In Construction Notice to Tenant by not later than thirty (30) days after receipt of Tenant's Construction Confirmation Request, then Lender shall not be obligated to perform the Construction Obligations in accordance with the terms and provisions of the Lease. If Lender delivers an Opt-In Construction Notice as aforesaid, then Lender shall be obligated to perform the Construction Obligations in accordance with the terms and provisions of the Lease. If Lender timely delivers an Opt-Out Construction Notice to Tenant by not later than thirty (30) days after receipt of Tenant's Construction Confirmation Request as aforesaid, or Lender does not deliver an Opt-In Construction Notice to Tenant by not later than thirty (30) days of its receipt of Tenant's Construction Confirmation Request, then (a) Lender shall have no obligation to perform the Construction Obligations, and (b) Tenant may elect to terminate the Lease by providing written notice of such election to Lender. If Tenant elects to terminate the Lease, the Lease shall be terminated effective as of the date specified in Tenant's notice. Thereafter, the Lease shall be null and void and of no further force or effect, and neither the Tenant nor the Lender shall have any further liabilities or obligations thereunder.

         If (a) Lender sells, conveys, assigns, pledges or transfers its interest in the Loan, or (b) Lender sells the Leased Premises, or any part thereof, at a foreclosure sale, or (c) if Lender acquires title to the Leased Premises and subsequently conveys the Leased Premises, then, in any such event, concurrently with such transaction, Lender shall transfer, assign and convey all right, title and interest of the Lender in and to the Security Deposit then held by it, if applicable, to such purchaser, assignee, or transferee. Notwithstanding anything to the contrary contained in this Section, if Lender so transfers, assigns or conveys all right, title and interest of the Lender in and to the Security Deposit, if applicable, as aforesaid, then Lender shall have no liability for the return of the Security Deposit.

         5. ATTORNMENT - Unless the Lease is terminated in accordance with Paragraphs 2 or 4 of this Agreement or in accordance with the terms of the Lease, if the interests of the Landlord under the Lease shall be transferred by reason of the exercise of power of sale contained in the Mortgage (if applicable), or by any foreclosure or other proceeding for enforcement of the Mortgage, or by deed in lieu of foreclosure or such other proceeding, or if Lender takes possession of the Property pursuant to any provisions of the Mortgage, Tenant shall be bound to the Purchaser or Lender, as the case may be, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Leases with the same force and effect as if the Purchaser or Lender were the lessor under the Lease, and Tenant, as Lessee under the Lease, does hereby agree to attorn to the Purchaser and Lender if it takes possession of the Property, as its lessor under the Lease. Such attornment shall be effective and self-operative without the execution of any further instruments upon succession by Purchaser to the interest of the lessor under the lease or the taking of possession of the Property by Lender. Nevertheless, Tenant shall, from time to time, execute and deliver such instruments evidencing such attornment as Purchaser or Lender may reasonably require. The respective rights and obligations of Purchaser, Lender and of the lessee under the Lease upon such attornment, to the extent of the then remaining balance of the term of the Lease and any extensions and renewals, shall be and are the same as now set forth in the Lease, except as otherwise expressly provided herein.

         6. SUBORDINATION - Subject to the provisions of this Agreement, Tenant hereby subordinates all of its right, title and interest as Lessee under the Lease to the right, title and interest of Lender under the Mortgage, and Tenant further agrees that the Lease now is and shall at all times continue to be subject and subordinate in each and every respect to the Mortgage and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage and to all sums secured thereby with the same force and effect as if the Mortgage had been executed, delivered and recorded prior to the execution and delivery of the Lease. Notwithstanding the foregoing, such subordination shall not decrease or impair the rights of Tenant under the Lease, except as specifically set forth herein.

         7. OTHER CONDITIONS - Notwithstanding anything to the contrary contained in this Agreement or in the Lease, Lender, Tenant and Landlord agree that to the extent required by the Lease, and provided that (i) Tenant has not defaulted in the payment of rent or other charges under the Lease, (ii) Landlord has not defaulted in the payment of debt service or other payments under the loan documents and (iii) neither Landlord nor Tenant has filed a voluntary petition in bankruptcy under Title 11 of the United States Code or had an order for relief issued against it and not dismissed within thirty (30) days of issuance or has filed any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present of future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief of debtors or consented to or acquiesced in the appointment of any custodian, trustee, receiver, conservator or liquidator for it or all or any substantial part of its property or made an assignment of a substantial portion of its assets for the benefit of creditors (or if any of the foregoing has occurred only with respect to Landlord and Tenant has exercised its election under clause (ii) of Paragraph 3 above by giving Lender the Election Notice required therein), then in the event of an insured casualty to the Leased Premises, and if Landlord satisfies the conditions provided for hereafter, Lender shall hold the balance of any casualty and rental interruption proceeds after proof and adjustment and shall use such funds for the following purposes: (x) to pay costs and obligations secured by the Mortgage (the "Secured Obligations") as such become due during the course of reconstruction or repair of the Leased Premises,
(y) to reimburse Landlord, in accordance with the terms and conditions set forth below, for the costs of reconstruction or repair of the Leased Premises, and (z) upon completion of such reconstruction or repair, to apply any excess to the payment of the Secured Obligations. Such funds shall be made available as provided above and as provided in Section 4.8(b) of the Mortgage upon the Landlord's prior satisfaction of such conditions as the Lender may reasonably establish with respect thereto (each of which must be complied with in a manner reasonably satisfactory to the Lender, with all documents, instruments, agreements, or evidence to be in form and substance satisfactory to the Lender), within sixty (60) days of the date of such damage or destruction to the Leased Premises, including without limitation, the following (hereinafter referred to as the "Funding Requirements"):

       (i) delivery of estoppel certificate(s) or other satisfactory evidence that the Lease remains in full force and effect and will remain in full force and effect after such repair and restoration, without any right of termination or cancellation during the projected course of said repair or restoration;

       (ii) delivery of plans and specifications, construction budget, construction contract, and construction schedule for such repair and restoration, satisfactory to Lender;

       (iii) delivery of evidence of compliance with all applicable state, federal and local laws, ordinances and regulations relating to such repair and restoration, and the issuance of all required permits, licenses and approvals relative thereto;

       (iv) delivery of evidence of the availability of any funds necessary to complete such repairs and restoration in excess of such proceeds, which funds, at the request of the Lender, shall be deposited with the Lender to be disbursed with such proceeds;

       (v)    builder's all risk insurance;

       (vi) rent loss insurance sufficient to pay all operating costs and debt service confirmed by the insurer to be available for the period of repair and restoration;

       (vii) evidence that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against Lender, Landlord or any tenant of the Leased Premises;

       (viii) execution of any documentation deemed reasonably necessary by the Lender to provide for the disbursement of such funds in a manner typical to a construction loan;

       (ix) delivery of evidence that the repair or restoration can be completed prior to the then applicable maturity date of the note;

       (x) Landlord delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the necessary restoration;

       (xi) compliance of such other reasonable non-financial terms and conditions customary for construction loans of the size and scope involved with such repairs and restoration; and

       (xii) such other requirements as provided in Section 4.8(a) of the Mortgage provided that such requirements do not include the execution of a separate guaranty of completion by Tenant for the purpose of making funds available for restoration under this Paragraph 6.

       8. ASSIGNMENT OF LEASES - Tenant hereby acknowledges that all of Landlord's right, title and interest as Lessor under the Lease is being duly assigned to Lender pursuant to the terms of the Assignment of Leases, and that pursuant to the terms thereof, all rental payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease unless and until Tenant is otherwise notified in writing by Lender. Upon receipt of any such written notice from Lender, Tenant covenants and agrees to make payment of all rental payments then due or to become due under the Lease directly to Lender or to Lender's agent designated in such notice and to continue to do so until otherwise notified in writing by Lender. Landlord hereby irrevocably directs and authorizes Tenant to make rental payments directly to Lender following receipt of such notice and covenants and agrees that Tenant shall have the right to rely on such notice without any obligation to inquire as to whether any default exists under the Mortgage or the Assignment of Leases or the indebtedness secured thereby, and notwithstanding any notice of claim of Landlord to the contrary, that Landlord shall have no right or claim against Tenant for or by reason of any rental payments made by Tenant to Lender following receipt of such notice, and all such payments by Tenant to Lender are fully authorized by Landlord and treated for all purposes as payments of Fixed or Additional Rent under the Lease. Except as otherwise specifically set forth in the Lease, Tenant further acknowledges and agrees: (a) that under the provisions of the Assignment of Leases, the Lease cannot be terminated (nor can Landlord accept any surrender of the Lease) or modified in any of its terms, or consent be given to the waiver or release of Tenant from the performance or observance of any obligation under the Lease without the prior written consent of Lender, and without such consent, no rent may be collected or accepted by Landlord more than one month in advance; and (b) that the interest of Landlord as Lessor under the Lease has been assigned to Lender for the purposes specified in the Assignment of Leases, and Lender assumes no duty, liability or obligation under the Lease, except only under the circumstances, terms and conditions specifically set forth in the Assignment of Leases or this Agreement.

       9. NOTICE OF DEFAULT BY LESSOR - Tenant, as Lessee under the Lease, hereby covenants and agrees to give Lender written notice properly specifying wherein the Lessor under the Lease has failed to perform any of the covenants or obligations of the Lessor under the Lease simultaneously with the giving of any notice of such default to the Lessor under the provisions of the Lease. Tenant agrees that Lender shall have the right, but not the obligation, within thirty
(30) days after receipt by Lender of such notice (or, with respect to non-monetary defaults only, within such additional time as is reasonably required to correct any such default) to correct or remedy, or cause to be corrected or remedied, each such default before the Lessee under the Lease may take any action under the Lease by reason of such default; provided, however, in no event shall such time extend for more than sixty (60) days after Tenant provides such notice to Lender, except if Lender has commenced to cure any such non-monetary default under the Lease (which shall in no event include foreclosure or exercise of other remedies available under the Mortgage) within thirty (30) days after such written notice to Lender and is diligently proceeding to cure such default and such non-monetary default cannot be cured within sixty (60) days despite such diligent efforts to cure on the part of Lender, in which event such time period may be extended for such additional period as may be necessary to complete the curing of such non-monetary default with diligence and continuity; and provided further such cure period shall not affect the right of Tenant to terminate the lease (i) under Section 2.4 of the Lease ("Early Termination Opinion"), (ii) under Paragraph 3.2 of the Lease if the Leased Premises are not deemed ready for occupancy by the "Outside Delivery Date" (as defined therein) or (iii) in the event Lender has delivered to Tenant an Opt-Out Construction Notice pursuant to Paragraph 4 above. Such notices to Lender shall be delivered in duplicate in writing by registered or certified mail, return receipt requested, or by depositing the same with an overnight commercial courier (such as Federal Express) or by hand delivery to:

                Wells Fargo Bank, National Association
                121 High Street, 5th Floor
                Boston, MA 02110
                Attention:  Kimberly A Dail

With copy to:   Wells Fargo Bank, National Association
                Real Estate Group
                420 Montgomery Street, Sixth Floor
                San Francisco, California 94111
                Attention:  Chief Credit Officer - Real Estate Group

                and

                Wells Fargo Bank, National Association
                Real Estate Group
                Suite 420
                2020 K Street, N.W.
                Washington, D.C. 20006
                Attention:  Manager, Loan Administration Department

or to such other address as the Lender shall have designated to Tenant by giving written notice to Tenant at:

                RSA Security, Inc.
                20 Crosby Drive
                Bedford, Massachusetts  01730

With copy to:  Robert Tuchmann, Esq.
               Hall & Dorr LLP
               60 State Street
               Boston, Massachusetts  02109

or to such other address as may be designated by written notice from Tenant to Lender.

         10. NO FURTHER SUBORDINATION - Except as expressly provided to the contrary in Paragraph 6 hereof, Landlord and Tenant covenant and agree with Lender that there shall be no further subordination of the interest of Lessee under the Lease to any lender or to any other party without first obtaining the prior written consent of Lender. Any attempt to effect a further subordination of Lessee's interest under the Lease without first obtaining the first written consent of Lender shall be null and void.

         11. CONSENT - Lender hereby consents to the Lease.

         12. TRADE FIXTURES OR EQUIPMENT - The lien of the Mortgage does not encumber any trade fixtures or equipment or other personal property used and paid for by Tenant in its business on the Property.

         13. AS TO LANDLORD AND TENANT - As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing herein contained, nor anything done pursuant to the provisions hereof, shall be deemed or construed to modify the Lease.

         14. AS TO LANDLORD AND LENDER - As between Landlord and Lender, Landlord and Lender covenant and agree that nothing herein contained, nor anything done pursuant to the provisions hereof, shall be deemed or construed to modify the Mortgage or the Assignment of Leases.

         15. TITLE OF PARAGRAPHS - The titles of the paragraphs of this agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this agreement.

         16. GOVERNING, LAW - This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         17. PROVISIONS BINDING - The terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Lender, Tenant and Landlord. The reference contained to successors and assigns of Tenant is not intended to constitute and does not constitute a consent by Landlord or Lender to an assignment by Tenant where such consent is required under the Lease, but has reference only to those instances in which the Lessor under the Lease and Lender shall have given written consent to a particular assignment by Tenant thereunder where such consent is required under the Lease. In the event of a conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of this Agreement shall prevail.

         In the event of any transfer of the Mortgage or the note secured thereby, the Lender shall transfer and deliver to the transferee any security deposit under the Lease held by Lender or its agent, and provided the transferee assumes the obligations of Lender hereunder or otherwise recognizes the provisions hereof by written instrument delivered to Tenant, Lender shall thereupon become freed and relieved of all covenants and obligations of the Lender hereunder, except with respect to any breaches of this Agreement as shall have theretofore occurred.

         18. COUNTERPARTS - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. MODIFICATION - This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

         20. INFORMATION. So long as the Loan is outstanding, Tenant covenants to provide Lender with all information, including, but not limited to evidence of payment of taxes and insurance (if Tenant is obligated for such payments under the Lease) to which the Landlord may be entitled under the Lease.

         21. INSPECTIONS. So long as the Loan is outstanding, Lender or its designee may enter upon the Property at all reasonable times, upon reasonable notice to Tenant, to visit or inspect the Property and discuss the affairs, finances and accounts of Tenant applicable to the Property or the Lease at such reasonable times as Lender or its designee may request.

         22. ENFORCEABILITY. Each of Tenant, Landlord and Mortgagee hereby represents and warrants that the Lease and this Agreement have been duly authorized, executed and delivered by such party and constitute legal, valid and binding instruments, enforceable against such party in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

         IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal and hereunto set their respective hands and seals as of the day, month and year first above written.

                                        LENDER:

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION



                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                     TENANT:

                                     RSA SECURITY, INC.



                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                     LANDLORD:

                                     BEDFORD WOODS LIMITED PARTNERSHIP I
                                     By:  THE GUTIERREZ COMPANY,
                                            its general partner



                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


STATE OF
         --------------------------

                County, SS                                                , 2000
---------------                                          -----------------


Then personally appeared before me ___________________, the _________________ of
WELLS FARGO BANK, NATIONAL ASSOCIATION, to me personally known, who I am satisfied signed the foregoing instrument, and who did acknowledge under oath that he/she signed and delivered the same in his/her capacity as ______________________, and that the foregoing instrument is his/her free act and deed and the free act and deed of such WELLS FARGO BANK, NATIONAL ASSOCIATION.


                                         --------------------------------------
                                         Notary Public
                                         My Commission Expires:

STATE OF
         --------------------------

                County, SS                                                , 2000
---------------                                          -----------------


Then personally appeared before me ________________________, the ____________________ of RSA SECURITY, INC., to me personally known, who I am satisfied signed the foregoing instrument, and who did acknowledge under oath that he/she signed and delivered the same in his/her capacity as __________________________, and that the foregoing instrument is his/her free act and deed and the free act and deed of such RSA SECURITY, INC.



                                         --------------------------------------
                                         Notary Public
                                         My Commission Expires:

                                   EXHIBIT "L"

                         DEFINITION OF COST OF THE WORK

REIMBURSABLE COSTS:

The following 18 numbered items shall be used to determine and calculate the Cost of the Work:

1. The term Cost of the Work shall mean costs necessarily incurred and paid by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid in the greater Boston area and shall include the items set forth below. The Contractor, as hereinafter defined, agrees to solicit bids from at least three (3) subcontractors on each major trade for all items costing more than $50,000.00. Landlord shall have the right to select the subcontractors to bid on the Tenant Work; however Tenant may propose qualified subcontractors to participate in the competitive bidding process, provided that any such subcontractors must be approved by Landlord in its reasonable judgment.

2. Wages paid for labor in the direct employ of Gutierrez Construction Co., Inc. ("Contractor") in the performance of the Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Landlord, and Contractor, and including such welfare or other benefits, if any, as may be payable with respect thereto.

3. Salaries of Contractor's personnel when stationed at the field office, in whatever capacity employed, and a proportionate share of the project manager and construction managers' salaries, whether at the job site or in the main office. Personnel engaged at shops or on the road in expediting the production or transportation of materials or equipment shall be considered as stationed at the field office and their salaries paid for that portions of their time spent on the work.

4. Cost of contributions, assessments or taxes incurred during the performance of the work for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries or other remuneration paid to employees of the Contractor and included in the Cost of the Work under subsections 2 and 3.

5. Costs of all materials, supplies and equipment incorporated in the work, including costs of transportation thereof.

6. Payments made by the Contractor to subcontractors for work performed pursuant to subcontracts.

7. Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers, which are consumed in the performance of the work, and cost less salvage value on such items used by not consumed which remain the property of the Contractor.

8. Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the site in performance of the work, whether rented from the Contractor or others including installation, minor repairs and replacements, dismantling, removal, transportation and delivery costs thereof, at rental charges consistent with those prevailing in the greater Boston area.

9. Cost of premiums for all bonds and insurance, which the Contractor is required by the construction contract or this Lease, to purchase and maintain.

10. Sales, use, or similar taxes related to the work and for which the Contractor is liable, which are imposed by any governmental authority.

11. Permit fees, royalties, damage or infringement of patents and costs of defending suits therefor, and deposits lost for causes other than due to the Contractor's negligence.

12. Losses and expenses, not compensated by insurance or otherwise, sustained by the Contractor in connection with the work, provided they have resulted from causes other than the fault or neglect of the Contractor. Such losses shall include settlements made with the written consent and reasonable approval by Landlord and Tenant. If, however, such loss requires reconstruction and the Contractor is placed in charge thereof, he shall be paid for his services a fee of ten percent (10%) of the cost of such work.

13. Minor expenses such as telegrams, long distance telephone calls, telephone service at the site, expressage, drawing reproduction, mail service, special deliveries, and similar petty cash items incurred in connection with the Tenant's Work.

14.    Cost of all removal of debris and clean up.

15. Costs incurred due to an emergency affecting the safety of persons and property.

16. Other costs incurred in the performance of the work if and to the extent approved in advance in writing by the Tenant.

17.    The cost of temporary power and heat.

                                   EXHIBIT "M"

                              INTENTIONALLY DELETED

                                   EXHIBIT "N"

                              INTENTIONALLY DELETED

                                 EXHIBIT "O(a)"

                           EXPANSION LOTS SIDE LETTER


                                                               November 17, 2000

RSA Security, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730

       RE: Building 3, Lot 1-3, 174 Middlesex Turnpike, Bedford Woods Office Park, Bedford, Massachusetts
            ------------------------------------------------------------------

Gentlemen:

       Reference is hereby made to that certain lease (the "Lease") dated as November 15, 2000 and executed by and between the undersigned, Bedford Woods I Limited Partnership (as "Landlord") and RSA Security, Inc. (as "Tenant").

       Whereas pursuant to the Lease the Landlord has provided the Tenant with the certain Expansion Option for the construction of two (2) Expansion Building(s), Building No. 1 of approximately 183,548 square feet to be located on Lot 1-1 and Building No.2 of approximately 188,220 square feet to be located on Lot 1-2 as such Lots are shown on that certain plan entitled "Plan of Land" in Bedford, MA Prepared For The Gutierrez Company dated November 13, 2000", scale 1" = 100' prepared by Hancock Survey Associates, Inc. (the "Plan") such Lots 1-1 & 1-2 are hereinafter collectively referred to as "Expansion Lots" and referred to individually as an "Expansion Lot" which Expansion Lots are located in Bedford Woods Office Park, Bedford, Massachusetts (the "Park"), which lots are currently owned by Landlord but will be conveyed to affiliates of the Landlord;

       Whereas, Landlord would not agree to enter into the Lease without the execution and delivery by Tenant of this Letter Agreement and Landlord is relying thereon and entering into the Lease and;

       Whereas, the Tenant would not agree to enter into the Lease without the execution and delivery to Tenant of this Letter Agreement and Tenant is relying thereon and entering into the Lease;

       Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree with Landlord and Tenant as follows:

       1. Any capitalized terms used herein and not specifically defined herein shall have the meanings as set forth in the Lease.

       2. Tenant agrees that the Landlord shall have the right to convey said Lot 1-1 and Lot 1-2 to Landlord's affiliates upon written notice to Tenant. Any such Landlord's affiliates that take title to an Expansion Lot or Expansion Lots shall be hereinafter referred to collectively as the "Expansion Lot Owners". Tenant agrees that Tenant's Expansion Option shall at all times be subject to the provisions of Exhibit "R" of the Lease. Provided Tenant has complied with all of the terms and provision of the Lease and Exhibit R of the Lease including but not limited to the requirement that there does not then exist any uncured, continuing Event of Default under the Lease or under any Tenant Park Leases and Tenant is then leasing, including subleasing, at least One-Hundred (100%) Percent of the Building and One-Hundred (100%) Percent of all buildings under the Tenant Park Leases and so long as the Expansion Option has not terminated in accordance with the provisions of Exhibit R to the Lease, the Expansion Lot Owners agree not to construct or permit the construction of any buildings on the Expansion Lots and not to use the Expansion Lots for any purposes other than providing for any required park drainage and utilities and for additional parking and access to any buildings being leased to the Tenant in the Park.

       3. In the event the Expansion Lot Owners or their mortgagee(s) cannot or do not construct the Expansion Building(s) on the Expansion Lots upon the Tenant's election to exercise Tenant's Expansion Option in compliance with the terms of this Letter Agreement and Exhibit R of the Lease, then the Expansion Lots Owner(s) and their mortgagee(s) shall give Tenant written notice that it cannot or will not construct the Expansion Building(s) on the Expansion Lots as hereinabove set forth, and in such event Tenant shall have the option to purchase the Expansion Lot(s) at the greater of Thirty Five Dollars ($35.00) per developable building square foot on such Expansion Lots or the then fair market value for such Expansion Lot(s)so purchased for a period of thirty (30) days following receipt by Tenant of such mortgagee(s)' or Expansion Lot Owner(s)' notice of its inability or decision not to construct the Expansion Buildings on the Expansion Lots and the determination of fair market value as hereinafter defined. The Expansion Lot Owner(s) shall cooperate with Tenant and promptly provide Tenant with all applicable permits, licenses, plans, surveys, title materials, testing information and other useful and relevant information, which is not privileged, at no additional cost to Tenant but without representation or warranty.

          The Fair Market Value ("Market Value") for the Expansion Lot(s) shall be determined as follows:

          (a) The Market Value shall be proposed by Expansion Lot Owner within ten (10) days of receipt of Tenant's notice that it intends to purchase the Expansion Lot(s) (the

                 "Expansion Lot Owner's Proposed Market Value") in accordance with its right in the preceding paragraph. The Expansion Lot Owner's Proposed Market Value shall be the Market Value unless Tenant notifies Expansion Lots Owner(s), within ten (10) days of Tenant's receipt of Expansion Lot Owner(s)' Proposed Market Value, that Expansion Lot Owner(s)' Proposed Market Value is not satisfactory to Tenant ("Tenant's Rejection Notice").

          (b) If the Market Value is not otherwise agreed upon by Expansion Lot Owners and Tenant within ten (10) days after Expansion Lots Owner(s)' receipt of Tenant's Rejection Notice, then Tenant shall be deemed to have withdrawn its exercise of the option unless Tenant shall have given notice to Expansion Lot Owner(s), within five (5) days after said ten (10) day period, that Tenant desires to determine the Market Value by the following appraisal procedure, which notice shall specify the name and address of the appraiser designated by Tenant (the "Tenant's Appraisal Notice"):

                     (i) Expansion Lot Owner(s) shall within five (5) days after receipt of Tenant's Appraisal Notice, notify Tenant of the name and address of the appraiser designated by Expansion Lot Owners. Such two appraisers shall, within ten (10) days after the designation of the second appraiser, make their determinations of the Market Value in writing and give notice thereof to each other and to Expansion Lot Owner and Tenant. Such two (2) appraisers shall have ten (10) days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Market Value. If such appraisers shall concur in such determination, they shall give notice thereof to Expansion Lot Owner(s) and Tenant and such concurrence shall be final and binding upon Expansion Lot Owner(s) and Tenant. If such appraisers shall fail to concur as to such determination within said ten
                     (10) day period, they shall give notice thereof to Expansion Lot Owner(s) and Tenant and shall immediately designate a third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said ten (10) day period, then they or either of them shall give notice of such failure to agree to Expansion Lot Owner(s) and Tenant and if Expansion Lot Owner(s) and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third appraiser.

                     (ii) All appraisers shall be real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the suburban Boston area.

                     (iii) The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Market Value.

                     (iv) If none of the determinations of the appraisers varies from the mean of the determinations of the other appraisers by more than ten (10%) percent, the mean of the determinations of the three (3) appraisers shall be the Market Value for the Expansion Lot(s). If, on the other hand, the determination of any single appraiser varies from the mean of the determinations of the other two (2) appraisers whose determinations are closest in number by more than ten (10%) percent, the mean of the determination of those 2 appraisers shall be the Market Value.

                     (v) The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

                     (vi) Each party shall pay fees, costs and expenses of the appraiser selected by it and its own counsel fees and one-half (1/2) of all other expenses and fees of any such appraisal.

        4. The Tenant acknowledges and agrees that the Expansion Lots Owners shall have the right to further encumber the Expansion Lots by placing mortgage(s) on the Expansion Lots of a total indebtedness of an amount not to exceed Fifty (50%) percent of the value of the Expansion Lots, which value shall be the value of the Expansion Lots determined by any proposed mortgagees' appraiser. Further, the Tenant agrees to subordinate Tenant's Expansion Option, the Notice of Lease and this Letter Agreement to such mortgage(s) provided such mortgagee(s) agrees to either (a) recognize all Tenant's rights contained in this Letter Agreement or (b) in the event such mortgagee(s) does not agree to recognize all Tenant's rights contained in this Letter Agreement then Tenant will still subordinate Tenant's Expansion Option, the Notice of Lease and this Letter Agreement to such mortgage(s) if such mortgagee(s) recognizes Tenant's right to purchase the Expansion Lots as set forth in Paragraph 3 of this Letter Agreement.

         5. In the event that Tenant notifies the Expansion Lot Owner(s) of its exercise of the Expansion Option as hereinabove set forth and as set forth in the Lease and the Expansion Lot Owner(s) and Tenant fail to agree and execute a mutually satisfactory Expansion Lease for the Expansion Building(s) within the forty-five (45) day period following receipt of Tenant's notice of its election to exercise the Expansion Option, the Expansion Lot Owner(s) and having used reasonable efforts and acting in good faith to negotiate such Expansion Lease, or if Tenant fails to comply with all of the terms, covenants and conditions of Exhibit R to the Lease, then the Expansion Lot Owner(s) shall thereafter be free to sell and/or lease or otherwise deal with the Expansion Lots to anyone. In such event or if Tenant otherwise defaults in its obligations hereunder or under Exhibit R to the Lease: (i) Tenant shall be deemed to have waived its rights under this Letter Agreement and the Expansion Option in the Lease; (ii) the undersigned shall have the unrestricted right to sell, lease or otherwise deal with the Expansion Lots under whatever terms and conditions as negotiated by the undersigned in their sole discretion; and (iii) Tenant's Expansion Option hereunder shall terminate and be of no force and effect and with no further obligations, rights or remedies of Landlord or Tenant relating to the Expansion Option and this Letter Agreement or said exercise at law or in equity. The recording by the Expansion Lot Owner(s) of an affidavit to such effect shall be conclusive evidence of the termination or waiver of Tenant's Expansion Option.

         6. To the extent any one of the Expansion Lot Owner(s) fails to fulfill its agreements hereunder, then Tenant agrees that such event shall not be considered a Landlord default under the Lease and to look solely to such Expansion Lot Owner(s) then equity interest in the Expansion Lots, as the case may be, and all proceeds thereof and all insurance proceeds and condemnation awards, subject to the prior claims of such Expansion Lot Owner(s)' mortgagee(s) at the time owed for recovery of any judgment from such Expansion Lot Owner; it being agreed and understood that neither such Expansion Lot Owner (original or successor), nor any partner (general or limited), associate, participant, principal (disclosed or undisclosed), agent, employee, trustee or other fiduciary, beneficiary or, officer or any person or entity in or of any partnership, association, joint venture, corporation or other entity, trust or estate from time to time owning such Expansion Lot Owner(s)' interest in said Expansion Lots, as the case may be, shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant (it being agreed by Tenant that such exoneration from personal liability is and shall be absolute and completely no exception whatsoever). Notice of the rights contained herein shall be recorded by the Expansion Lot Owner(s)' at the appropriate Registry of Deeds by notice in a form and substance reasonably satisfactory to Tenant and Landlord.

         7. The Landlord and the Expansion Lot Owner(s) shall have the right to convey the Expansion Lots to any affiliate of the Landlord or the Expansion Lot Owner(s) including but not limited to (i) transfers and sales to Affiliates of Landlord, Affiliates of Expansion Lot Owner(s) or Affiliates of The Gutierrez Company, (ii) transfers or sales to any party of any limited partnership interest in the limited partnership which transferee is Landlord or Expansion Lot Owner(s), Expansion Lot Owners, or the affiliates of the General Partner, family members or affiliates of the General Partner or of any limited partner, or employees of the General Partner(s) or limited partners, (iii) transfers, or sales of any general partnership interest in the limited partnership which is Landlord to an Affiliate.

         As used herein an Affiliate shall mean as to any Landlord or Expansion Lot Owners (i) Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family (as defined below and The Gutierrez Company or any of its employees); (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family; or (iii) any entity of which a majority of the voting interests is owned by any one or more of the persons referred to in the preceding clauses (i) and (ii). Immediate family shall mean, with respect to any person, his spouse, children, adopted children, parents, parents-in-law, grandchildren and great-grandchildren.

         8. All references to the undersigned herein shall be deemed to refer to that specific owner of each of the Expansion Lots, as the case may be for purposes of giving or receiving notices, and pertaining to agreements or recording affidavits sets forth hereunder. The undersigned agree that the obligation of the undersigned hereunder may be enforced by either or both of the Landlord or Tenant. This Letter Agreement shall be binding upon the successors an assigns of Landlord and all future owners of said Expansion Lots and shall inure to the benefit of Tenant and successors and assigns.

         Executed under seal this 17th day of November, 2000.


                                     Landlord:


                                     Bedford Woods Limited
                                     Partnership I
                                     By: The Gutierrez Company
                                         General Partner


                                      By:_________________________________
                                      Arturo J. Gutierrez, President

Acknowledged and Agreed to
on this 17th day of November, 2000

TENANT:  RSA Security, Inc.


By:_________________________
     Its:

                                 EXHIBIT "O(b)"

                       RIGHT OF FIRST REFUSAL SIDE LETTER




                                                               November 17, 2000

RSA Security, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730

       RE: Building 3, Lot 1-3, 174 Middlesex Turnpike, Bedford Woods Office Park, Bedford, Massachusetts
            ------------------------------------------------------------------

Gentlemen:

       Reference is hereby made to that certain lease (the "Lease") dated as November 15, 2000 and executed by and between the undersigned, Bedford Woods Limited Partnership I (as "Landlord") and RSA Security, Inc. (as "Tenant").

       Whereas pursuant to Exhibit "Q" of the Lease the Landlord has provided the Tenant with the certain Right of First Refusal Option for the leasing of two
(2) Expansion Building(s), Building No. 1 of approximately 100 feet 183,548 square feet and Building No.2 of approximately 188,220 square feet or such other configurations as Landlord or the owner of such Right of First Refusal Lots, as hereinafter defined, shall present in a letter of intent from another prospective tenant that the Landlord or the owner of such Right of First Refusal Lots have accepted to be located on Lot 1-1 and leasing to be located on Lot 1-2 as such Lots are shown on that certain plan entitled "Plan of Land" in Bedford, MA Prepared For The Gutierrez Company dated November 13, 2000", scale 1" = 100' prepared by Hancock Survey Associates, Inc. (the "Plan") such Lots 1-1 & 1-2 are hereinafter collectively referred to as "Right of First Refusal Lots" and referred to individually as an "Right of First Refusal Lot" which Right of First Refusal Lots are located in Bedford Woods Office Park, Bedford, Massachusetts (the "Park"), which lots are currently owned by Landlord but will be conveyed to affiliates of the Landlord;

       Whereas, Tenant and Landlord agree that this Right of First Refusal Sideletter and the Right of First Refusal in Exhibit "Q" of the Lease are subordinate to (i) the Expansion Lots Sideletter of even date herewith by and between Landlord and Tenant and (ii) the Tenant's Expansion Option in Exhibit "R" to the Lease and;

       Whereas, Landlord would not agree to enter into the Lease without the execution and delivery by Tenant of this Letter Agreement and Landlord is relying thereon and entering into the Lease and;

       Whereas, the Tenant would not agree to enter into the Lease without the execution and delivery to Tenant of this Letter Agreement and Tenant is relying thereon and entering into the Lease;

       Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree with Landlord and Tenant as follows:

       1. Any capitalized terms used herein and not specifically defined herein shall have the meanings as set forth in the Lease.

       2. Tenant agrees that the Landlord shall have the right to convey said Lot 1-1 and Lot 1-2 to Landlord's affiliates upon written notice to Tenant. Any such Landlord's affiliates that take title to a Right of First Refusal Lot or Right of First Refusal Lots shall be hereinafter referred to collectively as the "Right of First Refusal Lot Owners". Tenant agrees that Tenant's Right of First Refusal Option shall at all times be subject to the provisions of Exhibit "Q" of the Lease. Further Tenant acknowledges and agrees that (i) this Letter Agreement and Right of First Refusal Option in Exhibit "Q" of the Lease shall be subordinate to Tenant's Expansion Option in Exhibit "R" of the Lease and to the Expansion Lots Sideletter of even date herewith and (ii) Tenant's rights under this Letter Agreement and Right of First Refusal Option in Exhibit "Q" of the Lease can only be exercised after Tenant's Right of First Refusal Option in Exhibit "R" of the Lease has been terminated and the Expansion Lots Sideletter has been terminated. Provided Tenant has complied with all of the terms and provision of the Lease and Exhibit "Q" of the Lease including but not limited to the requirement that there does not then exist any uncured, continuing Event of Default under the Lease or under any Tenant Park Leases and Tenant is then leasing, including subleasing, at least One-Hundred (100%) Percent of the Building and One-Hundred (100%) Percent of all buildings under the Tenant Park Leases and so long as the Right of First Refusal Option has not terminated in accordance with the provisions of Exhibit "Q" to the Lease, the Right of First Refusal Lot Owners agree not to construct or permit the construction of any buildings on the Right of First Refusal Lots and not to use the Right of First Refusal Lots for any purposes other than providing for any required park drainage and utilities and for additional parking and access to any buildings being leased to the Tenant in the Park.

       3. In the event the Right of First Refusal Lot Owners or their mortgagee(s) cannot or do not construct the Right of First Refusal Building(s) on the Right of First Refusal Lots upon the Tenant's election to exercise Tenant's Right of First Refusal Option in compliance with the terms of this Right of First Refusal Letter

Agreement and Exhibit "Q" of the Lease then the Right of First Refusal Lots Owner(s) and their mortgagee(s)' shall give Tenant written notice that it cannot or will not construct the Right of First Refusal Building(s) on the Right of First Refusal Lots as hereinabove set forth, and in such event Tenant shall have the option to purchase the Right of First Refusal Lots at the greater of Thirty Five Dollars ($35.00) per developable building square foot on such Right of First Refusal Lot(s) so purchased or the then fair market value for such Right of First Refusal Lot(s) for a period of thirty (30) days following receipt by Tenant of such mortgagee(s)' or Right of First Refusal Lot Owner(s)' notice of its inability or decision not to construct the Expansion Buildings on the Right of First Refusal Lots and the determination of fair market value as hereinafter defined. The Right of First Refusal Lot Owner(s) shall cooperate with Tenant and promptly provide Tenant with all applicable permits, licenses, plans, surveys, title materials, testing information and other useful and relevant information, which is not privileged, at no additional cost to Tenant but without representation or warranty.

       The Fair Market Value ("Market Value") for the Right of First Refusal Lot(s) shall be determined as follows:

       (a) The Market Value shall be proposed by Right of First Refusal Lot Owner within ten (10) days of receipt of Tenant's notice that it intends to purchase the Right of First Refusal Lot(s) (the "Right of First Refusal Lot Owner's Proposed Market Value") in accordance with its right in the preceding paragraph. The Right of First Refusal Lot Owner's Proposed Market Value shall be the Market Value unless Tenant notifies Right of First Refusal Lots Owner(s), within ten (10) days of Tenant's receipt of Right of First Refusal Lot Owner(s)' Proposed Market Value, that Right of First Refusal Lot Owner(s)' Proposed Market Value is not satisfactory to Tenant ("Tenant's Rejection Notice").

       (b) If the Market Value is not otherwise agreed upon by Right of First Refusal Lot Owners and Tenant within ten (10) days after Right of First Refusal Lots Owner(s)' receipt of Tenant's Rejection Notice, then Tenant shall be deemed to have withdrawn its exercise of the option unless Tenant shall have given notice to Right of First Refusal Lot Owner(s), within five (5) days after said ten (10) day period, that Tenant desires to determine the Market Value by the following appraisal procedure, which notice shall specify the name and address of the appraiser designated by Tenant (the "Tenant's Appraisal Notice"):

                     (i) Right of First Refusal Lot Owner(s) shall within five
                     (5) days after receipt of Tenant's

                     Appraisal Notice, notify Tenant of the name and address of the appraiser designated by Right of First Refusal Lot Owners. Such two appraisers shall, within ten (10) days after the designation of the second appraiser, make their determinations of the Market Value in writing and give notice thereof to each other and to Right of First Refusal Lot Owner and Tenant. Such two (2) appraisers shall have ten (10) days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Market Value. If such appraisers shall concur in such determination, they shall give notice thereof to Right of First Refusal Lot Owner(s) and Tenant and such concurrence shall be final and binding upon Right of First Refusal Lot Owner(s) and Tenant. If such appraisers shall fail to concur as to such determination within said ten (10) day period, they shall give notice thereof to Right of First Refusal Lot Owner(s) and Tenant and shall immediately designate a third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said ten (10) day period, then they or either of them shall give notice of such failure to agree to Right of First Refusal Lot Owner(s) and Tenant and if Right of First Refusal Lot Owner(s) and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third appraiser.

                     (ii) All appraisers shall be real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the suburban Boston area.

                     (iii) The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Market Value.

                     (iv) If none of the determinations of the appraisers varies from the mean of the determinations of the other appraisers by more than ten (10%) percent, the mean of the determinations of the three (3) appraisers shall be the Market Value for the Right of First Refusal Lot(s). If, on the other hand, the determination of any single appraiser varies from the mean of the determinations of the other two (2) appraisers whose determinations are closest in number by more than ten (10%) percent, the mean of the determination of those 2 appraisers shall be the Market Value.

                     (v) The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

                     (vi) Each party shall pay fees, costs and expenses of the appraiser selected by it and its own counsel fees and one-half (1/2) of all other expenses and fees of any such appraisal.

        4. The Tenant acknowledges and agrees that the Right of First Refusal Lots Owners shall have the right to further encumber the Right of First Refusal Lots by placing mortgage(s) on the Right of First Refusal Lots of a total indebtedness of an amount not to exceed Fifty (50%) percent of the value of the Right of First Refusal Lots, which value shall be the value of the Right of First Refusal Lots determined by any proposed mortgagees' appraiser. Further, the Tenant agrees to subordinate Tenant's Right of First Refusal Option, the Notice of Lease and this Letter Agreement to such mortgage(s) provided such mortgagee(s) agrees to either (a) recognize all Tenant's rights contained in this Letter Agreement or (b) in the event such mortgagee(s) does not agree to recognize all Tenant's rights contained in this Letter Agreement then Tenant will still subordinate Tenant's Right of First Refusal Option, the Notice of Lease and this Letter Agreement to such mortgage(s) if such mortgagee(s) recognizes Tenant's right to purchase the Right of First Refusal Lots as set forth in Paragraph 3 of this Letter Agreement.

         5. In the event that Tenant notifies the Right of First Refusal Lot Owner(s) of its exercise of the Right of First Refusal Option as hereinabove set forth and as set forth in the Lease and the Right of First Refusal Lot Owner(s) and Tenant fail to agree and execute a mutually satisfactory Right of First Refusal Lease for the Right of First Refusal Building(s) within the forty-five
(45) day period following receipt of Tenant's notice of its election to exercise the Right of First Refusal Option, the Right of First Refusal Lot Owner(s) having used reasonable efforts and acting in good faith to negotiate such Rights of First Refusal Lease, or if Tenant fails to comply with all of the terms, covenants and conditions of Exhibit "Q" to the Lease, then the Right of First Refusal Lot Owner(s) shall thereafter be free to sell and/or lease or otherwise deal with the Right of First Refusal Lots to anyone. In such event or if Tenant otherwise defaults in its obligations hereunder or under Exhibit "Q" to the Lease: (i) Tenant shall be deemed to have waived its rights under this Letter Agreement and the Right of First Refusal Option in the Lease; (ii) the undersigned shall have the unrestricted right to sell, lease or otherwise deal with the Right of First Refusal Lots under whatever terms and conditions as negotiated by the undersigned in their sole discretion; and (iii) Tenant's Right of First Refusal Option hereunder shall terminate and be of no force and effect and with no further obligations, rights or remedies of Landlord or Tenant relating to the Right of First Refusal Option and this Letter Agreement or said exercise at law or in equity. The recording by the Right of First Refusal Lot Owner(s) of an affidavit to such effect shall be conclusive evidence of the termination or waiver of Tenant's Right of First Refusal Option.

         6. To the extent any one of the Right of First Refusal Lot Owner(s) fails to fulfill its agreements hereunder, then Tenant agrees that such event shall not be considered a Landlord default under the Lease and to look solely to such Right of First Refusal Lot Owner(s) then equity interest in the Right of First Refusal Lots, as the case may be, and all proceeds thereof and all insurance proceeds and condemnation awards, subject to the prior claims of such Right of First Refusal Lot Owner(s)' mortgagee(s) at the time owed for recovery of any judgment from such Right of First Refusal Lot Owner; it being agreed and understood that neither such Right of First Refusal Lot Owner (original or successor), nor any partner (general or limited), associate, participant, principal (disclosed or undisclosed), agent, employee, trustee or other fiduciary, beneficiary or, officer or any person or entity in or of any partnership, association, joint venture, corporation or other entity, trust or estate from time to time owning such Right of First Refusal Lot Owner(s)' interest in said Right of First Refusal Lots, as the case may be, shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant (it being agreed by Tenant that such exoneration from personal liability is and shall be absolute and completely no exception whatsoever). Notice of the rights contained herein shall be recorded by the Right of First Refusal Lot Owner(s)' at the appropriate Registry of Deeds by notice in a form and substance reasonably satisfactory to Tenant and Landlord.

         7. The Landlord and the Right of First Refusal Lot Owner(s) shall have the right to convey the Right of First Refusal Lots to any affiliate of the Landlord or the Right of First Refusal Lot Owner(s) including but not limited to
(i) transfers and sales to Affiliates of Landlord, Affiliates of Right of First Refusal Lot Owner(s) or Affiliates of The Gutierrez Company, (ii) transfers or sales to any


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


party of any limited partnership interest in the limited partnership which transferee is Landlord, Right of First Refusal Lot Owners, or the affiliates of the General Partner, family members or affiliates of the General Partner or of any limited partner, or employees of the General Partner(s) or limited partners,
(iii) transfers, or sales of any general partnership interest in the limited partnership which is Landlord or Right of First Refusal Lot Owner(s) to an Affiliate.

         As used herein an Affiliate shall mean as to any Landlord or Right of First Refusal Lot Owners (i) Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family (as defined below and The Gutierrez Company or any of its employees); (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of Arturo J. Gutierrez, John A. Cataldo, or members of their immediate family; or (iii) any entity of which a majority of the voting interests is owned by any one or more of the persons referred to in the preceding clauses (i) and (ii). Immediate family shall mean, with respect to any person, his spouse, children, adopted children, parents, parents-in-law, grandchildren and great-grandchildren.

         8. All references to the undersigned herein shall be deemed to refer to that specific owner of each of the Right of First Refusal Lots, as the case may be for purposes of giving or receiving notices, and pertaining to agreements or recording affidavits sets forth hereunder. The undersigned agree that the obligation of the undersigned hereunder may be enforced by either or both of the Landlord or Tenant. This Letter Agreement shall be binding upon the successors an assigns of Landlord and all future owners of said Right of First Refusal Lots and shall inure to the benefit of Tenant and successors and assigns.

         Executed under seal this 17th day of November, 2000.


                                        Landlord:


                                        Bedford Woods Limited Partnership I
                                        By: The Gutierrez Company
                                            General Partner


                                         By:______________________________
                                         Arturo J. Gutierrez, President

Acknowledged and Agreed to
on this 17th day of November, 2000

TENANT:  RSA Security, Inc.


By:_____________________________
     Its:

                                   EXHIBIT "P"

                                   MARKET RENT


       The market rent for the Premises shall be the then fair market rent for comparable leases completed in comparable office space located along and near Route 3 and the Middlesex Turnpike between Route 128 and Route 495 in the Towns of Bedford, Burlington, Billerica and Chelmsford, Massachusetts, taking into account, but not limited to, rental rate, brokerage fees, lease term, base year, tenant improvements, and leasing concessions offered to tenants in the marketplace, which such rent (the "Market Rent") shall be determined as follows:

(a) The Market Rent shall be proposed by Landlord within fifteen (15) days of receipt of Tenant's notice that it intends to exercise its option to extend the Term as specified in Exhibit F of this Lease hereof (the "Landlord's Proposed Market Rent"). The Landlord's Proposed Market Rent shall be the Market Rent unless Tenant notifies Landlord, within fifteen
       (15) days of Tenant's receipt of Landlord's Proposed Market Rent, that Landlord's Proposed Market Rent is not satisfactory to Tenant ("Tenant's Rejection Notice").

(b) If Tenant delivers Tenant's Rejection Notice and the Market Rent is not otherwise agreed upon by Landlord and Tenant within forty-five (45) days after Landlord's receipt of Tenant's notice that it intends to exercise its option to extend the Term, then the Market Rent shall be determined by the following appraisal procedure:

       1. Within five (5) days of the expiration of said forty-five (45) day period, Tenant shall give notice to Landlord, which notice shall specify the name and address of the commercial real estate broker designated by Tenant (the "Tenant's Appraisal Notice"). All such real estate brokers shall have at least ten (10) years experience in the Boston Real Estate Market. The last five (5) years of which is in the Suburban Boston office/R&D market. Landlord shall within five (5) days after receipt of Tenant's Appraisal Notice, notify Tenant of the name and address of the real estate broker designated by Landlord. Such two real estate brokers shall, within twenty (20) days after the designation of the second real estate broker, make their determinations of the Market Rent in writing and give notice thereof to each other and to Landlord and Tenant. Such two (2) real estate brokers shall have twenty (20) days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Market Rent. If such real estate brokers shall concur in such determination, they shall give notice thereof to Landlord and Tenant and such concurrence shall be final and binding upon Landlord and Tenant. If such real estate brokers shall fail to concur as to such determination within said twenty
              (20) day period, they shall give notice thereof to Landlord and Tenant and shall immediately designate a third real estate broker. If the two real estate brokers shall fail to agree upon the designation of such third real estate broker within five (5) days after said twenty (20) day period, then they or either of them shall give notice of such failure to agree to Landlord and Tenant and if Landlord and Tenant fail to agree upon the selection of such third real estate broker within five (5) days after the real estate broker(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to act, to a court of competent jurisdiction, for the designation of such third real estate broker.

       2. All real estate brokers shall be independent real estate real estate brokers or consultants who shall have had at least fifteen
              (15) years continuous experience in the business of appraising real estate in said market.

       3. The third real estate broker shall conduct such investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Market Rent.

       4. If none of the determinations of the real estate brokers varies from the mean of the determinations of the other real estate brokers by more than ten (10%) percent, the mean of the determinations of the three (3) real estate brokers shall be the Market Rent for the Premises. If, on the other hand, the determination of any single real estate broker varies from the mean of the determinations of the other two (2) real estate brokers by more than ten (10%) percent, the mean of the determination of the two (2) real estate brokers whose determinations are closest shall be the Market Rent.

       5. The determination of the real estate brokers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

       6. Each party shall pay fees, costs and expenses of the real estate broker selected by it, its own counsel fees, and one-half (1/2) of all other expenses and fees of any such appraisal.

                                   EXHIBIT "Q"

                             RIGHT OF FIRST REFUSAL

         Landlord (including Landlord's affiliates, successors and assigns and all other successors in title, except as provided in Paragraph III hereof) agrees it shall, so long as there does not then exist any uncured, continuing Event of Default under this Lease or in any lease of Tenant in the Park (the "Tenant Park Leases"), and this Lease is then in existence and in full force and effect, so long as Tenant is then leasing, including subleasing, at least one hundred percent (100%) of the Building and one hundred percent (100%) of all buildings under the Tenant Park Leases, and so long as such Right of First Refusal has not been terminated in accordance with this Exhibit "Q", at the time such Right of First Refusal is exercisable, grant the right to lease either or both of the proposed Building No. 2 and Building No. 1 (the size and footprint of the Expansion Building(s) shall be as specified in the Triggering Proposal generally as shown on a site plan prepared by Symmes, Maini & McKee Associates, Inc. titled "The Gutierrez Company, Bedford Woods, Bedford, MA, dated February 4, 1999, as revised through November 8, 2000 and November 10, 2000, Drawings C1.1, C2.1, C2.2, C3.1, C3.2, C4.1, C4.2, C5.1, C5.2, C6.1, C6.2, C6.3 and
C6.4, attached as Exhibit "A" to this Lease (the "Expanded Buildings Site Plan"), or such other size and footprint as is agreed upon by Landlord and such other prospective tenant), (the "Expansion Building(s)") on the same terms and conditions as those set forth in a proposal from Landlord to another prospective tenant, which has been accepted by that prospective tenant, or on the basis of a letter of intent from another prospective tenant, which has been accepted by Landlord for either or both of such Building(s) (the "Triggering Proposal"). Such right is to be exercised by written notice from Tenant to Landlord accompanied by a Five Hundred Thousand Dollar ($500,000.00) Deposit within ten
(10) business days of Landlord providing Tenant with notice of such prior offer to lease such Expansion Building(s) or portion thereof accompanied by a copy of the accepted proposal or letter of intent for such Expansion Building(s). In the event that the Expansion Building(s) which is the object of the accepted proposal or letter of intent is Building No. 1 and Tenant has not previously exercised its option or right of refusal for Building No. 2, then Tenant's exercise of this right of first refusal shall be for Building No. 2 rather than Building No. 1.

         Notwithstanding anything to the contrary in this Exhibit "Q", if Tenant fails to notify Landlord of its exercise of this right within the time period set forth above and with the Deposit specified above and/or execute and deliver the Lease for such space in accordance with this Exhibit "Q" (i) Landlord shall have the unrestricted right to lease such Expansion Building(s) that were the subject of the Triggering Proposal upon whatever terms and conditions as are negotiated by Landlord; (ii) Tenant shall be deemed to have waived all its rights to such Expansion Building(s) under this Exhibit "Q"; and (iii) Tenant's Right of First Refusal hereunder shall terminate as to such Expansion Building(s).

         If Tenant exercises this Right of First Refusal and then fails to execute the Lease for such Expansion Building(s) as required herein, then all Tenant's Rights of First Refusal in Exhibit Q under this Lease and Expansion Rights in Exhibit R of this Lease shall terminate.

I.       EXPANSION BUILDINGS

         The Lease for the Expansion Building(s) shall be in the same form and substance as this Lease, and, except as otherwise set forth in the Triggering Proposal, on the same terms and conditions as are set forth in this Lease. Unless otherwise specified in the Triggering Proposal, the Lease for the Expansion Building(s) shall provide for a Scheduled Expansion Building Term Commencement Date, the former to be mutually agreed upon by Landlord and Tenant in good faith, but in no event less than ten (10) months or more than thirteen
(13) months after obtaining all required permits and approvals for construction of the Expansion Building(s), considering such factors as weather and material availability (it being agreed by Landlord and Tenant that such Right of First Refusal Notice by Tenant occurring between October 1 and March 1 may, at Landlord's option, add two (2) additional months to the Expansion Scheduled Term Commencement Date for such space beyond that which would otherwise be expected. If Tenant exercises the Right of First Refusal for both Buildings No. 2 and No. 1 at the same time, then the second building, either Building No. 2 or No. 1 at Tenant's election may be delivered by Landlord up to four (4) months after the first building to be delivered, and only the first building to be delivered shall conform to the delivery schedule previously set forth in the paragraph. The Lease for the Expansion Building(s) shall also provide (i) for an Expansion Outside Delivery Date of one hundred forty (140) days after the Expansion Scheduled Term Commencement Date, (ii) Tenant the right to cancel the Lease for the Expansion Building(s) in the event that the Expansion Building(s) are not delivered on or before the Expansion Outside Delivery Date, as extended for delays due to Force Majeure, up to an aggregate of forty-five (45) days, or Tenant's Delay as therein described. The proposed Lease for the Expansion Building(s) shall be delivered by Landlord to Tenant promptly after such Expansion Notice to Tenant, and a mutually agreed upon Lease shall be executed by Landlord and Tenant within forty-five (45) days from the date of Tenant's receipt of a proposed form of Lease for the Expansion Building(s) from Landlord in the form as herein required, unless such date is extended by mutual agreement of both parties hereto. Tenant and Landlord shall use reasonable efforts, each acting in good faith, to execute the Lease for the Expansion Building(s) within said forty-five (45) days from the date of Tenant's receipt of a proposed form from Landlord. In the event that both parties execute said Expansion Building Lease within such forty-five (45) day period, then Landlord shall promptly return the Five Hundred Thousand Dollar ($500,000.00) Deposit to Tenant. If said lease is not executed by both parties within such forty-five (45) day period, Landlord having used reasonable efforts and acting in good faith, then Landlord shall retain the Five Hundred Thousand Dollar ($500,000.00) Deposit as liquidated damages.


II.      ADDITIONAL EXPANSION PROVISIONS

         Unless otherwise provided in the Triggering Proposal, the building quality, plans and specifications for the Expansion Building(s) shall be in accordance with the Expanded Buildings Site Plan and Building Specifications substantially comparable to the Building initially leased herein with no Landlord Allowance towards Tenant's Work, except as hereinafter provided, which such plans and specifications shall be set forth in the Lease for the Expansion Building(s). Without limiting the foregoing, the building quality, fit and finish of the Expansion Buildings shall be substantially comparable to the Buildings initially leased herein based on Landlord's Plans and specifications for the initial Building.

         Landlord's obligation to construct the Expansion Building(s) is contingent upon: (i) Tenant's net worth as set forth in Tenant's most recent 10Q Report prior to such Expansion Exercise Date or if


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


such report is unavailable, most current audited financial report, being not less than Two Hundred Fifty Million Dollars ($250,000,000.00), (ii) Landlord's ability, using good faith effort to finance the non-land project cost of such building(s), or such portion thereof as the Landlord elect to finance; and (iii) upon Landlord's ability, using a good faith diligent effort to obtain applicable permits and approvals required under building, zoning and environmental laws, codes, rules and regulations and other laws then affecting the use and development of such land in order to construct the Expansion Building(s) in accordance with all of the terms of this Lease. In such event Landlord shall notify Tenant of such inability to finance the non-land project cost of such Expansion Building(s) and Tenant shall have the option, to be exercised within thirty (30) days of Landlord's notice of such inability to finance the non-land project cost of such Expansion Building(s), to commit in writing to provide Landlord with such first mortgage financing, both construction and long term permanent financing of at least fifteen (15) year maturity with a twenty (20) year loan amortization schedule. The interest to be charged in the construction loan shall be at the rate of LIBOR (30 to 90 day as may be selected from time to time by Landlord) plus 185 Basis Points. It shall carry a construction completion guarantee from The Gutierrez Company and be guaranteed by The Gutierrez Company, such guarantees to be null and void and of no further force and effect in the event of Tenant's Bankruptcy or Tenant's assignment for the benefit of creditors. The long term permanent loan shall be for a fifteen (15) year term, with a twenty (20) year amortization schedule, at a rate equal to the ten (10) year U.S. Treasury Bond Rate on the date of such Tenant Financing Commitment plus 185 Basis Points. It shall be non-recourse (except the standard fraud, misrepresentation, and hazard waste carve outs). Both loans shall be supported by the standard documents and provisions for such loans mutually acceptable to Landlord and Tenant. At Landlord's option the form of the loan documentation will be the same as a recent loan to Landlord or its affiliates by institutional construction and long term permanent lenders for a loan of similar principal amount within the previous three (3) year period, or if Landlord has not obtained such financing within such three (3) year period, the most recent institutional loan to Landlord of a similar principal amount; The Tenant's interest in such loans shall also secure Tenant's Lease obligations by Tenant executing and delivering to Landlord a pledge and first security interest in Tenant's interest in said loans to Landlord, with the Landlord, in the event of Tenant's bankruptcy or assignment for the benefit of creditors, having the right to offset Landlord's first mortgage loan obligation to Tenant against Tenant's Lease obligations to Landlord.

         Further, notwithstanding any language to the contrary contained in this Exhibit "Q", in the event that Tenant's Right of First Refusal as to the Expansion Building(s) expires or has otherwise been terminated pursuant to the above provisions of this Exhibit "Q", then Landlord shall have, at any time thereafter during the Term of this Lease, the right to construct the Expansion Building(s) (or a portion thereof), adjacent to the Building or elsewhere on the Lot, and lease such space to any third party upon such terms and conditions as are negotiated by Landlord in its sole and absolute discretion, and Tenant shall have no further rights thereto. Landlord and Tenant hereby further acknowledge and agree that in such event, the Expansion Building(s) may be enlarged or reduced by Landlord in accordance with applicable laws, codes, rules and regulations.

         III. Notwithstanding Landlord's obligations as set forth in this Exhibit "Q", in the event that Landlord's mortgage lender institutes foreclosure proceedings and/or becomes mortgagee in possession of the Building, then Landlord's Right of First Refusal obligations hereunder shall be of no force and effect, and Landlord's failure to comply with such obligations shall not constitute a default by Landlord under the Lease until such time, if ever, as such foreclosure proceedings and/or Landlord's lender's mortgagee in possession status shall terminate and the immediate pre-foreclosure or pre-mortgagee in possession Landlord again controls the Building. Further, should Landlord's lender or anyone acquiring title to the property through it, either by deed in lieu of foreclosure, foreclosure or otherwise, become Landlord, then such Right of First Refusal option shall terminate.

                                   EXHIBIT "R"

                                EXPANSION OPTION

         Landlord (including Landlord's affiliates, successors and assigns and all other successors in title, except as provided in Paragraphs III or IV hereof) agrees it shall hold available for Tenant, subject to the conditions of this Exhibit "R", Lots 1 and 2, as described in Exhibit "_" of this Lease (the "Expansion Land") for the construction of two four-story buildings, so-called Building No. 2 of 188,220+/- square feet and Building No. 1 of 183,548+/- square feet (the "Expansion Building(s)"). The size and footprint of the Expansion Building(s) shall be generally as shown on a site plan prepared by Symmes, Maini & McKee Associates, Inc., titled "The Gutierrez Company, Bedford Woods, Bedford, MA, dated February 4, 1999, as revised through November 8, 2000 and November 10, 2000, Drawings C1.1, C2.1, C2.2, C3.1, C3.2, C4.1, C4.2, C5.1, C5.2, C6.1, C6.2,
C6.3 and C6.4 attached as Exhibit "A" to this Lease (the "Expanded Buildings Site Plan"), or such other size and footprint as is reasonably agreed upon by Landlord and Tenant. Landlord acknowledges and agrees not to construct or permit the construction of any buildings in, on or under the Expansion Land and not to use the Expansion Land for purposes other than for providing the required park drainage and utilities, and for parking and access to Tenant's Premises pursuant to the provisions of any of the leases to Tenant in the Park (the "Tenant Park Leases"), and subject to the conditions of this Exhibit "R". So long as there does not then exist any uncured, continuing Event of Default under this Lease or under any of the Tenant Park Leases, and this Lease is then in existence and in full force and effect, so long as Tenant is then leasing, including subleasing, at least one hundred percent (100%) of the Building and one hundred percent (100%) of all buildings under the Tenant Park Leases, and so long as such expansion option has not been terminated in accordance with this Exhibit "R", Landlord shall be required to hold the Expansion Land available as aforesaid, or to cause an affiliate, successor or assign of Landlord, or any other successor in title, to hold the Expansion Land available as aforesaid, necessary for said Expansion Building(s), until the earlier to occur of (i) the option for the Expansion Building(s) has been terminated in accordance with this Exhibit "R" or
(ii) until such date which is the later of (a) January 3, 2003, or (b) 60 days after notice from Landlord that the 300,000 square foot limitation imposed by MEPA on Research and Development space which can be constructed in the Park ("MEPA Limitation") has been lifted, either without limitation or sufficient to allow the construction of Building No. 2. Any exercise by Tenant of its expansion option hereunder for a single building shall be first exercised for Building No. 2. If the MEPA limitation is lifted in its entirety, then Tenant may exercise its option for both Building No. 2 and Building No. 1. If Tenant elects to exercise its expansion option for only Building No. 2, then the expansion option for Building No. 1 will be extended until the later of sixty
(60) days after completion of Building No. 2 or until sixty (60) days after Landlord's notice that the MEPA Limitation has been lifted sufficient to allow the construction of Building No. 1.

         Tenant acknowledges and agrees that in the event Tenant fails to exercise its Expansion Option as set forth in this Exhibit "R" on or before the later to occur of January 3, 2003, or sixty (60) days after notice from Landlord that the MEPA Limitation has been lifted, then the Tenant's Expansion Option as set forth herein shall be terminated and shall be null and void and have no further force and effect; thereafter Landlord or its affiliates shall not longer be required to hold the Expansion Land for the Expansion Buildings(s) for Tenant as contemplated hereunder.

         Landlord has obtained the following permits for the construction of the Expansion Building(s): Indirect Access Permit from the Massachusetts Highway Department, Order of Conditions, Site Plan

Approval, Variance for Four Story Height of the Expansion Buildings, Special Permit from the Planning board for parking spaces in Excess of 2.5 per 1,000 square feet of building area, Earth Removal Permit, Storm Water Discharge Permit, and Street Opening Approval. In addition to the MEPA Limitation set forth above, the Landlord acknowledges and agrees that upon the timely written exercise of the Tenant's election of its expansion option for Building No. 1 or Building No. 2, Landlord shall exercise good faith efforts to obtain all other approvals and permits necessary for the construction of the Expansion Building(s) including, but not limited to all zoning, subdivision, building permits, sewer connection permits, wetland, environmental permits and approvals necessary for the construction of the Expansion Building(s) generally similar to the footprint and site plan shown on the Expanded Buildings Site Plan. In addition to said additional approvals and permits set forth in the immediately preceding sentence, in the event that any of the existing permits currently held by Landlord referenced above expire prior to the Tenant's written exercise of its Expansion Option in accordance with the provisions of this Exhibit "R", or in the event that any applicable governmental authorities require modification to the Expanded Buildings Site Plan or to any of the existing permits or approvals, then Landlord and Tenant hereby further agree that they will work and cooperate with each other in order to modify the provisions of this Exhibit "R" to accommodate such altered or additional permits for the Expansion Building(s).

         If, after having exercised good faith efforts, Landlord is unable to obtain all such necessary permits and approvals for the construction of the Expansion Building(s) by the Expansion Permit Date, as described in Paragraph I below, as it may be extended, then this Exhibit "R", including Paragraph I hereof shall be null and void and of no further force and effect, and Landlord or its affiliates shall no longer be required to hold the Expansion Land required for the Expansion Building(s) contemplated hereunder.

III.     EXPANSION BUILDING(S)

         In the event that Tenant desires to exercise its option to lease and occupy the Expansion Building(s), and there does not then exist any uncured, continuing Event of Default hereunder, and Tenant is leasing at least one hundred percent (100%) of the Building and all buildings under the Tenant Park Leases, written notice of Tenant's intention to lease and occupy such Expansion Building(s) (the "Expansion Notice") must be given to Landlord not later than such date which is sixty (60) days after the earlier of January 3, 2003, or after notice from Landlord of the lifting of the MEPA Limitation as specified above (the "Expansion Exercise Date"). If Tenant elects to expand by leasing the Expansion Building(s) (the "Lease for the Expansion Building(s)") as herein provided, the annual Fixed Rent for the Expansion Building(s) shall be an amount equal to the Market Rent for such space determined in accordance with Exhibit "P" of this Lease on the Expansion Exercise date, but in no event less than the then rent payable under the last building leased by Tenant in the Park, such rent not having been reduced by any Tenant's Contribution to Landlord's Work or similar term for reimbursement for Landlord's Work under such Tenant Park Lease as provided in Section 3.5 of this Lease. The Fixed Rent for such Expansion Building(s) shall also be adjusted by crediting Tenant's Annual Fixed Rent with the value, if any, of the "Difference" between the agreed upon $2.50/SF of Expansion Building(s) Tenant's cooperating broker's commission and the broker's commission on expansion space customarily paid to a tenant's cooperating broker in the West Suburban Massachusetts office/R&D Market at the time of such expansion exercise by Tenant. Such Difference, if any, to be calculated by multiplying the Difference on a SF basis by the constant derived by amortizing the ten (10) year U.S. Treasury Bond Rate on the Exercise Date plus 185 basis points over the term of subject expansion lease. Tenant shall notify


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


Landlord of its determination of such Difference, if any, on the Expansion Exercise Date. If Landlord and Tenant are unable to agree upon such Difference, if any, then the Difference shall be determined by arbitration by brokers as set forth in Exhibit "P" hereof.

         Tenant is granted the option to contribute up to Fifteen Dollars per square foot ($15.00/SF) toward the cost of Landlord's Work on any such Expansion Building. Such election is to be made simultaneously with Tenant's Expansion election. Should Tenant make such election to contribute to the cost of Landlord Work, then the Fixed Rent payable in each year of the Initial Term of the Leases for the Expansion Building(s) shall be reduced by an amount equal to the amount so contributed times the constant resulting from amortizing the then current ten-year treasury bond yield plus one hundred eighty-five (185) basis points over twenty (20) years. But for such rent reduction, the Fixed Rent payable hereunder during the Initial Term will be as set forth previously in this Exhibit "R". Any such Tenant contribution toward the cost of Landlord's Work will be paid to Landlord within fifteen (15) days of Substantial Completion of the Expansion Building(s). In order to guarantee Tenant's obligation to make such Contribution toward the cost of Landlord's Work, Tenant shall provide an irrevocable letter of credit satisfactory to Landlord's construction mortgagee in the amount so selected. After such election, failure to make such Contribution, or provide such irrevocable letter of credit, as specified herein shall be an event of default under this Lease and under the Lease for the Expansion Building(s).

         The Lease for the Expansion Building(s) shall be in the same form and substance as this Lease, and, except as herein set forth, on the same terms and conditions as are set forth in this Lease and shall be for a Term of fifteen
(15) years. Landlord agrees to in good faith consider any proposal by Tenant to include Tenant Improvements in any Leases for the Expansion Building with the Fixed Rent for such Expansion Buildings to be increased to reflect such Tenant Improvements. The Landlord may decide in its sole and absolute discretion whether or not to include Tenant Improvements in any Expansion Building(s). The Lease for the Expansion Building(s) shall provide for an Expansion Term Commencement Date to be mutually agreed upon by Landlord and Tenant in good faith, but in no event less than ten (10) months or more than thirteen (13) months after obtaining all required permits and approvals for construction of the Expansion Building(s), considering such factors as weather and material availability (it being agreed by Landlord and Tenant that such Expansion Notice by Tenant occurring between October 1 and March 1 may, at Landlord's option, add two (2) additional months to the Expansion Scheduled Term Commencement Date for such space beyond that which would otherwise be expected. If Tenant elects expansion for both Buildings No. 2 and No. 1 at the same time, then the second building, either Building No. 2 or No. 1 at Tenant's election may be delivered by Landlord up to four (4) months after the first building to be delivered, and only the first building to be delivered shall conform to the delivery schedule previously set forth in the paragraph. The Lease for the Expansion Buildings shall also provide (i) for an Expansion Outside Delivery Date of one hundred forty (140) days after the Expansion Scheduled Term Commencement Date, (ii) Tenant shall have the right to cancel the Lease for the Expansion Building(s) in the event that the Expansion Building(s) are not delivered on or before the Expansion Outside Delivery Dates, as extended for delays due to Force Majeure, up to an aggregate of forty-five (45) days, or due to Tenant's Delay as therein described. The proposed form of Lease for the Expansion Building(s) shall be delivered by Landlord to Tenant promptly after such Expansion Notice to Tenant, and a mutually agreed upon Lease shall be executed by Landlord and Tenant within forty-five (45) days from the date of Tenant's receipt of a proposed Lease for the Expansion Building(s) from Landlord in the form as herein required, unless such date is extended by mutual agreement of both parties hereto. Tenant and Landlord shall use reasonable efforts, each acting in good faith, to execute the Lease for the Expansion Building(s) within said forty-five (45) days from the date of Tenant's receipt of a proposed form from Landlord.

         If not already obtained in connection with the construction of the original Building, Landlord agrees to exercise good faith efforts to obtain or extend all necessary permits and approvals to construct the Expansion Building(s) within twelve (12) months after receipt of the Expansion Notice (the "Expansion Permit Date"). If Tenant fails to exercise its option as to the Expansion Building(s) or exercises its option in a timely manner but thereafter fails to execute and deliver the Lease for the Expansion Building(s) on or prior to the time period as hereinabove set forth in accordance with the provision of this Exhibit "R", or, if after proceeding diligently and using good faith efforts to obtain all required permits and approvals to construct such space by the Expansion Permit Date, Landlord is unable to obtain all of such permits and approvals, then, subject to the terms and provisions contained in this Exhibit "R", Tenant's option as to the Expansion Building(s) and the rights and obligations of both Landlord and Tenant under this Paragraph I shall be extended until sixty (60) days after the earlier of (i) the Date on which Landlord is able to obtain all of such required permits and approvals required to construct such Expansion Building(s) or (ii) the Date which is forty-eight (48) months after receipt of the Expansion Notice by Landlord, terminate forthwith and be of no further force and effect.

IV.      ADDITIONAL EXPANSION PROVISIONS

         The building quality, plans and specifications for the Expansion Building(s) shall be in accordance with the Expanded Buildings Site Plan and Building Specifications substantially comparable to the Building initially leased herein with no Landlord Allowance for Tenant's Work, except as hereinafter provided, which such plans and specifications shall be set forth in the Lease for the Expansion Building(s). Without limiting the foregoing, the building quality, fit and finish of the Expansion Buildings shall be substantially comparable to the Buildings initially leased herein based on Landlord's Plans and specifications for the initial Building.

         V. Landlord's obligation to construct the Expansion Building(s) is contingent upon: (i) Tenant's Net Worth as set forth in the most recent 10Q Report of Tenant prior to the Expansion Exercise Date or if such report unavailable, the most current audited financial report, being not less than Two Hundred Fifty Million Dollars ($250,000,000.00), (ii) Landlord's ability using good faith efforts to finance the non-land project cost of such Expansion Building(s), or such lesser portion thereof as the Landlord elects to finance, at the annual Fixed Rent as determined in Paragraph I and above; In such event Landlord shall notify Tenant of such inability to finance the non-land project cost of such Expansion Building(s) and Tenant shall have the option, to be exercised within thirty (30) days of landlord's notice of such inability to finance the non-land project cost of such Expansion Building(s), to commit in writing to provide Landlord with such first mortgage financing, both construction and long term permanent financing of at least fifteen (15) year maturity with a twenty (20) year loan amortization schedule. The interest to be charged in the construction loan shall be at the rate of LIBOR (30 to 90 day as may be selected from time to time by Landlord) plus 185 Basis Points. It shall carry a completion guarantee from The Gutierrez Company and be guaranteed by The Gutierrez Company, such guarantees to be null and void and of no further force and effect in the event of Tenant's Bankruptcy or assignment for the benefit of creditors. The long term permanent loan shall be for a fifteen (15) year term, with a twenty (20) year amortization schedule, at a rate equal to the ten (10) year U.S. Treasury Bond Rate on the date of such Tenant Financing Commitment plus 185 Basis Points. It shall be non-recourse (except the standard fraud, misrepresentation, and hazard waste carve outs). Both loans shall be supported by the standard documents and provisions for such loans mutually acceptable to Landlord and Tenant. At Landlord's option the form of the loan documentation will be the same as a recent loan to Landlord or its affiliates by institutional construction and long term permanent lenders for a loan of similar principal amount within the previous three (3) year period, or if Landlord has not obtained such financing within such three (3) year period, the most recent institutional loan to Landlord of a similar principal amount; The Tenant's interest in said loans shall also secure Tenant's Lease obligations by Tenant executing and delivering to Landlord a pledge and first security interest in Tenant's interest in said loans to Landlord, with the right by Landlord in the event of Tenant's bankruptcy or assignment for the benefit of creditors, having the right to offset Landlord's first mortgage loan obligation to Tenant against Tenant's Lease obligations to Landlords; and (iii) to obtain any and all applicable permits and approvals required under building, zoning and environmental laws, codes, rules and regulations and other laws then affecting the use and development of such land in order to construct the Expansion Building(s) in accordance with all of the terms of this Lease.

         Further, notwithstanding any language to the contrary contained in this Exhibit "R", in the event that Tenant's option as to the Expansion Building(s) expires or has otherwise been terminated pursuant to the above provisions of this Exhibit "R", then Landlord shall have, at any time thereafter during the Term of this Lease, the right to construct the Expansion Building(s) (or any portions thereof), elsewhere in the Park, and, subject to Tenant's Right of First Refusal as set forth in Exhibit Q hereto, lease such space to any third party upon such terms and conditions as are negotiated by Landlord in its sole and absolute discretion, and Tenant shall have no further rights thereto. Landlord and Tenant hereby further acknowledge and agree that in such event, the Expansion Building(s) may be enlarged or reduced by Landlord in accordance with applicable laws, codes, rules and regulations.

         VI. Notwithstanding Landlord's Expansion obligations as set forth in this Exhibit "R", in the event that Landlord's mortgage lender institutes foreclosure proceedings and/or becomes mortgagee in possession of the Building, then Landlord's Expansion obligations hereunder shall be of no force and effect, and Landlord's failure to comply with such Expansion obligations shall not constitute a default by Landlord under the Lease until such time, if ever, as such foreclosure proceedings and/or Landlord's lender's mortgagee in possession status shall terminate and the immediate pre-foreclosure or pre-mortgagee in possession Landlord again controls the Building. Further, should Landlord's lender or anyone acquiring title to the property through it, either by deed in lieu of foreclosure, foreclosure or otherwise, become Landlord, then such Expansion option shall terminate.

                                   EXHIBIT "S"

                         Bedford Woods - BUILDING NO. 3
                                    SCHEDULE
--------------------------------------------------------------------------------
                 (Assumes Lease signed not later than 11/14/00)


RELEASE TENANT ARCHITECT                          (MARGULIES)         10/20/00

BASE BUILDING DESIGN EXTERIOR PLUS (3 weeks)                  10/3/00-10/20/00
      INTERIOR FLOOR PLANS ARCHITECTURE
      (BOTH BUILDINGS 3 AND 4)           (SMM)

TENANT PROGRAM DEVELOPMENT AND                                        11/15/00
      ESTIMATE OF ROOFTOP MECHANICAL
      EQUIPMENT LOAD FOR STEEL STRUCTURAL
      DRAWINGS & BUILDING ELECTRICAL LOAD

CONSTRUCTION SITE PLANS (SMM)                                        (4 weeks)
                                                               10/9/00-11/8/00

BUILDING STRUCTURAL DRAWINGS, BUILDING                                10/27/00
      PERMIT, AND MILL ORDER SET       (PATTI)

SITE WORK FOR FOUNDATIONS  (2 1/2 weeks)                     11/27/00-12/15/00
      (BALANCE SPRING AND SUMMER 2001)

BASE BUILDING MECHANICAL, ELECTRICAL,                                  11/6/00
      PLUMBING FOR BUILDING PERMIT       (SMM)

SUBMIT PLANS TO BUILDING INSPECTOR FOR                                11/14/00
      BUILDING PERMIT                    (SMM)

BUILDING INSPECTOR REVIEW & ISSUE PERMIT   (4 weeks ?)
                                                             11/14/00-12/12/00

STEEL AND PRECAST FABRICATION                                        (22 weeks)
                                                              11/15/00-4/23/01
      (AFTER LEASE EXECUTION)

11.   COMPLETE BASE BUILDING PLANS INCLUDING
                                                                        1/8/01
      ALL PARTITIONS, ELECTRICAL, PLUMBING, ETC.
      (BOTH BUILDINGS 3 AND 4)           (SMM)

LOCATE ALL MAJOR TENANT ROOF & SLAB                                     1/8/01
      PENETRATIONS (BOTH BUILDINGS 3 AND 4) (MARGULIES)

13.   COMPLETE TENANT PLANS                                   (24 weeks)
                                                              10/16/00-3/30/01
      (BOTH BUILDINGS 3 AND 4)               (MARGULIES)

14.   STEEL AND PRECAST ERECTION PLUS ROOF  (16 weeks)        4/30/01-8/20/01
      AND WINDOWS

15.   FIRST FLOOR UNDERGROUND AND SLAB ?  (4 weeks)           6/11/01-7/11/01

16.   TENANT WORK                                             (25 weeks)
                                                              6/11/01-11/30/01
      (START ABOVE CEILING BEFORE ROOF AND WINDOWS)

BUILDING NO. 4 DELIVERED 3 MONTHS LATER, I.E.,  3/1/02.
                                               --------

                                   EXHIBIT "T"

                                 NOTICE OF LEASE


       In accordance with the provisions of Massachusetts General Laws (Ter. Ed.) Chapter 183, Section 4, as amended, notice is hereby given of a certain lease (hereinafter referred to as the "Lease") dated as of November ___, 2000 by and between Bedford Woods I Limited Partnership ("Landlord") and RSA Security, Inc. (hereinafter referred to as "Tenant").

                              W I T N E S S E T H:

       1. The address of the Landlord is c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803.

       2. The address of the Tenant is 20 Crosby Drive, Bedford, Massachusetts 01730 (prior to the Term Commencement Date) and Building 3, Bedford Woods, 174 Middlesex Turnpike, Bedford, Massachusetts 01730 (after the Term Commencement Date).

       3.     The Lease was executed on November __, 2000.

       4. The Term of the Lease is a period of fifteen (15) years beginning on the Term Commencement Date determined in accordance with
              Section 3.2 of the Lease, currently scheduled for December 2, 2001.

       5. Subject to the provisions of the Lease, the Tenant has the option to extend the Term of the Lease for two (2) successive five (5) year terms pursuant to Exhibit "F" of the Lease.

       6. The Tenant has an expansion option to lease up to 371,768 rentable square feet of additional space in Building 2 and Building 1 to be located on the property described in Exhibit B attached hereto.

       7. The Lot and the Park, as such terms are defined in the Lease, are subject to the covenants and agreements contained in Exhibit "I" of the Lease.

       8. The demised premises is one hundred eighty-eight thousand, two hundred twenty (188,220) rentable square feet located within a four (4) story building containing approximately one hundred eighty-eight thousand two hundred twenty (188,220) rentable square feet located at 174 Middlesex Turnpike, 3 Bedford Woods Drive, Bedford, Massachusetts 01730, and the areas of which are the subject of all appurtenant rights and easements set forth in Sections 2.1 and 10.14 of the Lease to be located on Lot 3 as further described on Exhibit A-1 attached hereto.

       9. The deed for the real estate of which the demised premises under the Lease is a part was recorded on with the Middlesex North Registry of Deeds in Book _______, Page _____, as more particularly described in Exhibit "A" attached hereto.

       This Notice of Lease has been executed merely to give notice of the Lease, and all of the terms, conditions and covenants of which are incorporated herein by reference. The parties hereto do not intend this Notice of Lease to modify or amend the terms, conditions and covenants of the Lease which are incorporated herein by reference.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Notice of Lease this ___ day of November, 2000.

                                   LANDLORD:
                                   BEDFORD WOODS LIMITED PARTNERSHIP I

                                   BY THE GUTIERREZ COMPANY
                                   ITS GENERAL PARTNER

                                   BY:
                                   ITS:

                                   DATED:

                                   TENANT:
                                   RSA SECURITY, INC.


                                   By:
                                      ------------------------------------------

                                   Its:
                                       -----------------------------------------

                                   Dated:
                                         ---------------------------------------

                          COMMONWEALTH OF MASSACHUSETTS

MIDDLESEX, SS.                                               ____________, 2000


       Then personally appeared before me __________________, as trustee of and acknowledged the foregoing instrument to be his free act and deed as trustee aforesaid.


                                          --------------------------------------
                                          NOTARY PUBLIC
                                          My Commission Expires:


                          COMMONWEALTH OF MASSACHUSETTS

_______________, SS.                                         ____________, 2000


         Then personally appeared before me ________________, as ________________, and acknowledged the foregoing instrument to be his/her free act and deed as _________ aforesaid.


                                          --------------------------------------
                                          NOTARY PUBLIC
                                          My Commission Expires:

                                  EXHIBIT "A-1"


       A certain parcel of land located on Middlesex Turnpike in the Bedford Woods Office Park, Bedford, Massachusetts shown as Lot 1-3 on that certain plan entitled "Plan of Land in Bedford, MA prepared for The Gutierrez Company" prepared by Hancock Survey Associates, Inc. Scale 1" = 100' dated November 13, 2000 and to be recorded with the Middlesex South Registry of Deeds when executed by the Town of Bedford, Massachusetts Planning Board. Said Lot 1-3 contains approximately 31.1611 acres according to said plan (a copy of which is attached hereto and made a part hereof). Landlord and Tenant hereby acknowledge and agree that this Exhibit A-1 shall be replaced by amendment to this Notice of Lease upon creation of the Lot and recording of said plan. Landlord and Tenant agree not to record this Notice of Lease until said plan is recorded in the Middlesex South Registry of Deeds.

                                   EXHIBIT "B"


       Certain parcels of land located on Middlesex Turnpike in the Bedford Woods Office Park, Bedford, Massachusetts shown as Lots 1 and 2on that certain plan entitled "Plan of Land in Bedford, MA prepared for The Gutierrez Company" prepared by Hancock Survey Associates, Inc. Scale 1" = 100' dated November 13, 2000 and to be recorded with the Middlesex South Registry of Deeds when executed by the Town of Bedford, Massachusetts Planning Board. Said Lot 1-1 contains approximately 12.1035 acres and Lot 1-2 contain approximately 10.2574 acres according to said plan (a copy of which is attached hereto and made a part hereof). Landlord and Tenant hereby acknowledge and agree that this Exhibit A-1 shall be replaced by amendment to this Lease upon creation of the Lots and recording of said plan.